Filed Pursuant to Rule 424(b)(5)
Registration No. 333-104545

Prospectus Supplement
(To Prospectus dated April 24, 2003)

5,000,000 HyCUs™*

5.875% Hybrid Capital UnitsTM*

We are offering 5,000,000 of our Hybrid Capital Units. Each Hybrid Capital Unit being offered will be a unit with a stated amount of $25 consisting of a purchase contract issued by us and a convertible preferred share redeemable on May 21, 2007 also issued by us.

The purchase contract will obligate you to purchase from us, no later than February 15, 2007 for a price of $25 in cash, the following number of our ordinary shares, subject to anti-dilution adjustments:

•	if the average closing price of our ordinary shares over a 20-trading day period ending on the fourth trading day before February 15, 2007 exceeds $19.32, a number of ordinary shares having a value, based on that 20-trading day average closing price, equal to $25; and

•	if the average closing price during that period is less than or equal to $19.32, 1.2940 ordinary shares.

The convertible preferred share will initially be convertible into 1.0607 ordinary shares per $25 liquidation preference only at the mandatory redemption date or upon a specified merger, as described in this prospectus supplement. This initial conversion rate represents an initial conversion price of $23.57 per ordinary share. The conversion rate and thus the conversion price may be adjusted under certain circumstances. Upon conversion of a convertible preferred share, we will deliver an amount of cash equal to the $25 liquidation preference of the convertible preferred share and ordinary shares for the value of the excess, if any, of the conversion value minus the liquidation preference of the convertible preferred share. The convertible preferred share will be redeemable on May 21, 2007, unless earlier converted. We may not redeem the convertible preferred share prior to such date, and you may not require us to repurchase any or part of your convertible preferred share prior to such date.

You will pledge the convertible preferred share to secure your obligation to purchase the ordinary shares under the related purchase contract.

Amounts will accumulate under the Hybrid Capital Units at a rate of 5.875% per year, payable on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2004. These amounts will consist of quarterly contract adjustment payments at a rate of 4.875% per year of the stated amount of $25 per Hybrid Capital Unit, or $1.2188 per year, subject to our right to defer contract adjustment payments, and dividends at a rate of 1.000% per year on the convertible preferred shares, payable quarterly, when and if declared by our board of directors out of legally available funds. The convertible preferred shares will be subject to remarketing on February 9, 2007, at which time the dividend rate may be reset upwards, as described in this prospectus supplement.

We have applied to list the Hybrid Capital Units on the New York Stock Exchange under the trading symbol "SCTPrA," subject to our meeting the listing requirements. Our ordinary shares are traded on the New York Stock Exchange under the symbol "SCT." On December 11, 2003, the closing price of our ordinary shares, as reported on the New York Stock Exchange, was $19.32 per share.

See "Risk Factors" beginning on page S-22 of this prospectus supplement to read about the risks you should consider before buying our Hybrid Capital Units.

	Per Hybrid Capital Unit	Total
Public offering price	$25.00	$125,000,000
Underwriting discounts and commissions	$0.75	$3,750,000
Proceeds, before expenses, to us	$24.25	$121,250,000

Any accumulated dividends on the convertible preferred shares and any contract adjustment payments on the purchase contracts that are a part of the Hybrid Capital Units from December 17, 2003 should be added to the Public Offering Price.

We have granted the underwriters a 30-day option to purchase from us up to an additional 750,000 of our Hybrid Capital Units to cover any over-allotments. The underwriters are offering our Hybrid Capital Units as described herein under "Underwriting."

Delivery of the Hybrid Capital Units will be made on or about December 17, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager and Structuring Agent

Bear, Stearns & Co. Inc.

Joint Lead Managers

UBS Investment Bank	JPMorgan

The date of this prospectus supplement is December 11, 2003.

*	Hybrid Capital Unit and HyCUs are trademarks of The Bear Stearns Companies Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering.

Delaware insurance holding company statutes applicable to us due to our Delaware insurance company subsidiary generally provide that no person may acquire control of us, and thus indirect control of our Delaware insurance subsidiary, without prior approval of the Delaware insurance commissioner. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the Delaware insurance commissioner upon application determines otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of voting shares of Scottish Re Group Limited. If any person acquires 10% or more of the outstanding ordinary shares in violation of such provisions, our Delaware insurance subsidiary or the Delaware insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information more fully described elsewhere in this prospectus supplement. While we have highlighted what we believe is the most important information about Scottish Re Group Limited and this offering in this summary, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including "Risk Factors," before deciding to invest in our Hybrid Capital Units. References in this prospectus supplement to "Scottish Re" are to Scottish Re Group Limited and references to "we," "our" and "us" are to Scottish Re Group Limited and its subsidiaries.

Scottish Re Group Limited

Overview

Scottish Re is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located in the United States, as well as around the world. We refer to this portion of our business as life reinsurance. To a lesser extent, we directly issue variable life insurance and variable annuities and similar products to high net worth individuals and families for insurance, investment and estate planning purposes. We refer to this portion of our business as wealth management.

On August 28, 2003, we changed our name to Scottish Re Group Limited from Scottish Annuity & Life Holdings, Ltd. In addition, our wholly owned subsidiaries World-Wide Holdings Limited and World-Wide Reassurance Company Limited changed their names to Scottish Re Holdings Limited and Scottish Re Limited, respectively.

We have operating companies in Bermuda, the Cayman Islands, Ireland, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated "A- (excellent)" for financial strength by A.M. Best Company, which is fourth highest of fifteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is third highest of twelve rating levels, and "A- (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-one rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated "A3 (good)" by Moody's, which is seventh highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

We have grown to be one of the 10 largest life reinsurers serving the U.S. market (based on the amount of new life reinsurance business assumed in 2002) since our formation in 1998. On December 31, 2001, we expanded our business outside of North America by acquiring Scottish Re Holdings Limited and its subsidiary, Scottish Re Limited, from Pacific Life Insurance Company, which we call "Pacific Life." Scottish Re Limited, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance, airline pilot "loss of license" insurance and certain dread disease insurance business in Asia, Europe, Latin America, the Middle East and North Africa.

As of September 30, 2003, we had consolidated assets of $4.2 billion and consolidated shareholders' equity of $674.7 million.

Our Business

Life Reinsurance

Reinsurance is an arrangement under which an insurance company known as the reinsurer agrees, in a contract called a treaty, to assume specified risks of another insurance company known as the ceding company. The reinsurer may assume all or a portion of the insurance underwritten by the ceding company. In exchange for assuming the risks of the ceding company, the reinsurer receives some or all of the premium and, in certain cases, investment income derived from the assets supporting the reserves of the reinsured policies. Reinsurance permits primary insurers to diversify their risks over larger pools of risks, and to write insurance policies in amounts larger than they are willing or able to retain. Also, reinsurers have the ability to structure treaties that allow the ceding companies to achieve other business and financial objectives such as:

•	decreasing the volatility of their earnings,

•	improving their capital position by reducing the financial strain associated with new business production or by increasing their risk-based capital ratios,

•	entering new lines of business and offering new products, and

•	exiting discontinued lines of business.

In addition, reinsurers may also purchase reinsurance, or "retrocession" coverage, to limit their own risk exposure.

We have three categories of life reinsurance products, which we call Traditional Solutions, Financial Solutions and Acquired Solutions.

•	Traditional Solutions. In our Traditional Solutions business, we reinsure the mortality risk on life insurance policies written by primary insurers. This business is often referred to as traditional life reinsurance. We write our Traditional Solutions business predominantly on an automatic basis with respect to newly written life insurance policies. This means that we automatically reinsure all policies written by a ceding company that meet the underwriting criteria specified in the treaty with the ceding company. In the North American market, our direct sales force targets the top 60 life insurance companies. We count 46 of these 60 as current customers. These companies are responsible for originating the majority of all term life insurance written in that market. Scottish Re Limited offers traditional life reinsurance products outside of North America, focusing primarily on the reinsurance of short term, group life policies in niche market sectors.

•	Financial Solutions. In our Financial Solutions business, we offer reinsurance solutions that improve the financial position of our clients by increasing their capital availability and statutory surplus. This business is often referred to as financial reinsurance. These solutions include contracts under which we assume the investment and persistency risks of existing, as well as newly written, blocks of business. The products reinsured include annuities and annuity-type products, cash value life insurance and, to a lesser extent, disability products that are in a pay-out phase.

•	Acquired Solutions. In our Acquired Solutions business, we provide our clients with exit strategies for discontinued lines, closed blocks, or lines not providing a good fit for a company's growth strategies. With our assuming full responsibility and management of these contracts, our clients can focus and concentrate their full efforts and resources on core strategies.

The traditional life reinsurance industry has experienced significant growth over the past several years. According to an industry survey, the face amount of traditional life reinsurance assumed in the United States has grown from approximately $261 billion in 1995 to approximately $1.1 trillion in 2002, a 23% compounded annual growth rate. During the same period, the face amount of life insurance written in the United States has grown from approximately $1.1 trillion in 1995 to approximately $1.8 trillion in 2002, a 6% compounded annual growth rate.

We believe that the following trends have contributed and will continue to contribute to the increasing demand for life reinsurance and increased business opportunities for us:

•	Consolidation in the life insurance industry. Consolidation in the life insurance industry may create opportunities for life reinsurers. Life reinsurers provide financial reinsurance to help acquirors finance the cash portion of an acquisition, and we expect that any additional consolidation in the life insurance business may result in incremental opportunities for life reinsurers. In addition, in the context of an acquisition, an acquiror may focus on the most promising lines of business and divest non-core lines of business through reinsurance.

•	Consolidation in the life reinsurance industry. There have been a number of merger and acquisition transactions within the life reinsurance industry in recent years. The consolidation of the life reinsurance industry has reduced the amount of life reinsurance capacity available and caused primary insurers to be exposed to concentrated counter-party risk with the larger consolidating reinsurers. We believe that consolidation will continue and ceding companies will reinsure a portion of their business with smaller reinsurers like us in order to reduce their counter-party risk.

•	Increased capital sensitivity. We believe that insurance companies are focused on capital efficiency and return on capital. As a result, primary insurers are increasingly utilizing the outside capital provided by reinsurance to help finance growth and to free up capital to pursue new businesses. We believe that the demutualization of life insurance companies contributes to this trend as these newly publicly-traded companies are motivated to improve their operating performance for their investor base.

•	Flight to quality. Particularly in the wake of the terrorist attacks in the United States on September 11, 2001, we believe that ceding companies are increasingly focused on the financial strength ratings of their reinsurers, as well as the aggregate amount of capital maintained by their reinsurers.

•	Expanding overseas markets. We believe that the trends described above in the North American market are also influencing the reinsurance industry throughout the world. In addition, we believe there are increasing opportunities in markets such as Asia, Europe, Latin America, the Middle East and North Africa, where the life reinsurance industry is either developing or expanding.

•	Changing demographics. We expect that the increasing number of "baby boomers" reaching middle and late middle age will increase the demand for products which address retirement planning, estate planning and survivorship issues. In addition, we believe that longer life expectancies and the reduction in government and employer-sponsored benefit programs will increase the demand for life insurance and annuities. We expect this increased demand for insurance to increase demand for reinsurance products.

Wealth Management

Our variable life insurance and variable annuity products offer high net worth clients the benefits of investment-oriented insurance products for use in tax and estate planning. Offering our products from companies based in Bermuda and the Cayman Islands provides us greater flexibility in structuring these products. We receive fee income based on the assets associated with our products. Our products are targeted towards high net worth individuals and families who generally have a liquid net worth of more than $10 million. The wealth management business requires relatively little capital and we believe that it generates a stable source of fee income.

Our Strategy

Our strategy is to use our experience and structural advantages to focus on life reinsurance and insurance products where we can deliver specialized advice and products to our customers. We plan to increase the value of our franchise by focusing on the following:

•	Expanding the size and depth of our reinsurance client base. We will continue to expand our core U.S. business by attempting to gain a larger share of the U.S. life reinsurance market both by adding new clients and expanding the business relationships with existing clients. In addition, we may pursue selected strategic acquisitions of other life reinsurance businesses.

•	Growing our overseas business. We will leverage the specialized knowledge and established relationships of Scottish Re Limited to continue our growth in the less competitive life reinsurance markets outside of North America.

•	Enhancing our financial strength. We will continue to enhance our capital position and financial strength to meet the security needs of our customers and the capital requirements of rating agencies. By enhancing our financial strength and capital resources, we would expect to have opportunities to participate in reinsurance transactions in which we might not be currently eligible to participate. We also expect that enhancing our financial position will allow us to reduce our cost of, and improve our access to, capital.

•	Capitalizing on our reinsurance experience. We will continue to focus our marketing efforts on products that allow us to capitalize on the extensive experience of our management and key employees.

•	Leveraging efficient operating structure and organizational flexibility. We will continue to leverage our ability to conduct business in multiple jurisdictions, which provides us with a flexible and efficient operating platform. Moreover, as we grow our businesses and leverage the capabilities of our corporate infrastructure, we expect to improve our operating margins.

Recent Events

On October 24, 2003, we entered into an agreement to acquire 95% of the outstanding capital stock of ERC Life Reinsurance Corporation, which we refer to as ERC Life, a subsidiary of General Electric's Employers Reinsurance Corporation, which we refer to as GE ERC, for $151 million in cash, subject to certain closing adjustments. The transaction, which is expected to close prior to the end of 2003, is subject to regulatory approval. The business of ERC Life consists of a closed block of mostly traditional life reinsurance. ERC Life is one of the companies through which GE ERC has conducted its life reinsurance business in the United States and has approximately $800 million in total assets and approximately $100 million of statutory capital and surplus. The gross face amount of ERC Life's in-force business, approximately $170 billion, represents about five percent of GE ERC's life and health reinsurance business. GE ERC has agreed to administer the business of ERC Life for an additional fixed monthly fee for up to nine months from the date of acquisition and to assist with the transition of the business to Scottish Re's systems. No GE ERC employees will transfer to Scottish Re. The transaction will increase our policy count in North America from approximately 2 million to approximately 7 million and will increase our gross face amount of in-force business in North America from approximately $105 billion to approximately $275 billion.

On October 29, 2003, Scottish Holdings Statutory Trust II, a Connecticut statutory business trust, issued and sold in a private offering an aggregate of $20 million floating rate capital securities. All of the common shares of Scottish Holdings Statutory Trust II are owned by Scottish Holdings, Inc., our wholly owned subsidiary.

On November 14, 2003, GPIC Holdings Inc. Statutory Trust, a Delaware statutory business trust, issued and sold in a private offering an aggregate of $10 million floating rate preferred securities. All of the common shares of GPIC Holdings Inc. Statutory Trust are owned by Scottish Holdings, Inc.

Other Information

We are a Cayman Islands exempted company with limited liability with our principal executive office in Bermuda. The mailing address of our principal executive office is P.O. Box HM 2939, Hamilton HM MX, Bermuda. Our street address is Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 295-4451. Our Internet address is http://www.scottishre.com. Information contained on our website does not constitute part of this prospectus supplement.

The Offering

What are the Hybrid Capital Units?

Each of the Hybrid Capital Units will be issued at the stated amount of $25 and will initially consist of:

(1)	a purchase contract under which you will agree to purchase, and we will agree to sell, for $25, ordinary shares on February 15, 2007 (the "purchase contract settlement date"); we will determine the number of ordinary shares based on the average closing price of our ordinary shares for a 20-day trading period preceding that date, calculated in the manner described below; and

(2)	a convertible preferred share with a liquidation preference of $25, convertible into ordinary shares, which we will settle in cash and ordinary shares in the manner described below.

The convertible preferred shares that are a component of the Hybrid Capital Units will be owned by you, but initially will be pledged to us to secure your obligations under the purchase contracts. The convertible preferred shares will be subject to remarketing on February 9, 2007.

Holders of the Hybrid Capital Units generally will be entitled to receive cash distributions consisting of preferred dividends and contract adjustment payments at a rate of 5.875% per year of $25 per Hybrid Capital Unit subject to the conditions described below.

For a series of diagrams that explain some of the key features of the Hybrid Capital Units, see "The Offering—Explanatory Diagrams" contained in this summary.

"Trading day" means a day on which our ordinary shares (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our ordinary shares.

What are Treasury Units?

Treasury Units consist of a purchase contract and a Treasury Security. A Treasury Security is a zero-coupon U.S. treasury security (CUSIP No. 912820BW6) with a principal amount at maturity of $1,000 that matures on February 15, 2007. Because Treasury Securities are issued in multiples of $1,000, Treasury Units may only be held in integral multiples of 40. You will not receive quarterly preferred dividends on a Treasury Unit.

How can you create Treasury Units and recreate Hybrid Capital Units?

At any time prior to the seventh trading day immediately preceding the purchase contract settlement date, each holder of Hybrid Capital Units may elect to withdraw the pledged convertible preferred share, and substitute the applicable Treasury Security, to create Treasury Units. A holder might consider it beneficial to either hold the convertible preferred share directly or to realize income from its sale. To create Treasury Units, the holder must substitute specifically identified Treasury Securities as pledged securities that will pay $25 on the purchase contract settlement date, which is the amount due on the purchase contract settlement date under the purchase contract, and the pledged convertible preferred share will be released from the pledge agreement and delivered to the holder.

Holders of Treasury Units may recreate Hybrid Capital Units by re-substituting, within the time frames specified under "Description of the Hybrid Capital Units—Creating Treasury Units and Recreating Hybrid Capital Units—Recreating Hybrid Capital Units," the convertible preferred shares and withdrawing the applicable Treasury Security.

What is a purchase contract?

The purchase contract underlying a Hybrid Capital Unit obligates you to purchase, and us to sell, for $25, on the purchase contract settlement date, a number of ordinary shares equal to the settlement rate described below. We will base the Settlement Rate on the average market value of our ordinary shares for a period preceding that date, calculated in the manner described below.

You will not have any voting or other rights with respect to our ordinary shares until you pay the $25 purchase price and purchase the ordinary shares. Prior to that purchase, if you hold Hybrid Capital Units, you may give instructions only with respect to certain modifications of the purchase contract, the purchase contract agreement under which the purchase contracts will be issued, the pledge agreement that will govern the pledge of securities and the certificate of designation for the convertible preferred shares.

If you hold Treasury Units and do not hold convertible preferred shares, you may give instructions only with respect to certain modifications of the purchase contract and the purchase contract agreement.

What will the Settlement Rate of the purchase contract be on its scheduled settlement date?

The Settlement Rate is the number of newly issued ordinary shares that we are obligated to sell and you are obligated to buy upon settlement of a purchase contract on the purchase contract settlement date. The Settlement Rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

•	if the Applicable Market Value is less than or equal to the reference price of $19.32, then each purchase contract will be settled for 1.2940 ordinary shares. As a result, the holder would realize the entire loss on the decline in market value of the ordinary shares for the relevant period from issuance until settlement; and

•	if the Applicable Market Value is greater than the reference price of $19.32, then each purchase contract will be settled for a number of ordinary shares determined by dividing the stated amount of $25 by the Applicable Market Value. As a result, we would retain, pursuant to the purchase contract, all appreciation in the market value of the ordinary shares for the relevant period from issuance until settlement.

"Applicable Market Value" means the average of the closing price per ordinary share on each of the 20 consecutive trading days ending on the fourth trading day preceding the purchase contract settlement date.

For a series of diagrams that explain some of the key features of the Hybrid Capital Units, including the Settlement Rate and the reference price, see "The Offering—Explanatory Diagrams" below.

What will I receive if I convert the convertible preferred shares?

The convertible preferred shares will be initially convertible into 1.0607 ordinary shares per $25 liquidation preference of the convertible preferred shares, subject to anti-dilution adjustments, which we refer to as the "conversion rate." This reflects an initial conversion price of $23.57. Upon conversion, Scottish Re will deliver cash equal to the liquidation preference on the convertible preferred shares and ordinary shares for the value of the excess, if any, of the conversion obligation minus the liquidation preference. The conversion obligation is equal to the product of the conversion rate multiplied by the average trading price of our ordinary shares for a specified period which, in the case of conversion on the mandatory redemption date, will commence on the trading day immediately following the mandatory redemption date.

When will I be able to convert the convertible preferred shares into ordinary shares?

A holder may surrender the convertible preferred shares for conversion into ordinary shares at the then effective conversion rate only on the mandatory redemption date or upon a merger in which at least 30% of the consideration for our ordinary shares consists of cash, cash equivalents, debt or preferred securities or non-traded common equity securities, which we refer to as a "specified merger." In the case of conversion on the mandatory redemption date, delivery of the cash and the ordinary shares will occur on or about the 24th trading day after the mandatory redemption date.

How many ordinary shares will I receive in the aggregate if I settle the purchase contract on the purchase contract settlement date and subsequently convert the convertible preferred shares?

You will receive a number of ordinary shares equal to the sum of the ordinary shares received under the purchase contract plus the ordinary shares received under the convertible preferred shares, assuming you hold your convertible preferred shares until the mandatory redemption date and your purchase contract has been settled for $25 in cash. If you choose to have your convertible preferred shares remarketed, as described below, you will receive a number of ordinary shares equal to the ordinary shares received under the purchase contract and cash, if any, equal to the remarketing proceeds after the $25 cash obligation to purchase ordinary shares under the purchase contracts is satisfied, and after the payment of the remarketing fee, an amount equal to 25 basis points (0.25%) of the liquidation preference of the convertible preferred shares.

If the Applicable Market Value is less than or equal to the reference price of $19.32, then each purchase contract will be settled for 1.2940 ordinary shares. If the Applicable Market Value is greater than the reference price of $19.32, then each purchase contract will be settled for a number of ordinary shares determined by dividing the stated amount of $25 by the Applicable Market Value. If you settle the purchase contract early, except if we are involved in a specified merger, you will potentially receive a lesser number of ordinary shares equal to the settlement price of $25 per purchase contract divided by the greater of (1) the conversion price on the convertible preferred shares and (2) the Applicable Market Value of such ordinary shares at that time as described above under "—What will the Settlement Rate of the purchase contract be on its scheduled settlement date?"

The convertible preferred shares will be initially convertible into 1.0607 ordinary shares per $25 principal amount of the convertible preferred shares, subject to anti-dilution adjustments, which reflects an initial conversion price of $23.57. Upon conversion, we will deliver cash equal to the liquidation preference on the convertible preferred shares and ordinary shares for the value of the excess, if any, of the conversion obligation minus the liquidation preference. As described above, you will only be able to convert your convertible preferred shares at the mandatory redemption date or upon a specified merger.

Can I settle the purchase contract early?

You can settle a purchase contract at any time on or prior to the seventh trading day immediately preceding the purchase contract settlement date by paying $25 cash, in which case you will receive an amount of newly issued ordinary shares pursuant to the purchase contract equal to the quotient of the settlement price of $25 per purchase contract divided by the greater of (1) conversion price on the convertible preferred shares and (2) the Applicable Market Value of such ordinary shares at that time as described above under "—What will the Settlement Rate of the purchase contract be on its scheduled settlement date?" In addition, if we are involved in a specified merger, you will have the right to accelerate and settle the purchase contract early at the Settlement Rate in effect immediately prior to the closing of that merger based on the Applicable Market Value at that time.

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the ordinary shares and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, to the extent required by applicable laws to deliver freely tradable securities, (1) we will use our commercially reasonable efforts to have a registration statement in effect covering those ordinary shares and other securities to be delivered in respect of the purchase contracts being settled, and (2) we will use our commercially reasonable efforts to provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.

What payments will be made to holders of the Hybrid Capital Units and the convertible preferred shares and on what dates?

Amounts will accumulate under the Hybrid Capital Units at a rate of 5.875% per year, payable on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2004. These amounts will consist of:

•	quarterly contract adjustment payments at a rate of 4.875% per year of the stated amount of $25 per Hybrid Capital Unit, or $1.2188 per year, subject to our right to defer contract adjustment payments; and

•	dividends at a rate of 1.000% per year on the $25 liquidation preference of the convertible preferred shares, payable quarterly, when and if declared by our board of directors out of legally available funds.

The first dividend payment will be prorated to reflect the dividends accrued between the initial issuance of the convertible preferred shares which are a component of the Hybrid Capital Units and February 15, 2004. The last dividend payment on the convertible preferred shares will be on the mandatory redemption date of May 21, 2007. As such, a dividend will not be paid on May 15, 2007.

The convertible preferred shares will be subject to remarketing on February 9, 2007, at which time the dividend rate may be reset upwards, as described below in "—What is the reset rate?" and "—What is the remarketing and do I have to participate in the remarketing?" If the convertible preferred shares are successfully remarketed, they will accrue dividends at the reset rate from the settlement date of that remarketing until May 21, 2007, unless earlier converted upon our involvement in a specified merger. If no remarketing occurs prior to the purchase contract settlement date, the reset rate will be determined by the remarketing agent as described below.

If on the remarketing settlement date there are any accrued and unpaid dividends on the convertible preferred shares or we fail to satisfy our conversion obligation in a timely manner, then the reset rate will be the greater of the rate determined in the remarketing and the rate that would be applicable in a failed remarketing. If on the mandatory redemption date we fail to pay accrued and unpaid dividends or redeem the convertible preferred shares, then the dividend rate will be the greater of the then existing dividend rate and 3-month LIBOR plus 150 to 600 basis points.

What payments will I be entitled to if I create Treasury Units?

Treasury Unit holders will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.875 % per year on the stated amount of $25 per Treasury Unit. There will be no distributions in respect of the treasury securities that are a component of the Treasury Units and holders of the Treasury Units will not be entitled to receive quarterly dividend payments on the convertible preferred shares unless, separately, the holders of the Treasury Units continue to hold the convertible preferred shares that were released to them when they created the Treasury Units.

Does Scottish Re have the option to defer current payments?

We may defer contract adjustment payments on each related purchase contract forming a part of a Hybrid Capital Unit or Treasury Unit until no later than the purchase contract settlement date or, if applicable, the date of any earlier settlement of the purchase contract. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 4.750% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive any deferred contract adjustment payments, any accrued and unpaid contract adjustment payments and all future contract adjustment payments will also terminate. Upon settlement of the purchase contract, you will be entitled to receive accrued and unpaid contract adjustment payments. If you decide to settle your purchase contract early, except if we are involved in a specified merger, you will forgo all accrued and unpaid contract adjustments payments. In the event we are involved in a specified merger, you will receive the accrued and unpaid contract adjustment payments.

We are only obligated to pay dividends on the convertible preferred shares if our board of directors declares the dividend payable and we have the assets that legally can be used to pay such dividends. Dividends on the convertible preferred shares will be cumulative, whether or not there are assets legally available for the payment of such dividend. This means that, if the board of directors fails to declare a dividend, the dividend will accumulate until declared and paid. We will be obligated to pay any accrued dividends on any convertible preferred shares that are converted into our ordinary shares at the time of conversion.

What is the reset rate?

In order to facilitate the remarketing of the convertible preferred shares at the remarketing value described below, the rate of dividends on the convertible preferred shares for the quarterly payments payable after February 15, 2007 will be reset. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding convertible preferred shares to be equal to approximately 100.25% of the remarketing value described below, provided, however, that the reset rate shall not be less than the original dividend rate on the convertible preferred shares and will in no event exceed the maximum rate permitted by applicable law. The remarketing agent will assume for this purpose, even if not true, that all of the convertible preferred shares, whether or not components of Hybrid Capital Units, will be remarketed. The reset rate will be determined on the fourth trading day preceding the purchase contract settlement date, which we refer to as a "remarketing date," and will be effective for all convertible preferred shares whether or not part of Hybrid Capital Units commencing on the fourth trading day immediately following the remarketing.

If none of the holders elects to have convertible preferred shares remarketed, the reset rate will be the rate determined by the remarketing agent as the rate that would have been established had a remarketing been held on the remarketing date.

Dividends based on the reset rate on the convertible preferred shares will be paid on the mandatory redemption date of May 21, 2007 and a dividend will not be payable on May 15, 2007.

What is remarketing and do I have to participate in the remarketing?

In order to provide holders of Hybrid Capital Units with the cash to settle their purchase contracts, the remarketing agent will use its commercially reasonable efforts to sell the convertible preferred shares of such holders, other than those electing not to participate in the remarketing, at a price equal to at least 100.25% of the aggregate liquidation preference of the convertible preferred shares, plus accrued and unpaid dividends, if any. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the convertible preferred shares that are included in the Hybrid Capital Units, together with any convertible preferred shares not then a part of the Hybrid Capital Units as to which the holders have requested remarketing, on February 9, 2007, the remarketing date. We will enter into a remarketing agreement with a nationally recognized investment banking firm, which we expect to be Bear, Stearns & Co. Inc.

A portion of the proceeds of the remarketing will be paid by the holders of Hybrid Capital Units in direct settlement of the obligations to purchase our ordinary shares. The remarketing agent will then deduct, as a remarketing fee, an amount equal to 25 basis points (0.25%) of the liquidation preference of the convertible preferred shares. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the Hybrid Capital Units participating in the remarketing. In the case of convertible preferred shares that are not part of a Hybrid Capital Unit, the holders of the convertible preferred shares who have participated in the remarketing will receive the proceeds from the remarketing after deducting the remarketing fee.

Alternatively, a holder of Hybrid Capital Units may elect not to participate in the remarketing and retain the convertible preferred shares underlying those Hybrid Capital Units by providing notice of the desire to settle in cash three trading days prior to the remarketing date and delivering $25 in cash per purchase contract to the collateral agent on the second trading day prior to the remarketing date to satisfy its obligation under the related purchase contracts.

For a schedule of important dates related to the remarketing, see "The Offering—Explanatory Diagrams" below.

The dividend rate on a convertible preferred share will be reset to the reset rate regardless of whether the holder of the convertible preferred share elects to participate in the remarketing and whether or not your convertible preferred shares were part of a Hybrid Capital Unit at the time of the remarketing.

What happens if the remarketing agent does not sell the convertible preferred shares?

If either the remarketing agent is unable to remarket the convertible preferred shares as described above or the remarketing may not commence or be consummated pursuant to applicable law, a "failed remarketing" will occur. In such event, we will issue a press release and cause a notice of the failed remarketing to be published and to be posted on our website on the third trading day prior to the purchase contract settlement date. Holders of the Hybrid Capital Units will then have the option to settle the related purchase contract by delivering to the collateral agent $25 in cash per purchase contract on or prior to the business day immediately preceding the purchase contract settlement date. If a failed remarketing occurs and a Hybrid Capital Unit holder has not settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, the collateral agent, for the benefit of Scottish Re and upon the written direction of Scottish Re, will be entitled to exercise its rights as a secured party and take possession of the convertible preferred shares that are part of your Hybrid Capital Units. Your obligation to purchase the ordinary shares then will be deemed to have been fully satisfied, and you will receive the number of ordinary shares based on the Settlement Rate in effect at that time.

If the collateral agent exercises its rights as a secured creditor with respect to the convertible preferred shares, we will pay and deliver to the purchase contract agent for payment and delivery to the Hybrid Capital Unit holders, of which those convertible preferred shares are a part, cash in an amount equal to any accrued and unpaid dividends on the convertible preferred shares and the number of ordinary shares, if any, representing the value of the convertible perferred shares in excess of the liquidation preference, that the Hybrid Capital Unit holders would have received had they converted the convertible preferred shares on the purchase contract settlement date.

To the extent required by applicable law, we will agree to use commercially reasonable efforts to have in effect a registration statement covering the convertible preferred shares to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

If a failed remarketing occurs, the reset rate will be equal to (x) 3-month LIBOR, plus (y) a spread ranging from 150 to 600 basis points based on the credit ratings of the convertible preferred shares at that time.

If I am not a party to a purchase contract, may I still participate in a remarketing of my convertible preferred shares?

Holders of convertible preferred shares that are not part of Hybrid Capital Units may elect, in the manner described in this prospectus supplement, to have their convertible preferred shares remarketed by the remarketing agent along with the convertible preferred shares included in the Hybrid Capital Units. Such holders may also participate in the remarketing by creating Hybrid Capital Units from their Treasury Units at any time on or prior to the third trading day immediately preceding the remarketing.

The holders of convertible preferred shares who have participated in the remarketing will receive the proceeds from the remarketing after deducting the remarketing fee. Settlement of the remarketing will occur on the fourth trading day following the remarketing date.

Besides participating in a remarketing, how else can my obligation under the purchase contract be satisfied?

Besides participating in the remarketing, your obligation under the purchase contract may also be satisfied:

•	by settling the related purchase contract in an early settlement through the early delivery of cash to the purchase contract agent, in the manner described in "Description of the Purchase Contracts—Early Settlement";

•	if we are involved in a specified merger prior to the purchase contract settlement date, and you settle the related purchase contract through an early settlement as described in "Description of the Purchase Contracts—Early Settlement Upon Specified Merger";

•	by a holder of Hybrid Capital Units settling the related purchase contracts in connection with settlement on the scheduled purchase contract settlement date with separate cash on the seventh trading day immediately preceding the purchase contract settlement date pursuant to prior notice given in the manner described under "Description of the Purchase Contracts—Notice to Settle with Cash"; or

•	by a holder of Treasury Units using the applicable Treasury Securities on the purchase contract settlement date in the manner described under "Description of the Purchase Contracts—Notice to Settle with Cash."

When will the purchase contracts terminate?

The purchase contracts, our related rights and obligations and those of the Hybrid Capital Unit holders, including their obligations to purchase our ordinary shares, will automatically terminate upon the occurrence of certain bankruptcy, insolvency or reorganization events affecting us. Upon such a termination of the purchase contracts, the pledged convertible preferred shares and Treasury Securities, as the case may be, will be released and distributed to you. If we become the subject of a proceeding under the U.S. Bankruptcy Code, the distribution of the pledged convertible preferred shares and the Treasury Securities, if applicable, may be delayed as a result of the automatic stay, if applicable, under the bankruptcy code or other stay and continue until such stay has been lifted. Any stay would not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

What are the mandatory redemption date, the ranking and the other rights and privileges of the convertible preferred shares?

The convertible preferred shares will be mandatorily redeemed on May 21, 2007. The convertible preferred shares will rank senior to all ordinary shares now outstanding or that we may issue in the future with respect to the payment of dividends and upon liquidation, dissolution or winding up of Scottish Re. We may not issue any series or class of preferred shares that rank senior to the convertible preferred shares. The convertible preferred shares generally have no voting rights, except as described under "Description of the Convertible Preferred Shares" in this prospectus supplement. For more information, please see the discussion of our convertible preferred shares in this prospectus supplement under the headings "Risk Factors—Risks Related to the Hybrid Capital Units" and "Description of the Convertible Preferred Shares" and in the accompanying prospectus under the heading "Description of Share Capital."

What are the rights and privileges of the ordinary shares?

The ordinary shares that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our ordinary shares in this prospectus supplement under the heading "Risk Factors—Risks Related to Our Ordinary Shares," and in the accompanying prospectus under the heading "Description of Share Capital."

What are the treasury securities that are a component of a Treasury Unit?

These are Treasury Securities (CUSIP No. 912820BW6) that mature on February 15, 2007.

What are the U.S. federal income tax consequences related to the Hybrid Capital Units?

Because (i) there is only one published Revenue Ruling addressing the tax treatment of instruments similar to the Hybrid Capital Units, (ii) no other statutory, judicial or administrative authority directly addresses the tax treatment of Hybrid Capital Units or instruments similar to Hybrid Capital Units, and (iii) factual differences exist between the published Revenue Ruling and the terms of the Hybrid Capital Units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in Hybrid Capital Units.

If you purchase Hybrid Capital Units in this offering, you should be treated for U.S. federal income tax purposes as having acquired purchase contracts and the convertible preferred shares constituting those Hybrid Capital Units, and by purchasing the Hybrid Capital Units you agree to treat the purchase contracts and the convertible preferred shares in that manner for all tax purposes. In addition, you agree to treat the convertible preferred shares as equity of Scottish Re for all tax purposes. You must allocate the purchase price of the Hybrid Capital Units between purchase contracts and the convertible preferred shares in proportion to their respective fair market values, which will establish your initial tax basis in each component of the Hybrid Capital Units. Scottish Re expects to report the fair market value of each purchase contract as $0.00 and the fair market value of each convertible preferred share as $25. By purchasing the Hybrid Capital Units, you agree to be bound by this allocation.

We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

If you own Hybrid Capital Units, you will include in gross income the dividends received on the convertible preferred shares.

If you own Treasury Units, you will, in general, be required to include in gross income your allocable share of any accrued original issue discount on the Treasury Securities. For additional information, see "Tax Considerations" in this prospectus supplement.

Will the Hybrid Capital Units be listed on a stock exchange?

We have applied to list the Hybrid Capital Units on the New York Stock Exchange (NYSE) under the symbol "SCTPrA," subject to our meeting the listing requirements of the NYSE. There can be no assurance of whether we will be able to satisfy, or continue to satisfy, all of the listing requirements. Neither the Treasury Units nor the convertible preferred shares will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the Hybrid Capital Units are then listed.

What are your expected uses of proceeds from the offering?

We estimate that our net proceeds from the sale of Hybrid Capital Units in this offering, after deducting the underwriting discount and estimated expenses, will be $120.25 million, or $138.44 million after deducting the underwriting discount and estimated expenses if the underwriters exercise their over-allotment option in full to purchase additional Hybrid Capital Units. We anticipate using the aggregate net proceeds from this offering for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes.

The Offering — Explanatory Diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, the Hybrid Capital Units, the Treasury Units and the convertible preferred shares, and the transformation of Hybrid Capital Units into Treasury Units and convertible preferred shares. The following description assumes the remarketing of the convertible preferred shares is complete and successful as of the remarketing date.

Purchase Contracts

•	Hybrid Capital Units and Treasury Units both include a purchase contract under which you agree to purchase ordinary shares on the purchase contract settlement date.

•	The number of ordinary shares to be purchased under each purchase contract will depend on the "Applicable Market Value" of our ordinary shares. The "Applicable Market Value" means the average of the closing price per ordinary share on each of the 20 consecutive trading days ending on the fourth trading day immediately preceding the purchase contract settlement date.

•	The reference price is used to determine the number of ordinary shares delivered upon settlement of the purchase contracts on February 15, 2007 or upon early settlement.

•	If the Applicable Market Value of ordinary shares is at or below the reference price of $19.32, 1.2940 ordinary shares will be delivered.

•	If the Applicable Market Value is above the reference price of $19.32, the number of ordinary shares that will be delivered will be determined by dividing the stated amount of $25 by the Applicable Market Value.

•	The following charts are intended to illustrate (1) the value of the ordinary shares to be delivered upon settlement of the purchase contracts on the purchase contract settlement date in relation to the price of the ordinary shares and (2) the number of ordinary shares a holder of Hybrid Capital Units will receive on the purchase contract settlement date, expressed as a percentage of the maximum number of ordinary shares deliverable upon settlement of the purchase contracts.

(1)	For each of the percentage categories shown, the percentage (expressed as a decimal) of the ordinary shares to be delivered on the purchase contract settlement date to a Hybrid Capital Unit or Treasury Unit holder.

(2)	If the Applicable Market Value of our ordinary shares is less than or equal to the reference price, 1.2940 ordinary shares will be delivered.

(3)	If the Applicable Market Value of our ordinary shares is equal to or greater than the reference price, the number of ordinary shares to be delivered will be the quotient of $25, the stated amount of the Hybrid Capital Unit, divided by the Applicable Market Value of our ordinary shares.

Convertible Preferred Shares

•	The convertible preferred shares will be convertible into 1.0607 ordinary shares, subject to anti-dilution adjustments. This reflects an initial conversion price of $23.57.

•	Upon conversion, we will deliver an amount in cash up to the liquidation preference of the convertible preferred shares, in lieu of ordinary shares, and ordinary shares for the value of the excess, if any, of the conversion obligation minus the liquidation preference of the convertible preferred shares based on the settlement period.

(1)	In addition to cash equal to the liquidation preference of $25, the number of ordinary shares delivered will be equal to the difference between (i) the conversion rate minus (ii) the quotient of (a) the cash amount dividend by (b) the average closing sale price of our ordinary shares for the 20 consecutive trading day period beginning on the day after the mandatory redemption date on the convertible preferred shares (assuming conversion at the mandatory redemption date).

Hybrid Capital Units

A Hybrid Capital Unit will consist of two components as illustrated below:

•	If you hold a Hybrid Capital Unit, you beneficially own a convertible preferred share, but will pledge your convertible preferred share to us to secure your obligations under the purchase contract.

•	If you hold a Hybrid Capital Unit, you may also substitute a specified amount of Treasury Securities for the convertible preferred share to create a Treasury Unit.

Treasury Units

•	A Treasury Unit consists of two components as described below:

•	If you hold a Treasury Unit, you will own the Treasury Security but will pledge it to us to secure your obligation under the purchase contract. The Treasury Security is a zero-coupon U.S. treasury security (CUSIP No. 912820BW6) that matures on February 15, 2007.

Convertible Preferred Shares

•	Convertible preferred shares will have the terms illustrated below:

•	If you hold a convertible preferred share that is a component of a Hybrid Capital Unit, you have the option to either:

•	allow the convertible preferred share to be included in the remarketing process and use the proceeds of a remarketing to settle the purchase contract; or

•	elect not to participate in the remarketing by delivering the requisite amount of cash to settle the purchase contract.

•	If you hold a convertible preferred share that is separate and not a component of a Hybrid Capital Unit, you have the option to either:

•	continue to hold the convertible preferred share whose rate has been reset for the quarterly payment payable after the remarketing date; or

•	deliver the convertible preferred share to the remarketing agent to be included in the remarketing.

Transforming Hybrid Capital Units into Treasury Units and Convertible Preferred Shares

•	To create a Treasury Unit, you must substitute, within the time frames specified below, the specified zero-coupon Treasury Security that matures on February 15, 2007 for the convertible preferred share that is then part of the Hybrid Capital Unit.

•	You will be the beneficial owner of the zero-coupon Treasury Security but will pledge it to us to secure your obligations under the purchase contract.

•	The zero-coupon Treasury Security together with the purchase contract will then constitute a Treasury Unit. Following that transformation, the convertible preferred share, which was previously a component of the Hybrid Capital Unit, is tradable as a separate security.

•	You can also transform Treasury Units into Hybrid Capital Units. Following that transformation, the specified zero-coupon Treasury Security, which was previously a component of the Treasury Units, is tradeable as a separate security.

•	The transformation of Hybrid Capital Units into Treasury Units and convertible preferred shares and the transformation of Treasury Units and convertible preferred shares into Hybrid Capital Units may only be effected in integral multiples of 40 Hybrid Capital Units and may only be done within specified time frames as more fully described in this prospectus supplement. See "Description of the Hybrid Capital Units—Creating Treasury Units and Recreating Hybrid Capital Units."

Remarketing Timeline

The following timeline is for illustrative purposes only and is not definitive. The dates in this timeline are based on the time periods set forth in the purchase contract agreement, pledge agreement, remarketing agreement and certificate of designation for the convertible preferred shares. These dates are subject to change based on changes in the number of business and/or trading days for the relevant periods.

Date	Event
Between January 10, 2007 and January 25, 2007	• We will give notice to holders of Hybrid Capital Units and convertible preferred shares as to the date and procedures to be followed on the remarketing date
February 6, 2007	• Last day to create Treasury Units from Hybrid Capital Units and recreate Hybrid Capital Units from Treasury Units
• Last day for Hybrid Capital Unit holders to give notice of desire to settle purchase contract in cash
February 8, 2007	• Last day for Hybrid Capital Unit holders to deliver cash to the collateral agent for settlement of the purchase contract in cash
• Last day for holders of convertible preferred shares to give notice of their election to participate in the remarketing
February 9, 2007	• Remarketing date of convertible preferred shares
February 12, 2007	• If a failed remarketing occurs, we will issue a press release
February 13, 2007	• Last day for Hybrid Capital Unit holders upon a failed remarketing to give notice of desire to settle purchase contract in cash
February 14, 2007	• Last day for Hybrid Capital Unit holders upon a failed remarketing to deliver cash to the collateral agent for settlement of the purchase contract in cash
February 15, 2007	• Settlement of remarketing of convertible preferred shares
• Purchase contract settlement date
May 18, 2007	• Last day for holders of convertible preferred shares to give notice of conversion
May 21, 2007	• Mandatory redemption date of convertible preferred shares

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data of Scottish Re prepared in accordance with accounting principles generally accepted in the United States, which we call GAAP. The summary consolidated financial data as of and for the years ended December 31, 2002, 2001 and 2000 are derived from our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement. Consolidated balance sheet data as of December 31, 2001 reflect the acquisition of Scottish Re Holdings Limited, but consolidated statements of income data for the years ended December 31, 2001 and 2000 do not reflect the results of Scottish Re Holdings Limited, as the transaction was completed at the close of business on December 31, 2001. The financial information below as of and for the nine months ended September 30, 2003 and 2002, has been derived from the unaudited consolidated financial statements which were included in our Quarterly Reports on Form 10-Q previously filed with the SEC. We believe that such unaudited financial data fairly reflect our consolidated results of operations and the consolidated financial condition for such period. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. The information under "As Adjusted" in the Consolidated balance sheet data below reflects the 5,000,000 Hybrid Capital Units in this offering at the estimated public offering price of $25.00 per Hybrid Capital Unit, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(dollars in thousands, except per share amounts)
	(unaudited)
Consolidated statements of income data:
Total revenues	$360,902	$197,016	$305,880	$120,962	$83,934
Total benefits and expenses	350,379	176,743	275,556	103,658	68,012
Income from continuing operations before income taxes	10,523	20,273	31,341	17,304	15,922
Income from continuing operations	18,522	20,044	33,235	16,839	15,922
Net income	16,740	19,826	32,524	16,839	15,971
Basic net income per share	0.57	0.81	1.29	1.08	1.01
Diluted net income per share	0.55	0.76	1.23	1.02	1.00
Cash dividends per share	0.15	0.15	0.20	0.20	0.20
Weighted average number of shares outstanding:
Basic	29,119,913	24,604,864	25,190,283	15,646,106	15,849,657
Diluted	30,667,667	25,958,339	26,505,612	16,485,338	15,960,542

	As of September 30, 2003		As of December 31,
			2002	2001	2000
	Actual	As Adjusted
	(dollars in thousands)
	(unaudited)
Consolidated balance sheet data:
Total fixed maturity investments	$1,592,692	$1,712,942	$1,003,946	$583,890	$581,020
Segregated assets	695,592	695,592	653,588	602,800	409,660
Total assets	4,227,665	4,347,915	3,291,226	2,141,566	1,168,518
Reserves for future policy benefits	510,484	510,484	386,807	379,618	182,391
Interest sensitive contract liabilities	2,141,724	2,141,724	1,567,176	718,815	310,755
Segregated liabilities	695,592	695,592	653,588	602,800	409,660
Long-term debt	132,500	132,500	132,500	—	—
Total liabilities	3,552,993	3,570,808	2,800,134	1,810,284	926,134
Mezzanine equity	—	123,417	—	—	—
Total shareholders' equity	674,672	653,690	491,092	331,282	239,564

Ratio of Combined Fixed Charges and Preference Dividends to Earnings

For purposes of determining the ratio set forth below, earnings consist of net income before income taxes, discontinued operations and the cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest on interest sensitive contract liabilities. Scottish Re does not currently have any preference shares outstanding.

Nine Months Ended September 30,		Year Ended December 31,
2003	2002	2002	2001	2000	1999
1.1	1.6	1.6	1.9	1.9	2.6

The ratio set forth below is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products. Scottish Re does not currently have any preference shares outstanding.

Nine Months Ended September 30,		Year Ended December 31,
2003	2002	2002	2001	2000	1999
2.9	35.2	23.2	13.3	N/A	N/A

RISK FACTORS

Investing in our Hybrid Capital Units involves a high degree of risk. Before you invest in our Hybrid Capital Units, you should carefully consider the following risks and cautionary statements, as well as the other information set forth in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the accompanying prospectus. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our Hybrid Capital Units and ordinary shares could decline, and you could lose all or a substantial portion of your investment.

The Hybrid Capital Units consist of our convertible preferred shares and purchase contracts to acquire our ordinary shares. When considering an investment in the Hybrid Capital Units, you are making an investment decision with regard to our ordinary shares and our convertible preferred shares, as well as our Hybrid Capital Units. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all these securities.

Risks Related to Our Business

A downgrade in the financial ratings of our insurance subsidiaries could make us less competitive.

Ratings are an important factor in attracting business in both our life reinsurance and wealth management businesses. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. Rating organizations assign ratings based upon several factors. Although most of the factors considered relate to the rated company, some of the factors take into account general economic conditions and circumstances outside the rated company's control. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and Scottish Re Limited are each rated "A- (excellent)" for financial strength by A.M. Best, which is fourth highest of fifteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is third highest of twelve rating levels, and "A- (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-one rating levels. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are also rated "A3 (good)" for financial strength by Moody's, which is seventh highest of twenty-one rating levels. The objective of ratings organizations is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings are subject to periodic review by the relevant rating agency and may be revised downward or withdrawn at the sole discretion of the rating agency. In addition, these ratings are not an evaluation directed to investors in our Hybrid Capital Units and are not recommendations to buy, sell or hold our Hybrid Capital Units. Although since our formation in 1998 none of our operating subsidiaries has been downgraded, a downgrade in or withdrawal of one or more ratings of any one of our insurance subsidiaries could adversely affect its ability to sell products, retain existing business (through recapture provisions and non-renewal), and compete for attractive acquisition opportunities.

Inadequate risk analysis and underwriting may result in a decline in our profits.

Our success depends on our ability to assess accurately and manage the risks associated with the business that we reinsure. We have developed risk analysis and underwriting guidelines, policies, and procedures with the objective of controlling the quality of the business as well as the pricing of the risk we are assuming. Among other things, these processes rely heavily on our underwriting, our analysis of mortality trends and lapse rates, and our understanding of medical improvements and their impact on mortality. If these processes are inadequate or are based on inadequate information, we may not establish appropriate premium rates and our reserves may not be adequate to cover our losses.

In addition, we are dependent on the original underwriting decisions made by, and information provided to us by, ceding companies. For example, we incurred a charge to net income of $10.4 million in the third quarter of this year when we discovered that one of our ceding insurers had systematically underreported death claims to us over a three-year period. We are also subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. To the extent actual claims exceed our underlying assumptions, we will be required to increase our liabilities, which will reduce our profits in the period in which we identify the deficiency.

Reserves are estimates based on actuarial and statistical projections at a given point in time of what we ultimately expect to pay out on claims and benefits based on facts and circumstances then known, predictions of future events, estimates of future trends in mortality, morbidity and other variable factors such as persistency, inflation and interest rates. Because of the many assumptions and estimates involved in establishing reserves, the reserving process is inherently uncertain.

Our estimation of reserves may be less reliable than the reserve estimations of a reinsurer with a greater volume of business and more established loss history. Actual losses and benefits may deviate, perhaps substantially, from estimates of reserves contained in our financial statements and could at times exceed our reserves. If our losses and benefits exceed our reserves, our earnings may significantly decline.

Our life reinsurance contracts and variable life insurance policies expose us to mortality risk.

Adverse mortality risk is the risk that death claims may differ from the amount we assumed in pricing our reinsurance contracts and our variable life insurance policies. Mortality experience that is less favorable than the mortality rates that we assumed will negatively affect our net income.

Our variable life insurance policies, which provide a death benefit, are purchased by a relatively small group of high net worth individuals. Our risk exposure is greater with a narrow risk pool having a small number of high net worth individuals because this group is a subset of the general population. Additionally, our risk exposure is higher because we retain an average coverage per life of $353,000 on these policies, as opposed to an average coverage per life in our life reinsurance contracts of $53,000.

Additionally, we are a relatively new company and many of our competitors for reinsurance contracts and variable life insurance policies are significantly larger, have larger operating histories and a broader risk pool. As a consequence, our associated mortality risk exposure is likely to be greater in the aggregate, and its probability of loss less predictable, than that of a competitor with a broader risk pool. Furthermore, with mortality exposure, even if the total benefits paid over the life of the contract do not exceed the expected amount, sporadic timing of deaths can cause us to pay more benefits in a given accounting period than expected, adversely impacting short-term profitability in any particular quarter or year.

If our investment strategy is not successful, we could suffer unexpected losses.

The success of our investment strategy is crucial to the success of our business. Specifically, we are subject to:

•	market value risk, which is the risk that our invested assets will decrease in value. This decrease in value may be due to a change in the yields realized on our assets and prevailing market yields for similar assets, an unfavorable change in the liquidity of the investment or an unfavorable change in the financial prospects or a downgrade in the credit rating of the issuer of the investment;

•	reinvestment risk, which is the risk that interest rates will decline and funds reinvested will earn less than expected; and

•	liquidity risk, which is the risk that liabilities are surrendered or mature sooner than anticipated and that we may have to sell assets at an undesirable time to provide for policyholder surrenders or withdrawals.

We attempt to address such risks in product pricing and in establishing policy reserves. If our assets do not properly match our anticipated liabilities or our investments do not provide sufficient returns to enable us to satisfy our guaranteed fixed benefit obligations then our profits and financial condition would deteriorate. Also, declines in the value of our investments that provide collateral for reinsurance contracts would require us to post additional collateral.

In addition, our investment portfolio includes mortgage-backed securities, known as MBSs, and collateralized mortgage obligations, known as CMOs. As of September 30, 2003, MBSs and CMOs constituted approximately 15.3% of our invested assets. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and MBSs and CMOs are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

Although we have not done so in the past, we may also enter into foreign currency, interest rate and credit derivatives and other hedging transactions in an effort to manage risks. Structuring these derivatives and hedges so as to effectively manage these risks is an inherently uncertain process. If our calculations are incorrect, or if we do not properly structure our derivatives or hedges, we may have unexpected losses and our assets may not be adequate to meet our needed reserves, which could adversely affect our business, earnings and financial condition.

General economic conditions affect the markets for interest-rate-sensitive securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected changes in general economic conditions could create volatility or illiquidity in these markets in which we hold positions and harm our investment return.

In certain reinsurance contracts we do not maintain control of the invested assets, which may limit our ability to control investment risks on these assets and may expose us to credit risk of the ceding company.

As part of our business we enter into reinsurance agreements on a modified coinsurance basis. In these transactions, the ceding insurance company retains the assets supporting the ceded business and manages them for our account. As of September 30, 2003, approximately $1.2 billion of assets were held by ceding companies under modified coinsurance agreements and were recorded under "funds withheld at interest" on our balance sheet. Although the ceding company must adhere to general standards agreed to by us for the management of these assets, we do not control the selection of the specific investments or the timing of the purchase or sale of investments made by the ceding company. Accordingly, we may be at risk if the ceding company selects investments that deviate from our agreed standards or if the ceding company performs poorly in the purchase, sale and management of those assets. In addition, these assets are not segregated from the ceding company's other assets, and we may not be able to recover all of these assets in the event of the insolvency of the ceding insurer. In certain other reinsurance arrangements, we may place assets in a trust in order to provide the ceding company with credit for reinsurance on its financial statements. Although we generally have the right to direct the investment of assets in these trusts, in the event of the insolvency of the ceding company, its receiver may attempt to take control of those assets.

Interest rate fluctuations could lower the income we derive from the difference between the interest rates we earn on our investments and interest we pay under our reinsurance contracts.

Significant changes in interest rates expose us to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts.

Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our contracts that reinsure life insurance policies or annuities with cash value components. A majority of our annuity and certain other products have multi-year guarantees and guaranteed floors on their crediting rates.

During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our contracts that reinsure life insurance policies or annuities with cash value components. We may not, however, have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates under our reinsurance contracts. Although we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, significant changes in interest rates caused by factors beyond our control such as changes in governmental monetary policy or political conditions may negatively affect our interest rate spreads.

Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance of these products.

A prolonged economic downturn could reduce the demand for annuity and life insurance products, which could substantially reduce our revenues.

A prolonged general economic downturn or poor performance of the equity and other capital markets, such as the U.S. economy has recently experienced, or similar conditions in the future, could lower the demand for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the demand for annuities or life insurance decreased.

Policyholder withdrawals or recaptures of reinsurance treaties could force us to sell investments at a loss and take a larger than anticipated charge for amortization of deferred acquisition costs.

Some of the products offered by our insurance subsidiaries and some of the products offered by primary insurance companies that we reinsure allow policyholders and contract holders to withdraw their funds under defined circumstances. In addition, our reinsurance agreements may provide for recapture rights on the part of our insurance company customers. Recapture rights permit these customers to reassume all or a portion of the risk formerly ceded to us after an agreed upon time, usually 10 years, subject to various conditions or upon a downgrade of any of our financial strength ratings or our failure to satisfy other financial conditions. Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to our insurance company customers.

In addition, when we issue a new insurance policy or annuity contract or write a reinsurance contract, we defer a portion of the related acquisition costs by establishing a deferred acquisition cost asset on the balance sheet. This asset is amortized over the expected term of the acquired business based on certain assumptions about the performance and persistency of that business and investment experience. To the extent surrender, withdrawal or recapture activity is greater than we assumed or investment experience is worse than we assumed, we may incur a non-cash charge to write down the deferred acquisition cost asset. Any such charge may be partially offset by recapture and surrender fees.

One of our customers exercised a right of recapture in April 2001, requiring us to pay $185.7 million to the customer. Because we had expected the recapture, we did not have to dispose of assets at a loss and we had already fully amortized the deferred acquisition costs. In December 2002, another of our customers exercised a right of recapture requiring us to pay $49.3 million to the customer. In that case, we did not have to dispose of assets at a loss and we recovered all of our unamortized deferred acquisition costs relating to the transaction. However, because recapture rights can be triggered by circumstances which may be unforeseeable, such as rating decreases or production shortfalls, we may not be able to anticipate future recaptures and make adequate preparations to reduce their impact on us. If recaptures occur and we do not make adequate preparations, our earnings and financial condition could decline.

We take counter-party risk with respect to our retrocessionaires.

We cede some of the business that we reinsure to other reinsurance companies, known as retrocessionaires. We assume the risk that the retrocessionaire will be unable to pay amounts due to us because of its own financial difficulties. The failure of our retrocessionaires to pay amounts due to us will not absolve us of our responsibility to pay ceding companies for risks that we reinsure. Failure of retrocessionaires to pay us could materially harm our business, results of operations and financial condition.

Terrorist attacks and related events may adversely affect our business and results of operations.

The terrorist attacks on the United States and ensuing events or any future attacks may have a negative impact on our business and results of operations due to the loss of lives that we insure or reinsure and the impact on the U.S. and global economies and the demand for our products. Our reinsurance programs, including our catastrophe coverage limited our net losses in individual life claims relating to the September 11, 2001 terrorist attacks to approximately $750,000. We continue to utilize reinsurance programs, including catastrophe coverage, to limit any future losses relating to such events. We cannot assure you, however, that if there are future terrorist attacks, our business, financial condition or results of operations will not be adversely affected.

Economic and political instability in developing countries could harm our business prospects.

We conduct our business in various developing countries within Asia, Latin America, the Middle East, North Africa and Southern and Eastern Europe. We plan to continue to expand our business in these locations. Political and economic instability as well as armed conflict in these countries could adversely impact our ability to write new business originating in these countries. Such adverse impact, if significant, could reduce our earned premiums and, accordingly, could reduce our net income.

Any future acquisitions may expose us to operational risks.

We have made, and may in the future make, strategic acquisitions, either of other companies or selected blocks of business. Any future acquisitions may expose us to operational challenges and risks, including:

•	integrating financial and operational reporting systems;

•	establishing satisfactory budgetary and other financial controls;

•	funding increased capital needs and overhead expenses;

•	obtaining management personnel required for expanded operations;

•	funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; and

•	the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected.

Our failure to manage successfully these operational challenges and risks may impact our results of operations.

The loss of any of our key employees or our inability to retain them could negatively impact our business.

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. We rely substantially upon the services of Michael C. French, our Chief Executive Officer, Scott E. Willkomm, our President, Thomas A. McAvity, Jr., our Chief Investment Officer, Elizabeth A. Murphy, our Chief Financial Officer, Clifford J. Wagner, our Chief Actuary, Oscar Scofield, the Chief Executive Officer of Scottish Re (U.S.), Inc., J. Clay Moye, the President of Scottish Re (U.S.), Inc. and David Huntley, Chief Executive Officer of Scottish Re Limited. Each of the foregoing members of senior management have employment agreements, and we maintain $2,500,000 key man life insurance policies for each of Mr. French, Mr. Willkomm, Ms. Murphy and Mr. Scofield. We believe we have been successful in attracting and retaining key personnel since our inception. The loss of the services of members of our senior management, or our inability to hire and retain other talented personnel from the very limited pool of qualified insurance professionals, could delay or prevent us from fully implementing our business strategy which could harm our financial performance.

We are exposed to foreign currency risk.

Our functional currency is the United States dollar. However, our U.K. subsidiaries, Scottish Re Holdings Limited and Scottish Re Limited, maintain a part of their investment portfolio and operating expense accounts in British pounds and receive other currencies in payment of premiums. All of Scottish Re Limited's original U.S. business is settled in United States dollars, all Canadian, Latin American and certain Asia and Middle East business is converted and settled in United States dollars, and all other currencies are converted and settled in British pounds. The results of the business in British pounds are then translated to United States dollars. Scottish Re Limited attempts to limit substantial exposures to foreign currency risk, but does not actively manage currency risks. To the extent our foreign currency exposure is not properly managed or otherwise hedged, we may experience exchange losses, which in turn would lower our results of operations and harm our financial condition.

Our insurance subsidiaries are highly regulated, and changes in these regulations could harm our business.

Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

•	establish solvency requirements, including minimum reserves and capital and surplus requirements;

•	limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

•	impose restrictions on the amount and type of investments we may hold; and

•	require assessments to pay claims of insolvent insurance companies.

The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

If Scottish Re or any of our subsidiaries were to become subject to the laws of a new jurisdiction where Scottish Re or that subsidiary is not presently admitted, they may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could harm our financial results and operations.

Life reinsurance is a highly competitive industry, which could limit our ability to gain or maintain our competitive position.

The life reinsurance industry is highly competitive, and we encounter significant competition from other reinsurance companies, as well as competition from other providers of financial services. Competition in the reinsurance business is based on price, financial strength ratings, reputation, experience, relationships and service. Many of our competitors are significantly larger, have greater financial resources and have longer operating histories than we do. Competition from other reinsurers could adversely affect our competitive position. We consider our major competitors to include Swiss Re, Reinsurance Group of America Inc., Munich American Reassurance Company, ING Reinsurance, Transamerica Reinsurance and Employers Reinsurance Corporation.

Our ability to pay dividends is limited.

We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay dividends on the ordinary shares depends significantly on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends or to advance money to us in the form of intercompany loans. Our insurance company subsidiaries are subject to various state and foreign government statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. If insurance regulators at any time determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

Risks Related to Taxation

If Scottish Re or any of its non-U.S. subsidiaries is determined to be conducting business in the United States or if Scottish Re or any of its subsidiaries is treated as a personal holding company, we could be liable for U.S. federal income taxes.

Scottish Re is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Scottish Re and its non-U.S. subsidiaries believe they have operated and intend to continue operating in a manner such that neither Scottish Re nor any of its non-U.S. subsidiaries should be treated as engaging in a trade or business in the United States and thus should not be subject to U.S. federal income taxation on net income. Because there are no definitive standards provided by the Internal Revenue Code of 1986, as amended (the "Code"), regulations or court decisions as to which activities constitute being engaged in the conduct of a trade or business within the United States and as the determination is essentially factual in nature, the United States Internal Revenue Service (which we refer to as the IRS) could contend that Scottish Re or one or more of its non-U.S. subsidiaries, is engaged in a trade or business in the United States for U.S. federal income tax purposes, and thus may be subject to U.S. federal income tax and "branch profits" tax on net income. The highest marginal federal income tax rates currently are 35% for a corporation's income that is effectively connected with a U.S. trade or business and 30% for the "branch profits" tax unless the "branch profits" tax is reduced by an applicable income tax treaty.

Scottish Re or one of its non-U.S. subsidiaries might be subject to U.S. tax on a portion of its U.S. income if Scottish Re or one of its non-U.S. subsidiaries is considered a personal holding company ("PHC") for U.S. federal income tax purposes. This status will depend on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of Scottish Re's income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe based upon the information made available to us regarding our existing shareholder base that neither Scottish Re nor any of its non-U.S. subsidiaries should be considered a PHC for U.S. federal income tax purposes immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Scottish Re nor any of its subsidiaries should be considered a PHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, our gross income and other circumstances, we cannot be certain that Scottish Re and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if this were not the case would be immaterial.

If Scottish Re or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation, a passive foreign investment company or foreign personal holding company or if any of our non-U.S. insurance subsidiaries generate more than a permissible amount of related person insurance income, U.S. persons who own our convertible preferred shares or ordinary shares may be subject to U.S. federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of our convertible preferred shares or ordinary shares.

We believe that we were not a controlled foreign corporation, a passive foreign investment company or a foreign personal holding company, nor have we generated an impermissible amount of related person insurance income for the year ended December 31, 2002. Although no assurances can be given, based upon (i) our current beliefs with respect to the dispersion of our share ownership and (ii) our financial information for the period ending September 30, 2003, we do not expect to be a controlled foreign corporation, passive foreign investment company, foreign personal holding company or to generate an impermissible amount of related person insurance income for the current year or in the future. Our shareholders who are U.S. persons may be required to include in gross income for U.S. federal income tax purposes our undistributed earnings if we are treated as a controlled foreign corporation, a passive foreign investment company, a foreign personal holding company or if we have generated more than a permissible amount of related person insurance income. In addition, in certain cases gain on the disposition of our convertible preferred shares or ordinary shares may be treated as ordinary income.

Controlled Foreign Corporation.    Each U.S. 10% holder of a controlled foreign corporation on the last day of the controlled foreign corporation's taxable year generally must include in gross income for U.S. federal income tax purposes such shareholder's pro-rata share of the controlled foreign corporation's subpart F income, even if the subpart F income has not been distributed. For purposes of this discussion, the term "U.S. 10% holder" includes only persons who, directly or indirectly through non-U.S. entities (or through the application of certain "constructive" ownership rules, which we refer to as constructively), own 10% or more of the total combined voting power of all classes of stock of the foreign corporation. In general, a non-U.S. company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 50% of the total combined voting power or value of the company's stock for an uninterrupted period of 30 days or more during any year and a non-U.S. insurance company is treated as a controlled foreign corporation if such U.S. 10% holders collectively own more than 25% of the total combined voting power or value of the company's stock for an uninterrupted period of 30 days or more during any year.

At the present time, our largest aggregate shareholder, Pacific Life, Pacific Mutual Holding Company, Pacific LifeCorp and/or any direct or indirect wholly-owned subsidiary of Pacific Mutual Holding Company, each of which we call a Pacific Life Entity, own collectively approximately 8.5% (although they are permitted to own up to 24.9%) of our ordinary shares and, as such, we believe we currently have no U.S. 10% holders. In order to prevent Scottish Re or any of its non-U.S. subsidiaries from being treated as a controlled foreign corporation, our articles of association prohibit the ownership by any person of shares that would equal or exceed 10% (or in the case of the Pacific Lite Entities that would exceed 24.9%) of any class of the issued and outstanding Scottish Re shares and provide a "voting cutback" that would, in certain circumstances, reduce the voting power with respect to Scottish Re shares to the extent necessary to prevent the Pacific Life Entities from owning more than 24.9% of the voting power of Scottish Re, and any other person owning more than 9.9% of the voting power of Scottish Re. We believe, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Pacific Life Entities) and the provisions of our articles of association restricting the transfer, issuance and voting power of our shares should prevent any person (other than the Pacific Life Entities) from becoming a U.S. 10% holder of Scottish Re; however, some of these provisions have not been directly passed on by the IRS, or by any court, in this context.

If, however, one or more U.S. persons owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of our voting stock were to acquire separately or in the aggregate 25% of the vote or value of the stock of Scottish Re, our non-U.S. insurance subsidiaries would be treated as controlled foreign corporations. In addition, Scottish Re and its other (non-insurance) non-U.S. subsidiaries would be characterized as controlled foreign corporations if such U.S. persons were to acquire more than 50% of the vote or value of the stock of Scottish Re. In either case, any such U.S. 10% shareholder would be required to include in gross income its allocable share of subpart F income of Scottish Re and/or its non-U.S. subsidiaries.

Related Person Insurance Income.    If (i) any of our non-U.S. insurance subsidiaries' related person insurance income, referred to as RPII, determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year, (ii) direct or indirect insureds and persons related to such insureds were to own directly or indirectly 20% or more of the voting power or value of Scottish Re's stock or any of our non-U.S. insurance subsidiaries' stock, and (iii) U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) directly, indirectly or constructively own collectively by voting power or value 25% or more of our aggregate shares (taking into account the relative vote and value of our convertible preferred shares and ordinary shares), such U.S. persons who directly or indirectly own our convertible preferred shares or ordinary shares on the last day of the taxable year would be required to include the U.S. person's pro-rata share of our non-U.S. insurance subsidiaries' related person insurance income for the taxable year in its gross income for U.S. federal income tax purposes, determined as if such related person insurance income were distributed proportionately to U.S. persons at that date, taking into account any differences existing with respect to the distribution rights applicable to the convertible preferred shares and ordinary shares.

Related person insurance income is generally underwriting premium and related investment income attributable to insurance or reinsurance policies when the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. holders. At present, we believe that our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described herein because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of Scottish Re's non-U.S. insurance subsidiaries (or any person related to such insureds) should be less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, although no assurances can be given, we do not believe that the 20% gross insurance income threshold has been met and we do not expect such threshold to be met in the future. If this is not, or will not continue to be, the case, such U.S. persons who directly or indirectly own our convertible preferred shares or ordinary shares on the last day of such taxable year would be required to include the U.S. person's pro-rata share of the relevant non-U.S. insurance subsidiaries' related person insurance income for the taxable year in its gross income for U.S. federal income tax purposes, determined as if such related person insurance income were distributed proportionately to such U.S. person at that date, taking into account any differences existing with respect to the distribution rights applicable to the convertible preferred shares and ordinary shares.

Dispositions of Our Convertible Preferred Shares or Ordinary Shares.    If we are considered to be a controlled foreign corporation, any gain from the sale or exchange by a U.S. 10% holder of our convertible preferred shares or ordinary shares may be treated as ordinary income to the extent of our earnings and profits during the period that such shareholder held our shares (with certain adjustments).

If we are considered to have related person insurance income and U.S. persons (without regard to whether any U.S. person is a U.S. 10% holder) collectively own directly, indirectly or constructively 25% or more of the voting power or value of our aggregate shares (taking into account the relative vote and value of our convertible preferred shares and ordinary shares), any gain from the disposition by a U.S. holder of our convertible preferred shares or ordinary shares will generally be treated as ordinary income to the extent of such U.S. holder's portion of our undistributed earnings and profits that were accumulated during the period that the U.S. holder owned the shares (with certain adjustments). In addition, such U.S. holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned directly or indirectly. However, because Scottish Re is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business, we do not believe that sale of Scottish Re shares should be subject to these rules. The IRS, however, could interpret the proposed regulations, or the proposed regulations could be promulgated in final form, in a manner that would cause these rules to apply to dispositions of our convertible preferred shares or ordinary shares.

Passive Foreign Investment Company.    In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our convertible preferred shares or ordinary shares, we must not be subject to treatment as a passive foreign investment company, referred to as a PFIC, in any year in which such U.S. person is a shareholder. In general, a non-U.S. corporation is a PFIC for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. Passive income does not, however, include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Although we believe that Scottish Re and its non-U.S. subsidiaries, taken as a whole, are engaged predominantly in insurance and reinsurance activities that involve significant risk transfer and that are otherwise activities of a type normally undertaken by insurance or reinsurance companies, and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, it is possible that the IRS could take the position that we are a PFIC. Although we do not believe that we are or will be a passive foreign investment company, the IRS or a court could concur that we are a passive foreign investment company with respect to any given year.

Foreign Personal Holding Company.    If we were considered an FPHC it could have material adverse tax consequences for you if you are subject to U.S. federal income taxation, including potentially subjecting any dividend income inclusions to a greater tax liability than might otherwise apply and subjecting you to tax on amounts in advance of when tax would otherwise be imposed. In addition, if we were considered an FPHC, upon the death of any U.S. individual owning shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the ordinary shares which might otherwise be available under U.S. federal income tax laws. Scottish Re and/or any of its non-U.S. subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% or more of Scottish Re's income, or that of its non-U.S. subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither Scottish Re nor any of its non-U.S. subsidiaries should be considered an FPHC immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Scottish Re nor any of its non-U.S. subsidiaries should be considered an FPHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, our gross income and other circumstances, we cannot be certain that Scottish Re and/or any of its non-U.S. subsidiaries will not be considered an FPHC.

If we are a controlled foreign corporation or if any of our non-U.S. insurance subsidiaries generate related person insurance income, U.S. tax-exempt organizations that own our convertible preferred shares or ordinary shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% holder or there is related person insurance income and certain exceptions do not apply. Although we do not believe that any U.S. persons should be allocated subpart F insurance income, potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our convertible preferred shares or ordinary shares.

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a passive foreign investment company, or whether U.S. persons would be required to include in their gross income the "subpart F income" or the related person insurance income of a controlled foreign corporation are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to insurance companies and the regulations regarding related person insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

If we do not receive further undertakings from the Cayman Islands, we may become subject to taxes in the Cayman Islands in the future.

Scottish Re and our Cayman Islands subsidiaries, Scottish Annuity & Life Insurance Company (Cayman) Ltd. and The Scottish Annuity Company (Cayman) Ltd., have received undertakings from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2018 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd., and until the year 2014 with respect to The Scottish Annuity Company (Cayman) Ltd., (1) no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re and its Cayman Islands subsidiaries and (2) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries. We could be subject to Cayman Islands taxes after the applicable dates.

If Bermuda law changes, we may become subject to taxes in Bermuda in the future.

Bermuda currently imposes no income tax on corporations. The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has assured us that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Scottish Re or any of our Bermuda subsidiaries until March 28, 2016. Scottish Re or any of our Bermuda subsidiaries could be subject to Bermuda taxes after that date.

The impact of letters of commitment from Bermuda and the Cayman Islands to the Organization for Economic Cooperation and Development to eliminate harmful tax practices may impact us.

The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002, Bermuda and the Cayman Islands were not listed as uncooperative tax haven jurisdictions because each had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

Risks Related to the Hybrid Capital Units

The number of ordinary shares you will receive under a purchase contract will depend on future prices of our ordinary shares; you will bear the entire risk of a decline in the price of our ordinary shares.

The terms of the Hybrid Capital Units differ from those of ordinary convertible securities. The number of ordinary shares that you will receive upon the settlement of a purchase contract is not fixed, but instead will depend on the market value of the ordinary shares near the time of settlement. The aggregate market value of the ordinary shares you may receive upon settlement of the purchase contract may be less than the stated amount of $25 per Hybrid Capital Unit. If the market value of the ordinary shares near the time of settlement is less than $19.32, the aggregate market value of the ordinary shares issuable upon settlement generally will be less than $25, and the investment in the Hybrid Capital Units will result in a loss. Therefore, you will bear the full risk of a decline in the market value of the ordinary shares prior to settlement of the purchase contracts. Any such decline could be substantial.

The opportunity for equity appreciation provided by an investment in the Hybrid Capital Units is less than that provided by a direct investment in our ordinary shares since you will receive only a portion of any appreciation in our ordinary shares upon settlement of the purchase contract and a conversion of the convertible preferred shares.

You will not participate in the appreciation of our ordinary shares under the purchase contract. You will participate in the appreciation of our ordinary shares if upon conversion of the convertible preferred shares the average closing price of our ordinary shares over the specified 20-trading day period equals or exceeds $23.57, which we call the "initial conversion price." You will also participate in the appreciation of our ordinary shares if you participate in a remarketing and upon a remarketing of the convertible preferred shares, if the value received from the remarketing is greater than 100.25% of the liquidation preference of the convertible preferred shares and that value is attributable to the current market price of our ordinary shares being greater than the conversion price. The conversion price represents an appreciation of 22.0% over the current market price. Therefore, an investment in the Hybrid Capital Units affords less opportunity for equity appreciation than a direct investment in our ordinary shares. If the applicable average closing price or the current market price exceeds $19.32, which we call the "reference price," but falls below the conversion price, you will realize no equity appreciation on the ordinary shares. Furthermore, if the applicable average closing price equals or exceeds the conversion price, you will realize only 82.0% of the value of ordinary shares you could have purchased with $25 at the last reported sale price of our ordinary shares on the date of issuance of the Hybrid Capital Units. See "Risks Related to our Ordinary Shares."

The market price for our ordinary shares is uncertain and could affect the trading price of the Hybrid Capital Units.

We cannot predict whether the market price of our ordinary shares will rise or fall. Numerous factors influence the trading prices of our ordinary shares. These factors include our credit quality, operating results and prospects and economic, financial and other factors. In addition, market conditions can affect the capital markets generally, therefore affecting the trading price of our ordinary shares. These conditions may include the level of, and fluctuations in, the trading prices of shares generally. Fluctuations in the price of our ordinary shares and the yields on our fixed income securities could affect the trading price of the Hybrid Capital Units.

The market for the ordinary shares likely will influence, and be influenced by, any market that develops for the Hybrid Capital Units. For example, investors' anticipation of the distribution into the market of substantial amounts of ordinary shares, including the additional ordinary shares issuable upon settlement of the purchase contracts or conversion of the convertible preferred shares, could depress the price of our ordinary shares and increase their volatility. The price of the ordinary shares also could be affected by possible sales of the ordinary shares by investors who view the Hybrid Capital Units as a more attractive means of equity participation in Scottish Re and by hedging or arbitrage trading activity that may develop involving the Hybrid Capital Units and the ordinary shares.

Trading markets for our Hybrid Capital Units and our convertible preferred shares are subject to uncertainties.

We are unable to predict how the Hybrid Capital Units, the Treasury Units and the convertible preferred shares will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. The Hybrid Capital Units, the Treasury Units and the convertible preferred shares are new classes of securities and there currently is no secondary market for any of them. There can be no assurance as to the liquidity of any trading market that may develop, your ability to sell your securities in that market or whether any such market will continue. We have been advised by the underwriters that they presently intend to make a market for the Hybrid Capital Units; however, they are not obligated to do so and any market making may be discontinued at any time.

We have applied to list the Hybrid Capital Units on the NYSE under the symbol "SCTPrA," subject to our meeting the listing requirements of the NYSE. There can be no assurance of whether we will be able to satisfy, or continue to satisfy, all of the listing requirements. However, listing on the NYSE does not guarantee the depth or liquidity of the market for the Hybrid Capital Units. We will not initially list either the Treasury Units or the convertible preferred shares; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the Hybrid Capital Units are then listed. If holders of the Hybrid Capital Units convert their Hybrid Capital Units into Treasury Units by substituting Treasury Securities for the convertible preferred shares, the liquidity of the Hybrid Capital Units could be adversely affected. We cannot provide assurance that a listing application for Hybrid Capital Units, Treasury Units or convertible preferred shares will be accepted or, if accepted, that the Hybrid Capital Units, Treasury Units or convertible preferred shares will not be delisted from the NYSE or that trading in the Hybrid Capital Units, Treasury Units or convertible preferred shares will not be suspended as a result of elections to create Treasury Units or recreate Hybrid Capital Units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

Arbitrage opportunities may affect the market prices of our Hybrid Capital Units, convertible preferred shares and ordinary shares.

Fluctuations in interest rates may create opportunities for arbitrage based upon changes in the relative value of the ordinary shares underlying the purchase contracts and of the components of the Hybrid Capital Units. Any arbitrage could, in turn, affect the trading prices of the Hybrid Capital Units, the convertible preferred shares and the ordinary shares.

You may suffer dilution of our ordinary shares issuable upon settlement of your purchase contract and/or convertible preferred shares.

The number of ordinary shares issuable upon settlement of each purchase contract and upon conversion of the convertible preferred shares is subject to adjustment only for share splits and combinations, share dividends, cash dividends and a limited number of other transactions. The number of ordinary shares issuable upon settlement of each purchase contract and upon conversion of the convertible preferred shares is not subject to adjustment for other events, such as employee share option grants or in connection with acquisitions or other transactions that may adversely affect the price of our ordinary shares. The terms of the Hybrid Capital Units do not restrict our ability to offer ordinary shares in the future or to engage in other transactions that could dilute our ordinary shares. We have no obligation to consider your interests as of the holders of the Hybrid Capital Units in engaging is any such offering or transaction.

You will not have the rights of the holders of our ordinary shares, but you may be negatively affected by some changes made with respect to our ordinary shares.

Until you acquire ordinary shares upon settlement of your purchase contract and/or conversion of the convertible preferred shares, you will have no rights with respect to the ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ordinary shares, but you will be subject to all changes affecting the ordinary shares. Upon settlement of your purchase contract and/or conversion of the convertible preferred shares, you will be entitled to exercise the rights of a holder of our ordinary shares only as to actions for which the applicable record date occurs after the settlement and/or conversion date. For example, in the event that an amendment is proposed to our memorandum or articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the ordinary shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares. There is one exception to the preceding statement. Holders of the convertible preferred shares may be entitled to elect two members to our board of directors if we do not redeem the convertible preferred shares at the mandatory redemption date of May 21, 2007 at the price of $25 liquidation preference plus accrued and unpaid dividends to, but not including, the redemption date.

The fixed yield on the Hybrid Capital Units could be less than the dividend yield on our ordinary shares; although increases in our dividends will result in anti-dilution adjustments.

There can be no assurance that the yield on the Hybrid Capital Units will remain higher than the dividend yield on our ordinary shares. You will be entitled to receive aggregate quarterly cash distributions at the rate of 5.875% of the $25 stated amount of the Hybrid Capital Units per annum, consisting of contract adjustment payments of $1.2188 and cash dividend payments on the related convertible preferred shares of $0.2500. We currently pay cash dividends at the rate of $0.05 per ordinary share per quarter. That rate is equivalent to 1.035% of the $19.32 Reference Price per year. However, an increase in our quarterly dividends above $0.05 per ordinary share per quarter will require us to adjust the number of shares deliverable upon settlement of the purchase contract and conversion of the convertible preferred shares. See "Price Range of Ordinary Shares and Dividend Policy."

As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the purchase contracts and the convertible preferred shares.

As a holding company, we conduct substantially all of our operations through our subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our obligations under the purchase contracts and the convertible preferred shares. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the Hybrid Capital Units or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, the ability of our subsidiaries to pay dividends or make distributions or returns of capital to us is affected by credit agreements, rating agencies, and capital support agreements with our subsidiaries. Restrictions on our subsidiaries' ability to pay dividends or to make other cash payments to us may materially affect our ability to pay the liquidation preference and dividends on the convertible preferred shares, contract adjustment payments on the purchase contracts, and dividends on the ordinary shares we may issue upon a conversion of convertible preferred shares.

Our subsidiaries are permitted under the terms of the certificate of designation for the convertible preferred shares to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the purchase contracts or the convertible preferred shares when due.

In addition, the ability of our insurance subsidiaries to pay cash dividends to us is restricted under applicable insurance law and regulations. If insurance regulators at any time determine that payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval.

Because the purchase contracts and the convertible preferred shares contain no financial covenants, holders of the Hybrid Capital Units and the convertible preferred shares may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The purchase contracts and the certificate of designation under which the convertible preferred shares will be issued may not sufficiently protect holders of Hybrid Capital Units and the convertible preferred shares in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Neither the purchase contracts nor the certificate of designation contain:

•	any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured;

•	any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common stock or ordinary shares, as the case may be, of the subsidiary held by us;

•	any provision restricting us from issuing securities that would be senior to your convertible preferred shares except additional preferred shares;

•	any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

•	any restrictions on our ability to pledge our assets or collateral or otherwise encumber our assets; or

•	any restrictions on our ability to contribute our assets to our insurance subsidiaries.

We may defer your contract adjustment payments and payment of dividends on the convertible preferred shares are subject to conditions.

We may defer contract adjustment payments on each related purchase contract forming a part of a Hybrid Capital Unit or Treasury Unit until no later than the purchase contract settlement date or, if applicable, the date of any earlier settlement of the purchase contract. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive any deferred contract adjustment payments, any accrued and unpaid contract adjustment payments and all future contract adjustment payments will also terminate. In addition, we are only obligated to pay dividends on the convertible preferred shares if our board of directors declares the dividend payable and we have assets that legally can be used to pay such dividends.

We must meet certain requirements of Cayman Islands law in order to pay dividends on, redeem or convert the convertible preferred shares.

Under Cayman Islands law, we may only pay dividends on the convertible preferred shares to the extent we have distributable profits, and/or out of proceeds of a new issue of shares and/or out of our share premium account. Payments characterized as redemption payments under Cayman Islands law, including the payments of cash owing to holders of the convertible preferred shares upon conversion, may be funded out of share capital in addition to those sources of funds that may be used to fund dividends. In addition, dividends, redemption and conversion payments and other distributions made by us on the convertible preferred shares will only be payable to the extent that we are and will remain able to pay our debts as they fall due in the ordinary course of business after such distributions are paid.

You may have to pay U.S. federal income taxes with respect to deemed distributions that you do not receive.

As discussed in "Price Range of Ordinary Shares and Dividend Policy," the payment of future dividends on our ordinary shares is subject to the discretion of our board of directors. If we do pay dividends with respect to our ordinary shares in an aggregate amount in excess of $0.05 per share in any quarter, we will adjust the Settlement Rate with respect to your purchase contract and the conversion rate with respect to the convertible preferred shares to account for such dividends. Upon such an adjustment, you may be required to include an amount in income for federal income tax purposes, notwithstanding that you do not receive any cash or other property with respect to such dividends. For further details, see "Tax Considerations."

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Hybrid Capital Units are unclear.

There is only one published Revenue Ruling addressing the tax treatment of instruments similar to the Hybrid Capital Units; no other statutory, judicial or administrative authority directly addresses the tax treatment of Hybrid Capital Units or instruments similar to Hybrid Capital Units, and factual differences exist between the published Revenue Ruling and the terms of the Hybrid Capital Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Hybrid Capital Units are unclear. You are urged to consult your tax advisor concerning the tax consequences of an investment in the Hybrid Capital Units. For additional information, see "Tax Considerations."

Your pledged securities will be encumbered.

Although you will be beneficial owners of the underlying pledged convertible preferred shares, in the case of Hybrid Capital Units, and pledged Treasury Securities, in the case of Treasury Units, those pledged securities will be pledged to secure your obligations under the purchase contracts. Therefore, for so long as the purchase contracts remain in effect, you will not be allowed to withdraw your pledged securities from this pledge agreement, except as is permitted under the pledge agreement described in this prospectus supplement.

Delivery of securities is subject to potential delay if we become subject to a bankruptcy proceeding.

Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. Bankruptcy Code, imposition of an automatic stay under Section 362 of the U.S.

Bankruptcy Code, if applicable, or any court ordered stay, may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay or other stay has been lifted. The automatic stay or other stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return the collateral to you.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the purchase contract agent will have limited obligations to you.

The purchase contract agreement relating to the Hybrid Capital Units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the Hybrid Capital Units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, you will not have the benefit of the protections of the Trust Indenture Act of 1939, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the Hybrid Capital Units.

Investors may have difficulties in suing or enforcing judgments against us in the United States.

Scottish Re is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Certain of our directors and officers are residents of various jurisdictions outside the United States. All or a substantial portion of our assets and those of such directors and officers, at any one time, are or may be located in jurisdictions outside the United States. Although we have irrevocably agreed that we may be served with process in New York, New York with respect to actions arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of our securities made hereby, it could be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to recover against us or such directors and officers on judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce, under conflict of law rules, a foreign judgment of a court of competent jurisdiction. Any such judgment must be final, for a liquidated sum not in respect of taxes or a fine or penalty, not inconsistent with a Cayman Islands judgment in respect of the same matters and not obtained in a manner, and of a kind the enforcement of which is, contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (i) recognize or enforce judgments of United States courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any state thereof, on the grounds that such provisions are penal in nature.

Risks Related to our Ordinary Shares

The price of our ordinary shares may be subject to fluctuations and volatility.

The market price of our ordinary shares has been subject to fluctuations. During the years ended December 2001 and 2002 the closing sales prices of our ordinary shares have ranged from $11.13 to $21.63. During the period from January 1, 2003 to December 11, 2003 the closing sales price of our ordinary shares has varied from $16.55 to $24.50. See "Market Prices and Dividends" for further details of the range of closing sales prices of our ordinary shares. These fluctuations could continue and could cause fluctuations in the price of our ordinary shares. Among the factors that could affect the price of our ordinary shares are those discussed above as well as:

•	actual or anticipated variations in our operating results;

•	introductions of innovations, new services or products or significant price reductions by us or our competitors;

•	changes in financial reports by securities analysts;

•	the occurrence of major catastrophic events; and

•	general market conditions.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our ordinary shares.

Our ordinary shares are subject to voting and transfer limitations.

Under our articles of association, our board of directors (or its designee) is required, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, to decline to register any transfer of ordinary shares, if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares, except that Pacific Life Entities (as defined in our articles of association) are permitted to transfer ordinary shares to other Pacific Life Entities, so long as the number of ordinary shares beneficially owned directly or indirectly by the Pacific Life Entities in the aggregate does not exceed 24.9% of a class of our shares. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer would result in a person (or any group of which such person is a member) beneficially owning, directly or indirectly, 10% or more of any class of our shares, the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. Similar restrictions apply to issuances and repurchases of ordinary shares by us. Our directors (or their designee) also may, in their absolute discretion, decline to register the transfer of any ordinary shares, except for transfers of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if they have reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us to adverse tax or regulatory treatment in any jurisdiction or if they have reason to believe that registration of such transfer under the Securities Act of 1933, under any state "blue sky" or other U.S. securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. With respect to a transfer of ordinary shares executed on any recognized securities exchange or inter-dealer quotation system, including the NYSE, if our directors have any reason to believe that such transfer may expose us, our subsidiaries or shareholders or any person insured or reinsured or proposing to be insured or reinsured by us to adverse tax or regulatory treatment in any jurisdiction, the directors may demand that such person surrender the ordinary shares to an agent designated by the directors, who will sell the ordinary shares on any recognized securities exchange or inter-dealer quotation system, including the NYSE. After applying the proceeds of the sale toward reimbursing the transferee for the price paid for the ordinary shares, the agent will pay the remaining proceeds to certain charitable organizations designated by the directors. The proceeds of such sale may be used to reimburse the agent for its duties. A transferor of ordinary shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such ordinary shares has been registered on our register of members. We are authorized to request information from any holder or prospective acquiror of ordinary shares as necessary to effect registration of any such transaction, and may decline to register any such transaction if complete and accurate information is not received as requested.

In addition, our articles of association generally provide that any person (or any group of which such person is a member) other than the Pacific Life Entities, holding directly, or by attribution, or otherwise beneficially owning our voting shares carrying 10% or more of the total voting rights attached to all of our outstanding voting shares, will have the voting rights attached to its voting shares reduced so that it may not exercise more than approximately 9.9% of such total voting rights. In addition, in the event the Pacific Life Entities hold directly or by attribution or otherwise beneficially own voting shares with more than 24.9% of the total voting rights of our voting shares, the voting rights of the Pacific Life Entities will be reduced so that they may not exercise in the aggregate more than approximately 24.9% of the total voting rights of our voting shares at any given time. Because of the attribution provisions of the Code and the rules of the SEC regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record 10% or more of our voting shares. Further, our board of directors (or its designee) has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors (or its designee) discretion to disregard all votes attached to such shareholder's ordinary shares.

Our articles of association make it difficult to replace directors and to effect a change of control.

Our articles of association contain certain provisions that make it more difficult for the shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions may make more difficult the acquisition of control of Scottish Re by means of a tender offer, open market purchase, a proxy fight or otherwise, including by reason of the limitation on transfers of ordinary shares and voting rights described above. While these provisions are designed to encourage persons seeking to acquire control to negotiate with our board of directors, they could have the effect of discouraging a prospective purchaser from making a tender offer or otherwise attempting to obtain control and may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover.

Examples of provisions in our articles of association that could have such an effect include:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	the total voting power of any shareholder owning 10% or more of the total voting rights attached to our ordinary shares will be reduced to approximately 9.9% of the total voting rights of our ordinary shares;

•	in certain circumstances, our directors may decline to register the transfer of shares on our share register that would result in a person owning 10% or more of any class of our shares and may decline certain transfers that they believe may have adverse tax or regulatory consequences;

•	in certain circumstances, if a transfer of shares on our share register would result in a person owning 10% or more of any class of our shares or would have adverse tax or regulatory consequences, our directors may force such transferee to sell the shares;

•	shareholders do not have the right to act by written consent, with the exception of variations in the rights attached to any class of shares; and

•	our directors have the ability to change the size of the board of directors.

Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

Applicable insurance laws make it difficult to affect a change of control.

Under applicable Delaware insurance laws and regulations, no person may acquire control of Scottish Re or Scottish Re (U.S.), Inc., our Delaware insurance subsidiary, unless that person has filed a statement containing specified information with the Delaware Insurance Commissioner and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our ordinary shares without obtaining the approval of the Delaware Insurance Commissioner would be in violation of Delaware's insurance holding company act and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the Delaware Insurance Commissioner.

In addition, many state insurance laws require prior notification to the state insurance department of a change in control of a non-domiciliary insurance company licensed to transact insurance in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of us or Scottish Re (U.S.), Inc. may require prior notification in the states that have pre-acquisition notification laws.

The market price of our ordinary shares could decrease due to the significant number of ordinary shares eligible for future sale.

As of December 11, 2003, we had 35,222,411 ordinary shares outstanding, 3,007,380 of which were held by Pacific Life. In addition, we had options outstanding to purchase an aggregate of 3,097,317 ordinary shares, Class A warrants to purchase an aggregate of 2,650,000 ordinary shares and 5,297,098 ordinary shares issuable upon conversion of the 4.50% Senior Convertible Notes due 2022. The ordinary shares held by Pacific Life, the ordinary shares issuable upon the exercise of the Class A warrants and the ordinary shares issuable upon conversion of our 4.50% Senior Convertible Notes have been registered pursuant to a registration statement that became effective on April 4, 2003, and they may be sold at any time and from time to time by the holders thereof in open market or privately negotiated transactions.

We cannot predict the effect, if any, that future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of the ordinary shares prevailing from time to time. Sales of substantial amounts of ordinary shares in the public market following the offering, or the perception that such sales could occur, could lower the market price of our ordinary shares and may make it more difficult for us to sell our equity securities in the future at a time and at a price that we deem appropriate. If the persons holding the Class A warrants or options cause a large number of the ordinary shares underlying such securities to be sold in the market, or if Pacific Life were to sell a large number of their ordinary shares, such sales could cause a decline in the market price for the ordinary shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include information with respect to our financial condition, our results of operations and businesses and the expected impact of this offering on our financial condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	uncertainties relating to the ratings accorded to our insurance subsidiaries;

•	the risk that our risk analysis and underwriting may be inadequate;

•	exposure to mortality experience which differs from our assumptions;

•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;

•	uncertainties arising from control of our invested assets by third parties;

•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;

•	the risk that our retrocessionaires may not honor their obligations to us;

•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;

•	political and economic risks in developing countries;

•	the impact of acquisitions, including the ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;

•	loss of the services of any of our key employees;

•	losses due to foreign currency exchange rate fluctuations;

•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);

•	the competitive environment in which we operate and associated pricing pressures; and

•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this prospectus supplement and we do not undertake any obligation, other than as may be required under U.S. federal securities laws, to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of the Hybrid Capital Units in this offering at an assumed public offering price of $25.00 per Hybrid Capital Unit, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $120.25 million, or approximately $138.44 million if the underwriters exercise their over-allotment option in full.

We expect to use the net proceeds from the sale of our Hybrid Capital Units in this offering for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital and other corporate purposes.

MARKET PRICES AND DIVIDENDS

Our ordinary shares have been traded on the New York Stock Exchange under the symbol "SCT" since January 23, 2002. Prior to that time our ordinary shares were listed and traded on the Nasdaq National Market under the symbol "SCOT" since November 24, 1998. As of December 11, 2003, our ordinary shares were held of record by approximately 30 persons. This table shows for the indicated periods the high and low closing sales prices per share for our ordinary shares, as reported in The Wall Street Journal, and dividends declared per share.

	High	Low	Per Share Dividend
Year Ended December 31, 2000
First Quarter	$9.000	$7.563	$0.05
Second Quarter	9.125	6.781	0.05
Third Quarter	9.875	8.375	0.05
Fourth Quarter	12.063	8.000	0.05
Year Ended December 31, 2001
First Quarter	$16.500	$11.125	$0.05
Second Quarter	17.600	13.000	0.05
Third Quarter	18.900	13.900	0.05
Fourth Quarter	19.350	15.000	0.05
Year Ended December 31, 2002
First Quarter	$19.000	$15.890	$0.05
Second Quarter	21.630	18.530	0.05
Third Quarter	19.000	13.900	0.05
Fourth Quarter	19.050	16.500	0.05
Period Ended December 11, 2003
First Quarter	$18.060	$16.550	$0.05
Second Quarter	20.520	17.180	0.05
Third Quarter	24.150	20.000	0.05
Fourth Quarter (through December 11, 2003)	24.500	19.320	—

Our dividend decisions are based on a number of factors, including our operating requirements and the impact of regulatory restrictions on the ability of our subsidiaries to pay dividends or advance funds to us. Our subsidiaries are restricted in the amount of dividends they can pay us.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003, (i) on an actual basis and (ii) on an as adjusted basis to reflect our sale of 5.0 million Hybrid Capital Units in this offering at an assumed public offering price of $25.00 per Hybrid Capital Unit, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us (assuming no exercise of the underwriters' over-allotment option). You should read this table in conjunction with historical consolidated financial statements and the other financial and statistical information included or incorporated by reference in this prospectus supplement.

	As of September 30, 2003
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Long term debt:	$132,500	$132,500
Mezzanine equity(1):	—	123,417
Shareholder's equity:
Ordinary shares, $0.01 par value; authorized 100,000,000 shares; issued and fully paid 35,184,411 shares	352	352
Additional paid-in capital(2)	572,436	551,454
Accumulated other comprehensive income	28,957	28,957
Retained earnings	72,927	72,927
Total shareholders' equity	674,672	653,690
Total capitalization	$807,172	$909,607

The above table excludes:

•	up to 750,000 Hybrid Capital Units issuable by us if the underwriters exercise their over-allotment option;

•	5,297,098 ordinary shares issuable upon the conversion of the 4.50% Senior Convertible Notes pursuant to their terms;

•	3,097,317 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $13.3695 per share as of December 8, 2003;

•	2,650,000 ordinary shares issuable upon exercise of outstanding Class A warrants at an exercise price of $15.00 per share; and

•	Long term debt of $30 million issued in October and November 2003.

(1)	Represents the convertible preferred shares issued as a part of the Hybrid Capital Units.
(2)	Reflects an adjustment of approximately $17.8 million representing the present value of the contract adjustment payments, payable in connection with the Hybrid Capital Units and assumes $0 for the purchase contracts.
See "Accounting Treatment."

ACCOUNTING TREATMENT

The net proceeds from the sale of the Hybrid Capital Units will be allocated in our financial statements between the purchase contracts and the convertible preferred shares in proportion to their respective fair market values at the time of the issuance. The fair market value at the time of issuance of each purchase contract will be $0 and the fair market value of each convertible preferred share will be $25. The present value of the contract adjustment payments will be initially charged to shareholders' equity, with an offsetting credit to liabilities. Interest expense will be recognized for the contract adjustment payments in excess of the recorded liability based on a constant rate calculation over the term of the contract adjustment payments. The convertible preferred shares will appear as a separate line item after our total liabilities and before our permanent equity accounts.

The purchase contracts are forward transactions in our ordinary shares. Upon settlement of each purchase contract, we will receive $25 on the purchase contract and will issue the requisite number of our ordinary shares. The $25 that we receive will be credited at the time of receipt to shareholders' equity and allocated between our ordinary shares and additional paid-in capital accounts. Before the issuance of our ordinary shares upon settlement of the purchase contracts, the purchase contracts will not impact our ordinary shares outstanding for diluted earnings-per-share because they will always be antidilutive.

The convertible preferred shares are convertible into our ordinary shares. Upon conversion of a convertible preferred share, we will deliver an amount of cash up to the $25 liquidation preference of the convertible preferred share and ordinary shares for the value of the excess, if any, of the conversion value minus the liquidation preference of the convertible preferred share. As a result, the convertible preferred shares will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of our ordinary shares used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of ordinary shares that would be issued upon conversion of the convertible preferred shares minus the number of ordinary shares that could be purchased by us in the market (at the average market price during the period) using the $25 liquidation preference. Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our ordinary shares is above the conversion price of $23.57, but no dilutive effect on our earnings per share for periods when the average market price is below $23.57.

DESCRIPTION OF HYBRID CAPITAL UNITS

The following is a summary of the terms of the Hybrid Capital Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of certain terms of the Hybrid Capital Units but is not necessarily complete. We refer you to the copies of those documents which have been filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the share purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

Overview

Each offered Hybrid Capital Unit is a unit initially consisting of and representing:

•	a purchase contract under which:

•	you will agree to purchase, and we will agree to sell on the purchase contract settlement date on February 15, 2007, or upon early settlement, for $25, a number of newly issued ordinary shares equal to the Settlement Rate described below under "Description of the Purchase Contracts—General," based on an average closing price of our ordinary shares for a period preceding that date, subject to anti-dilution adjustments, and

•	we will pay quarterly contract adjustment payments to you at a rate of 4.875% per annum on the stated amount of $25; subject to our right to defer such payments as described below under "Description of the Purchase Contracts—Option to Defer Contract Adjustment Payments," and

•	a convertible preferred share with a liquidation preference of $25, convertible into ordinary shares as described under "Description of the Convertible Preferred Shares—Conversion Rights," and an annual dividend rate of 1.000%.

The convertible preferred share initially will be pledged under a pledge agreement to secure your obligation to purchase ordinary shares under the purchase contract.

The $25 stated amount of each Hybrid Capital Unit will be allocated between the purchase contract and the convertible preferred share comprising the Hybrid Capital Unit in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each share of convertible preferred share will be $25 and the convertible preferred shares shall be treated as fully paid. By purchasing the Hybrid Capital Units, each beneficial owner of Hybrid Capital Units agrees to be bound by this allocation. See "Tax Considerations—Hybrid Capital Units—Allocation of Purchase Price." For the purposes hereof, "liquidation preference" shall mean the amount at which the convertible preferred shares are issued and the amount a holder of such convertible preferred shares shall be entitled to receive in preference to the ordinary shares on a liquidation or winding up of Scottish Re.

So long as the units are in the form of Hybrid Capital Units, the related convertible preferred shares will be pledged to the collateral agent to secure your obligations to purchase ordinary shares under the related purchase contracts. So long as the units are in the form of Treasury Units, the related Treasury Securities, as defined below, will be pledged to the collateral agent to secure your obligations to purchase ordinary shares under the related purchase contracts.

As a beneficial owner of the Hybrid Capital Units, you will be deemed to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such Hybrid Capital Units; and

•	appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on your behalf and in your name.

In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the Hybrid Capital Units to have agreed, for all tax purposes, (i) to treat the Hybrid Capital Units as consisting of two components, the convertible preferred shares and the related purchase contracts, (ii) to treat yourself as the owner of the related convertible preferred shares, Treasury Securities and purchase contracts that are or may constitute a part of the units owned, and (iii) to treat the convertible preferred shares as equity of Scottish Re for all tax purposes.

We will enter into:

•	a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the Hybrid Capital Units, the purchase contracts, the transfer, exchange or replacement of certificates representing the Hybrid Capital Units and certain other matters relating to the units; and

•	a pledge agreement with JPMorgan Chase Bank, as collateral agent, creating a pledge and security interest for our benefit to secure the obligations of the Hybrid Capital Unit holders under the purchase contracts.

Creating Treasury Units and Recreating Hybrid Capital Units

Hybrid Capital Unit holders will have the ability to "strip" their Hybrid Capital Units and take delivery of the pledged convertible preferred shares, creating "Treasury Units" by substituting Treasury Securities for the convertible preferred shares as described below. Holders of Treasury Units will have the ability to recreate Hybrid Capital Units from their Treasury Units by depositing with the collateral agent convertible preferred shares as described in more detail below. Holders who create Treasury Units or recreate Hybrid Capital Units, as discussed below, will be responsible for any related fees or expenses, including fees and expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—Miscellaneous."

Creating Treasury Units by Substituting Treasury Securities

Each Hybrid Capital Unit holder may create Treasury Units by substituting for the convertible preferred shares that are a part of the Hybrid Capital Units, zero-coupon Treasury Securities that mature on February 15, 2007 (CUSIP No. 912820BW6), which we refer to as a Treasury Security, in a total principal amount at maturity equal to the aggregate liquidation preference on those convertible preferred shares for which substitution is being made.

Each Treasury Unit will be a unit consisting of and representing:

•	a purchase contract under which:

•	you will agree to purchase, and we will agree to sell on the purchase contract settlement date on February 15, 2007, or upon early settlement, for $25, a number of newly issued ordinary shares equal to the Settlement Rate based on an average trading price of our ordinary shares for a period preceding that date, subject to anti-dilution adjustments; and

•	we will pay quarterly contract adjustment payments to you at a rate of 4.875% per annum on the stated amount of $25, subject to our right to defer such payments; and

•	a 2.5% undivided beneficial ownership interest in a Treasury Security having a principal amount at maturity equal to $1,000.

Hybrid Capital Unit holders may create Treasury Units at any time on or before the seventh trading day preceding the purchase contract settlement date. Because Treasury Securities are issued in integral multiples of $1,000 and the convertible preferred shares have a liquidation preference of $25 per share, holders of Hybrid Capital Units may create Treasury Units only in integral multiples of 40.

To create 40 Treasury Units, you must:

•	deposit with the collateral agent under the pledge agreement, a zero-coupon Treasury Security that matures on February 15, 2007 (CUSIP No. 912820BW6) and has a principal amount at maturity of $1,000, which must be purchased in the open market at your expense; and

•	transfer to the purchase contract agent 40 Hybrid Capital Units, accompanied by a notice stating that you have deposited a Treasury Security with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related convertible preferred shares with aggregate liquidation preference of $1,000.

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the Treasury Security, the collateral agent will release the related 40 convertible preferred shares from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 40 Hybrid Capital Units;

•	transfer to you the related 40 convertible preferred shares with an aggregate liquidation preference of $1,000; and

•	deliver to you 40 Treasury Units.

The Treasury Security will be substituted for the convertible preferred shares and will be pledged to the collateral agent to secure your obligation to purchase ordinary shares under the related purchase contracts. The convertible preferred shares thereafter will trade separately from the Treasury Units.

Recreating Hybrid Capital Units

Treasury Unit holders may recreate Hybrid Capital Units at any time on or before the seventh trading day preceding the purchase contract settlement date.

Each holder of Treasury Units may recreate Hybrid Capital Units by:

•	depositing with the collateral agent convertible preferred shares with an aggregate liquidation preference of $1,000; and

•	transferring to the purchase contract agent 40 Treasury Units, accompanied by a notice stating that that holder has deposited convertible preferred shares with an aggregate liquidation preference of $1,000 with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury Security.

The convertible preferred shares will be substituted for the Treasury Securities underlying your Treasury Units and will be pledged with the collateral agent to secure your obligation to purchase our ordinary shares under your purchase contract.

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the convertible preferred shares, the collateral agent will release the related Treasury Security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest in that Treasury Security. The purchase contract agent will then:

•	cancel the 40 Treasury Units;

•	transfer to you the related Treasury Security; and

•	deliver to you 40 Hybrid Capital Units.

Current Payments

Hybrid Capital Unit holders will be entitled, subject to certain conditions, to receive quarterly cash distributions at a rate of 5.875% per year on the stated amount of $25 per Hybrid Capital Unit consisting of:

•	dividend payments, when and if declared by our board of directors, calculated at the rate of 1.000% per year on the $25 liquidation preference of the convertible preferred shares; and

•	subject to our right to defer payments, contract adjustment payments payable by us at the rate of 4.875% per year on the stated amount of $25 per Hybrid Capital Unit until the earliest of the purchase contract settlement date, the early settlement date (in the case of a specified merger early settlement, as described in "Description of the Purchase Contracts—Early Settlement Upon

Specified Merger") and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of an early settlement other than upon a specified merger as described in "Description of the Purchase Contracts—Early Settlement").

Subject to our right to defer payments, Treasury Unit holders will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.875% per year on the stated amount of $25 per Treasury Unit until the earliest of the purchase contract settlement date, the early settlement date (in the case of a specified merger early settlement, as described in "Description of the Purchase Contracts—Early Settlement Upon Specified Merger") and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of an early settlement other than upon a specified merger as described in "Description of the Purchase Contracts—Early Settlement"). There will be no distributions in respect of the Treasury Securities that are a component of the Treasury Units, but the Treasury Unit holders will continue to be entitled to receive the quarterly dividend payments (when and if declared) on the convertible preferred shares that were released to them when the Treasury Units were created for as long as they hold the convertible preferred shares.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Hybrid Capital Units or Treasury Units, in their capacities as holders of those securities, will have no voting or other rights in respect of the ordinary shares.

Listing of the Hybrid Capital Units, the Treasury Units and the Convertible Preferred Shares

We have applied to list the Hybrid Capital Units on the NYSE under the symbol "SCTPrA," subject to our meeting the listing requirements of the NYSE. There can be no assurance of whether we will be able to satisfy, or continue to satisfy, all of the listing requirements. The convertible preferred shares will initially trade as a unit with the purchase contract component of the Hybrid Capital Units unless and until Treasury Securities have been substituted as described in "—Creating Treasury Units by Substituting Treasury Securities." If the Treasury Units or the convertible preferred shares are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will apply to list the Treasury Units or the convertible preferred shares on the same exchange as the Hybrid Capital Units are then listed, including, if applicable, the NYSE.

Miscellaneous

Scottish Re or its affiliates may purchase from time to time any of the offered Hybrid Capital Units, Treasury Units or convertible preferred shares that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

This section summarizes some of the terms of the purchase contracts. The summary should be read together with the purchase contract agreement, the pledge agreement, the remarketing agreement and the certificate of designation for the convertible preferred shares, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the share purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

In the discussion that follows:

•	"Applicable Market Value" means the average of the closing prices of the ordinary shares on each of the 20 consecutive trading days ending on and including the fourth trading day preceding the purchase contract settlement date, subject to adjustments described under "—Anti-dilution Adjustments."

•	"closing price" of the ordinary shares, on any date of determination, means:

•	the closing sale price or, if no closing sale price is reported, the last reported regular-way sale price of the ordinary shares on the NYSE on that date or, if the ordinary shares are not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which the ordinary shares are so listed; or

•	if the ordinary shares are not so reported, the last quoted bid price for the ordinary shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if that bid price is not available, the average of the mid-point of the last bid and ask prices of the ordinary shares on that date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

•	"trading day" means a day on which the ordinary shares:

•	are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business;

•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the ordinary shares (if such exchange, association or market reports transactions in the composite transactions); or

•	are scheduled to so trade in the case where such term is used with respect to future days.

Each purchase contract that is a part of a Hybrid Capital Unit or Treasury Unit will obligate you to purchase, and us to sell, on the purchase contract settlement date, a number of newly issued ordinary shares determined using the rate described below, which we call the "Settlement Rate," for $25 in cash unless the purchase contract terminates before that date or is settled early at your option. The number of ordinary shares that may be issued upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under "—Anti-dilution Adjustments" below:

•	if the Applicable Market Value is less than or equal to the reference price of $19.32, then each purchase contract will be settled for 1.2940 ordinary shares. As a result, you would realize the entire loss on the decline in market value of the ordinary shares from issuance until settlement of the purchase contract; and

•	if the Applicable Market Value is greater than the reference price of $19.32, then each purchase contract will be settled for a number of ordinary shares determined by dividing the stated amount of $25 by the Applicable Market Value. As a result, we would retain, pursuant to the purchase contract, all appreciation in the market value of the ordinary shares from issuance until settlement of the purchase contract.

Before the settlement of a purchase contract, the ordinary shares underlying the purchase contract will not be outstanding for any purpose, and you will not have any voting rights, rights to dividends or other distributions or other rights or privileges of an ordinary shareholder of Scottish Re by virtue of holding that purchase contract.

By accepting a Hybrid Capital Unit or a Treasury Unit, you will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform your obligations thereunder for so long as you remain a holder of Hybrid Capital Units or Treasury Units; and

•	duly appointed the purchase contract agent as your attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on your behalf and in your name.

In addition to your ownership of the purchase contracts that are part of the units, you will be deemed to have agreed to treat yourself as the owner of the related convertible preferred shares, in the case of Hybrid Capital Units, or the Treasury Securities, in the case of Treasury Units, in each case for all tax purposes.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the purchase contract agreement, including, without limitation, time periods for giving notices to, and taking actions by, holders, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the applicable provisions of the purchase contact agreement by virtue of this compliance.

Settlement

Settlement of the purchase contract will occur on the purchase contract settlement date, unless:

•	you have settled the related purchase contract prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent, in the manner described in "—Early Settlement";

•	we are involved in a merger prior to the purchase contract settlement date in which at least 30% of the consideration for our ordinary shares consists of cash, cash equivalents, debt or preferred securities or non-traded common equity securities, which we refer to as a "specified merger," and you have settled the related purchase contract through an early settlement as described in "—Early Settlement Upon Specified Merger"; or

•	an event described under "—Termination" below has occurred.

The settlement of the purchase contracts on the purchase contract settlement date will occur as follows:

•	in the case of Hybrid Capital Units where there has been a successful remarketing of the convertible preferred shares, the portion of the proceeds from the remarketing equal to the aggregate liquidation preference of the convertible preferred shares remarketed will automatically be applied to satisfy in full the holder's obligation to purchase ordinary shares under the related purchase contracts;

•	in the case of Hybrid Capital Units where there is a failed remarketing:

•	the holder may deliver cash to us as described below under "Remarketing" in an amount equal to $25 per purchase contract to satisfy in full the holder's obligation to purchase our ordinary shares under the related purchase contract; or

•	if the holder fails to deliver cash as described below under "Remarketing," we will, in accordance with applicable laws, exercise our rights as a secured party to foreclose on our security interest in the convertible preferred shares in satisfaction of your obligation to purchase our ordinary shares under the purchase contracts; and

•	in the case of Treasury Units, the cash payments on the maturity of the Treasury Securities will automatically be applied to satisfy in full your obligation to purchase our ordinary shares under the purchase contracts.

However, if you are a Hybrid Capital Unit holder that has elected to settle the related purchase contracts with separate cash on the seventh trading day immediately preceding the purchase contract settlement date and has provided such separate cash on or before the fifth trading day before the purchase contract settlement date, as described under "—Notice to Settle with Cash" below, then the relevant separate cash will automatically be applied to satisfy in full your obligation to purchase our ordinary shares under the purchase contracts.

In any event, our ordinary shares will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our ordinary shares to any person other than you.

Prior to the date on which ordinary shares are issued in settlement of purchase contracts, our ordinary shares underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ordinary shares, by virtue of holding the purchase contracts.

No fractional ordinary shares will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional ordinary share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the Applicable Market Value.

Remarketing

Pursuant to the remarketing agreement between us and Bear, Stearns & Co. Inc., as initial remarketing agent, and subject to the terms of the remarketing agreement, the convertible preferred shares held by Hybrid Capital Unit holders as part of a Hybrid Capital Unit will be remarketed on the fourth trading day immediately preceding the purchase contract settlement date, which we refer to as the "remarketing date."

Hybrid Capital Unit holders who fail to notify the purchase contract agent, on or before the seventh trading day preceding the purchase contract settlement date, of their intention to effect settlement of the related purchase contracts with separate cash in the manner described under "—Notice to Settle With Cash," or who so notify the purchase contract agent but fail to deliver separate cash timely on or before the fifth trading day preceding the purchase contract settlement date, will have their convertible preferred shares remarketed on the remarketing date.

The remarketing agent will use its commercially reasonable efforts to remarket the convertible preferred shares, together with any convertible preferred shares not then a part of the Hybrid Capital Units as to which the holders have requested remarketing, on the remarketing date at a price of least 100.25% of the aggregate liquidation preference of the convertible preferred shares. To obtain at least that price, the dividend rate on the convertible preferred shares may be reset. The reset rate will in no event be less than the original dividend rate on the convertible preferred shares and will not exceed the maximum rate permitted by applicable law. See "Description of the Convertible Preferred Shares—Dividend Rate Reset By Remarketing."

In the case of convertible preferred shares that are part of a Hybrid Capital Unit, on the purchase contract settlement date, a portion of the proceeds from the remarketing equal to the liquidation preference of the convertible preferred shares included in the Hybrid Capital Units at the time of remarketing will automatically be applied to satisfy the Hybrid Capital Unit holders' obligation to purchase ordinary shares under the purchase contracts. The remarketing agent will then deduct, as a remarketing fee, an amount equal to 25 basis points (0.25%) of the liquidation preference of the convertible preferred shares. The remaining proceeds from the remarketing of the convertible preferred shares in excess of 100.25% of the aggregate liquidation preference, including the amount of any accumulated and unpaid dividends, will be distributed to the Hybrid Capital Unit holders. In the case of convertible preferred shares that are not part of a Hybrid Capital Unit, the holders of the convertible preferred shares who have participated in the remarketing will receive the proceeds from the remarketing after deducting the remarketing fee. Settlement of the remarketing will occur on the fourth trading day following the remarketing date.

If the remarketing agent cannot remarket the convertible preferred shares, a "failed remarketing" will occur. We will issue a press release on Bloomberg and Reuters of the failed remarketing on the third trading day preceding the purchase contract settlement date and will post such notice on our website.

Upon a failed remarketing, Hybrid Capital Unit holders will have the option to settle the related purchase contract with separate cash by delivering to the collateral agent $25 in cash per purchase contract on or prior to the trading day immediately preceding the purchase contract settlement date.

If a failed remarketing occurs and a Hybrid Capital Unit holder has not settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, the collateral agent, for the benefit of Scottish Re and upon the written direction of Scottish Re, will be entitled to exercise its rights as a secured party and take possession of the convertible preferred shares that are part of your Hybrid Capital Units. Your obligation to purchase the ordinary shares then will be deemed to have been fully satisfied, and you will receive the number of shares of ordinary shares based on the Settlement Rate in effect at that time.

If the collateral agent exercises our rights as a secured creditor with respect to the convertible preferred shares, we will pay and deliver to the purchase contract agent for payment and delivery to the Hybrid Capital Unit holders, of which those convertible preferred shares are a part, cash in an amount equal to any accrued and unpaid dividends on the convertible preferred shares and the number of ordinary shares, if any, representing the value of the convertible preferred shares in excess of the liquidation preference, that the holder would have received had it converted the convertible preferred shares on the purchase contract settlement date using an average closing price for our ordinary shares over the 20 trading days ending on the fourth day prior to the purchase contract settlement date. In these circumstances you would not be entitled to receive a cash payment of the liquidation preference.

As long as the Hybrid Capital Units or the convertible preferred shares are evidenced by one or more global security certificates deposited with The Depository Trust Company, or DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding convertible preferred shares or Hybrid Capital Units of the remarketing and of the procedures to be followed for settlement with separate cash. See "Certain Provision of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—Book-Entry Issuance" below. To the extent required by applicable law to deliver freely tradable securities, we will agree to use commercially reasonable efforts to have in effect a registration statement covering the convertible preferred shares to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

Notice to Settle with Cash

A holder of a Hybrid Capital Unit or Treasury Unit holder wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by delivering a "notice to settle by separate cash" on or before 5:00 p.m., New York City time:

•	on the seventh trading day preceding the purchase contract settlement date, in the case of a Hybrid Capital Unit, except in the case of a failed remarketing; and

•	on the second trading day preceding the purchase contract settlement date in the case of a failed remarketing.

A holder wishing to settle with separate cash must deliver to the collateral agent cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the collateral agent. Payment must be delivered before 11:00 a.m., New York City time, on the fifth trading day before the purchase contract settlement date in the case of Hybrid Capital Units, or on the trading day before the purchase contract settlement date in the case of a failed remarketing. If the payment is not delivered prior to the fifth trading day, then the related convertible preferred share will be remarketed. Upon receipt of the cash payment, the related convertible preferred shares will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Hybrid Capital Units.

Any cash received by the collateral agent upon separate cash settlement will be invested promptly in permitted investments. The deposited cash (including any investment earnings) will be paid to us on the purchase contract settlement date.

Early Settlement

Subject to the conditions described below, a Hybrid Capital Unit or Treasury Unit holder may settle the related purchase contracts prior to the scheduled purchase contract settlement date in cash by presenting and surrendering the related Hybrid Capital Units or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of the certificate completed and executed as indicated, accompanied by payment to us in cash in immediately available funds of an amount equal to:

•	the stated amount of $25 times the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

A Hybrid Capital Unit holder may settle early the related purchase contracts at any time on or before the seventh trading day preceding the purchase contract settlement date. A Treasury Unit holder also may settle early at any time before the second trading day preceding the purchase contract settlement date, but only in integral multiples of 40 Treasury Units.

So long as the units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent. The early settlement right is also subject to the condition that, to the extent required under applicable laws to deliver freely tradable securities, we have a registration statement under the Securities Act of 1933 in effect covering the ordinary shares and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, to the extent required under the applicable laws to deliver freely tradable securities, (1) we will use our commercially reasonable efforts to have a registration statement in effect covering those ordinary shares and other securities to be delivered in respect of the purchase contracts being settled and (2) we will use our commercially reasonable efforts to provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.

Upon early settlement of the purchase contracts related to any Hybrid Capital Units or Treasury Units:

•	the holder will receive newly issued ordinary shares, for each purchase contract, equal to the quotient of $25 divided by the greater of (i) the conversion price of the convertible preferred shares and (ii) the Applicable Market Value of such ordinary shares at that time,

•	the convertible preferred shares and the Treasury Securities related to the Hybrid Capital Units or Treasury Units will be transferred to the holder free and clear of our security interest,

•	the holder's right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly cash payment date will terminate, and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments.

If the purchase contract agent receives a Hybrid Capital Unit certificate or Treasury Unit certificate, if they are in certificated form, accompanied by the completed "Election to Settle Early" and required immediately available funds from a holder of Hybrid Capital Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the early settlement date.

The term "business day" means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the early settlement date. Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Hybrid Capital Units or Treasury Units, if they are in certificated form, and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related ordinary shares to any person other than the holder of the Hybrid Capital Units or Treasury Units, we will cause the ordinary shares being purchased to be issued, and the related convertible preferred shares and the applicable ownership interest in the Treasury Securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "—Pledged Securities and Pledge Agreement" and transferred, within four trading days following the early settlement date, to the purchasing holder or the holder's designee.

Early Settlement Upon Specified Merger

Prior to the purchase contract settlement date, if we are involved in a merger, which we refer to as a "specified merger," in which at least 30% of the consideration for our ordinary shares consists of cash, cash equivalents, debt or preferred securities or common stock or the equivalent which is not traded or to be traded immediately following the merger on a U.S. securities exchange or the Nasdaq National Market, which we refer to as "Non-Traded Merger Consideration," then following the specified merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the Settlement Rate in effect immediately prior to the closing of the specified merger, provided that at such time, to the extent so required under applicable laws to deliver freely tradable securities, there is in effect a registration statement covering the ordinary shares and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the "specified merger early settlement right."

We will provide each of the holders with a notice of the completion of a specified merger within five trading days thereof. The notice will specify an early settlement date, which shall be 10 trading days after the date of the notice but no later than seventh trading days prior to the purchase contract settlement date, by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable Settlement Rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the specified merger early settlement right, you must deliver to the purchase contract agent, at least four trading days before the early settlement date, the certificate evidencing your Hybrid Capital Units or Treasury Units, if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

If you exercise the specified merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the specified merger at the Settlement Rate in effect at such time in addition to accrued and unpaid contract adjustment payments. The settlement rate then in effect will be based on the Applicable Market Value of our ordinary shares for the period ending on the fourth trading day immediately preceding the date of completion of the specified merger and then determining the amount of such cash, cash equivalents and securities which a holder of that number of ordinary shares would have received in the specified merger (assuming, if there is an election of consideration, such holder failed to make an election). You will also receive the convertible preferred shares or applicable ownership interests in the Treasury Securities underlying the Hybrid Capital Units or Treasury Units, as the case may be, upon early settlement.

If you do not elect to exercise your specified merger early settlement right, your Hybrid Capital Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date.

We have agreed that, to the extent required under the applicable laws to deliver freely tradable securities, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the ordinary shares and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a specified merger.

Contract Adjustment Payments

Contract adjustment payments will be fixed at a rate per annum of 4.875% of the $25 stated amount per purchase contract. Contract adjustment payments will accrue from December 17, 2003 and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2004. We have the right to defer the payment of these contract adjustment payments as described below under "—Option to Defer Contract Adjustment Payments."

Contract adjustment payments for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Hybrid Capital Units and pay such amounts to the holders. Subject to any applicable laws and regulations, each such payment will be made as described under "—Book-Entry Issuance."

If any date on which contract adjustment payments are to be made on the purchase contracts is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay.

Option to Defer Contract Adjustment Payments

We may, at our option and upon prior written notice to Hybrid Capital Unit and/or Treasury Unit holders, as the case may be, and the purchase contract agent, defer contract adjustment payments on each related purchase contract forming a part of a Hybrid Capital Unit or Treasury Unit until no later than the purchase contract settlement date or, if applicable, the date of any earlier settlement of the purchase contract. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 4.750% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive any deferred contract adjustment payments, any accrued and unpaid contract adjustment payments and all future contract adjustment payments will also terminate.

In the event that we elect to defer contract adjustment payments on the purchase contracts, each holder of Hybrid Capital Units will receive, on the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contract in connection with early settlement upon a specified merger, the aggregate amount of unpaid deferred contract adjustment payments on the related purchase contract in cash.

In the event we exercise our option to defer contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit our subsidiaries to, declare or pay dividends on, make other distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our share capital (other than the convertible preferred shares) other than:

•	as a result of a reclassification of share capital or the exchange or conversion of one class or series of our share capital for another class or series of our share capital;

•	the purchase of fractional interests in our share capital pursuant to the conversion or exchange provisions of the share capital or the security being converted or exchanged;

•	dividends or distributions in our share capital (or rights to acquire our share capital), or repurchases, redemptions or acquisitions of our share capital (or securities convertible into or exchangeable for our share capital with our share capital); or

•	redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan (prior to separation of the rights) or the declaration or payment thereunder of a dividend or distribution consisting of rights in the future.

Anti-dilution Adjustments

The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of specified events, including:

1)	the payment of dividends and other distributions on the ordinary shares made in ordinary shares;

2)	the issuance to all holders of our ordinary shares certain rights or warrants to purchase our ordinary shares, or securities convertible into or exchangeable or exercisable for our ordinary shares, for a period expiring within 60 days at less than the sale price of our ordinary shares at the time of announcement of such issuance;

3)	subdivisions, splits or combinations of ordinary shares;

4)	distributions to all holders of ordinary shares of our share capital, evidences of our indebtedness or assets, including securities but excluding:

•	dividends or distributions listed in clause (1) above;

•	rights or warrants listed in clause (2) above;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; and

•	dividends or distributions paid exclusively in cash or dividends or distributions pursuant to clause (5) below;

5)	distribution to all or substantially all holders of our ordinary shares of share capital of one of our subsidiaries (the Settlement Rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our ordinary shares over a measurement period following such distribution), in which event certain components of the Settlement Rate will be divided by a fraction:

•	the numerator of which is the market price of our ordinary shares immediately following the distribution less the fair market value, as determined by our board of directors, of the portion of these securities; and

•	the denominator of which is the market price of our ordinary shares immediately following the distribution;

6)	distributions by us or any of our subsidiaries consisting exclusively of cash to all holders of our ordinary shares, excluding any cash dividend on our ordinary shares to the extent that the aggregate cash dividend per share of our ordinary shares in any quarter does not exceed $0.05 (the "dividend threshold amount") (the dividend threshold amount is subject to adjustment in the same proportion as the Settlement Rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Settlement Rate pursuant to this clause (6)), in which event certain components of the Settlement Rate will be divided by a fraction:

•	the numerator of which will be the market price of our ordinary shares less the amount per share of such dividend or distribution in excess of the dividend threshold amount; and

•	the denominator of which will be the market price of our ordinary shares; and

7)	the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of ordinary shares to the extent that the cash and the value of any other consideration included in the payment per share of our ordinary shares exceeds the closing price of our ordinary shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event certain components of the Settlement Rate will be divided by a fraction:

•	the numerator of which shall be equal to (A) the product of (I) the market price per share of our ordinary shares on the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of ordinary shares outstanding (including any purchased shares) at such time less (B) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our ordinary shares we purchased in such tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our ordinary shares outstanding less any such purchased shares and the market price of our ordinary shares on the date of expiration of the tender or exchange offer.

To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the ordinary shares, the rights under the rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the ordinary shares, in which case the Settlement Rate will be adjusted at the time of separation as if we made a distribution to all holders of our ordinary shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights.

In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our ordinary shares to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Hybrid Capital Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our ordinary shares. Upon the occurrence of any such transaction, on the purchase contract settlement date the Settlement Rate will be based on the value of the cash or property a holder would have received had it held shares covered by the purchase contract when such transaction occurred. For purposes of calculating the Settlement Rate, the value of any such property received in such transaction, (i) with respect to property, other than common stock or the equivalent which is traded on a U.S. securities exchange or the Nasdaq National Market (which we refer to as "traded equity securities"), will be determined as of the date of such transaction, and (ii) with respect to any traded equity securities will be determined as of the purchase contract settlement date, in each case by our board of directors as provided in the purchase contract agreement.

If at any time we make a distribution of property to our shareholders that would be taxable to shareholders as a dividend for U.S. federal income tax purposes, for example, distributions of evidences of indebtedness or assets of Scottish Re, but generally not stock dividends or rights to subscribe to share capital, and, pursuant to the Settlement Rate adjustment provisions of the purchase contract agreement, the Settlement Rate is increased, that increase may give rise to a taxable dividend to holders of the Hybrid Capital Units at the time of such adjustment. See "Tax Considerations—Taxation of Hybrid Capital Units—Purchase Contracts—Adjustment to Settlement Rate."

In addition, we may make similar increases in the Settlement Rate as we deem advisable in order to avoid or diminish any income tax to holders of our share capital resulting from any dividend or distribution of share capital, or rights to acquire share capital, or from any event treated in that way for income tax purposes or for any other reason.

Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share.

Whenever the Settlement Rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the Settlement Rate, detailing the calculation of the Settlement Rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the Hybrid Capital Units of the adjustment within 10 business days of any event requiring that adjustment and describe in reasonable detail the method by which the Settlement Rate was adjusted.

Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of ordinary shares issuable upon early settlement of a purchase contract.

If an adjustment is made to the Settlement Rate, an adjustment also will be made to the Applicable Market Value solely to determine which Settlement Rate will be applicable on the purchase contract settlement date.

Calculations in Respect of the Purchase Contracts

We or our agents will be responsible for making all calculations called for under the purchase contracts relating to settlement rates and adjustments.

Termination

The purchase contracts, our related rights and obligations and those of the Hybrid Capital Unit and/or Treasury Unit holders, including their obligations to purchase our ordinary shares, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization specified in the purchase contract agreement.

Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury Security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. Such a delay may occur, if we become the subject of a proceeding under the U.S. Bankruptcy Code, as a result of the automatic stay, if applicable, under the bankruptcy code or other stay and continue until such stay has been lifted. Any stay would not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

Pledged Securities and Pledge Agreement

The convertible preferred shares that are a part of the Hybrid Capital Units or, if substituted, the Treasury Securities that are a part of the Treasury Units, which we collectively call the "Pledged Securities," will be pledged to the collateral agent for the benefit of Scottish Re under the pledge agreement to secure the obligations of the holders of the units to purchase ordinary shares under the related purchase contracts. The rights of the holders of the units with respect to the Pledged Securities will be subject to the security interest of Scottish Re in the Pledged Securities. No Hybrid Capital Unit or Treasury Unit holder will be permitted to withdraw the Pledged Securities from the pledge arrangement except:

(1)	to substitute Treasury Securities for convertible preferred shares;

(2)	to substitute convertible preferred shares for Treasury Securities; and

(3)	upon specified merger early settlement or termination of the related purchase contracts.

In connection with clauses (1) and (2) above, see "Description of the Hybrid Capital Units—Creating Treasury Units and Recreating Hybrid Capital Units—Creating Treasury Units by Substituting Treasury Securities" and "—Recreating Hybrid Capital Units."

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, Hybrid Capital Unit holders will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related convertible preferred shares, including dividend payments, voting and redemption rights, and each Treasury Unit holder will retain beneficial ownership of the related Treasury Securities pledged in respect of the related purchase contracts. We will have no interest in the Pledged Securities other than our security interest.

Except as described in "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Hybrid Capital Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—Book-Entry Issuance."

CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

This section summarizes some of the other provisions of the purchase contracts, the purchase contract agreement and the pledge agreement. This summary should be read together with the purchase contract agreement and the pledge agreement, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the share purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

Initially, all payments, settlements, deliveries and transfers on or with respect to the Hybrid Capital Units and Treasury Units, if any, will be made in accordance with the procedures described below under "—Book-Entry Issuance."

Payments on the definitive Hybrid Capital Units will be made, purchase contracts (and documents relating to the Hybrid Capital Units, Treasury Units and purchase contracts) will be settled, and transfers of the Hybrid Capital Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Hybrid Capital Units and Treasury Units do not remain in book-entry form, payment on the Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Ordinary shares will be delivered on the purchase contract settlement date (or earlier upon early settlement or specified merger early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of a stay under the U.S. Bankruptcy Code, see "Description of the Purchase Contracts—Termination") at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.

If you fail to present and surrender the certificate evidencing the Hybrid Capital Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the ordinary shares issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The ordinary shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder's Hybrid Capital Units or Treasury Units to the purchase contract agent, the related pledged securities will be delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay dividends on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Hybrid Capital Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting us, the purchase contract agent or the collateral agent, as the case may be, to modify the purchase contract agreement or the pledge agreement without the consent of the Hybrid Capital Unit or Treasury Unit holders for any of the following purposes:

•	to evidence the succession of another person to our obligations,

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements,

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent,

•	to make provision with respect to the rights of Hybrid Capital Unit or Treasury Unit holders pursuant to adjustments in the Settlement Rate due to events described in "Description of the Purchase Contracts—Anti-dilution Adjustments,"

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the Hybrid Capital Unit or Treasury Unit holders in any material respect, and

•	to make any other provisions with respect to such matters or questions arising under the agreement which we and the agent may deem necessary or desirable and which will not adversely affect the interests of the holders,

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the Hybrid Capital Unit or Treasury Unit holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement or the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	change any payment date,

•	change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the Hybrid Capital Unit or Treasury Unit holder's rights in or to the pledged securities,

•	change the place or currency of payment or reduce any contract adjustment payments,

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

•	reduce the number of ordinary shares purchasable under the purchase contract other than pursuant to Settlement Rate adjustments, increase the price to purchase ordinary shares upon settlement of the purchase contract, change the purchase contract settlement date, the right to early settlement or the Hybrid Capital Unit or Treasury Unit holder's specified merger early settlement right or otherwise adversely affect the holder's rights under the purchase contract, or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Hybrid Capital Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

Each holder of Hybrid Capital Units or Treasury Units will be deemed under the terms of the purchase contract agreement, by his or her acceptance of such units, to have expressly withheld any consent to the assumption, also known as affirmance, of the related purchase contracts by Scottish Re, its receiver, liquidator or trustee in the event that Scottish Re becomes the subject of a case under the U.S. bankruptcy code or other similar state or federal law providing for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless, among other things:

•	either Scottish Re is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia, the Cayman Islands or Bermuda and that corporation expressly assumes all the obligations of Scottish Re under the purchase contracts, the purchase contract agreement and the pledge agreement and remarketing agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

•	Scottish Re or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment and other obligations under the purchase contracts, the purchase contract agreement, the pledge agreement, the certificate of designation or the remarketing agreement.

Governing Law

The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Issuance

DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Hybrid Capital Units and Treasury Units. The Hybrid Capital Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Hybrid Capital Units and Treasury Units, will be issued and deposited with the depositary.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Hybrid Capital Units or the Treasury Units so long as the Hybrid Capital Units or the Treasury Units are represented by global security certificates.

The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

In the event that:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered,

•	a default has occurred and is continuing under the purchase contract agreement, or

•	we, in our sole discretion, determine that the global security certificates shall be so exchangeable,

certificates for the Hybrid Capital Units or Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Hybrid Capital Unit or Treasury Unit that is exchangeable pursuant to the preceding sentence will be exchangeable for Hybrid Capital Unit or Treasury Unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Hybrid Capital Units or Treasury Units represented by these certificates for all purposes under the Hybrid Capital Units or Treasury Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the Hybrid Capital Units or Treasury Units represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Hybrid Capital Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•	will not be considered to be holders of the global security certificates or any Hybrid Capital Units or Treasury Units represented by these certificates for any purpose under the Hybrid Capital Units or Treasury Units or the purchase contract agreement.

All payments on the Hybrid Capital Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related convertible preferred shares, Treasury Securities and ordinary shares will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Information Concerning the Purchase Contract Agent

JPMorgan Chase Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the Hybrid Capital Unit and Treasury Unit holders from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Hybrid Capital Units and Treasury Units or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement would be effective upon the appointment of a successor.

JPMorgan Chase Bank currently does not maintain commercial banking relationships with us, but may in the future. An affiliate of JPMorgan Chase Bank will be acting as an underwriter for the offering of the Hybrid Capital Units.

Information Concerning the Collateral Agent

JPMorgan Chase Bank will be the collateral agent. All property delivered to the collateral agent pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the collateral agent. The collateral agent will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

The collateral agent will act solely as the agent of Scottish Re and will not assume any obligation or relationship of agency or trust for or with any of the Hybrid Capital Unit and Treasury Unit holders except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement would be effective upon the appointment of a successor.

Because JP Morgan Chase Bank is serving as both the collateral agent and the purchase contract agent, if a default occurs under the purchase contract agreement or the pledge agreement, JP Morgan Chase Bank may resign as the collateral agent, but remain as the purchase contract agent. We will than select a new collateral agent in accordance with the terms of the pledge agreement.

JPMorgan Chase Bank currently does not maintain commercial banking relationships with us, but may in the future. An affiliate of JPMorgan Chase Bank will be acting as an underwriter for the offering of the Hybrid Capital Units.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the offering of the Hybrid Capital Units, (2) the retention of the collateral agent and the purchase contract agent, (3) the enforcement by the purchase contract agent of the rights of the holders of the Hybrid Capital Units and Treasury Units, and with certain exceptions, share transfer and similar taxes attributable to the initial issuance and delivery of our ordinary shares upon settlement of the purchase contracts. However, holders who elect to substitute the related Pledged Securities, thus creating Treasury Units or recreating Hybrid Capital Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted. We will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE CONVERTIBLE PREFERRED SHARES

The following description is a summary of some of the terms of our convertible preferred shares. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the convertible preferred shares and the certificate of designation but do not purport to be complete, and reference is hereby made to the certificate of designation which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the preferred shares in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The convertible preferred shares will be issued under a certificate of designation approved by resolution of a committee of our board of directors.

The convertible preferred shares will be convertible into 1.0607 ordinary shares per $25 liquidation preference of the convertible preferred shares, subject to anti-dilution adjustments, which we refer to as the "conversion rate," on its mandatory redemption date of May 21, 2007 or upon a specified merger as described under "—Conversion Right." Upon conversion, we will deliver, in lieu of ordinary shares, cash in an amount up to the liquidation preference on the convertible preferred shares plus accrued and unpaid dividends and ordinary shares for the value of the excess, if any, of the conversion obligation over the liquidation preference as described under "—Conversion Right—Settlement Upon Conversion." The conversion obligation is equal to the product of the conversion rate multiplied by the average trading price of our ordinary shares for a specified period, which in the case of conversion on the mandatory redemption date, will commence on the trading day immediately following the redemption date.

The convertible preferred shares will be limited to 5.0 million aggregate ordinary shares, or 5.75 million ordinary shares if the underwriters' over-allotment option is fully exercised. When issued and sold for the consideration described in this prospectus supplement, the convertible preferred shares will be validly issued, fully paid and non-assessable.

The convertible preferred shares will not be subject to any sinking fund or other obligation by us to repurchase or retire the convertible preferred shares. The outstanding convertible preferred shares will be redeemed at a redemption price equal to the stated liquidation preference of $25 per convertible preferred share plus accrued and unpaid dividends to, but not including, the mandatory redemption date, which will be May 21, 2007.

The convertible preferred shares which initially form a part of the Hybrid Capital Units will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on convertible preferred shares issued as part of a Hybrid Capital Unit will be made through the purchase contract agent. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—Book-Entry Issuance." Liquidation amount and dividends with respect to certificated convertible preferred shares which are not part of a Hybrid Capital Unit will be payable, the transfer of these convertible preferred shares will be registrable and these convertible preferred shares will be exchangeable for convertible preferred shares of a like aggregate liquidation amount in denominations of $25 and integral multiples of $25, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of JPMorgan Chase Bank as that office. However, at our option, payment of dividends may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Ranking

The convertible preferred shares will rank senior to all ordinary shares now outstanding or that we may issue in the future with respect to the payment of dividends and upon liquidation, dissolution or winding up of Scottish Re. We may not issue any series or class of preferred shares that rank senior to the convertible preferred shares without complying with the provisions under "—Modification" below.

Dividends

Holders of the convertible preferred shares will be entitled to receive, when and as declared by our board of directors out of our assets legally available for payment, cash dividends at the annual rate of 1.000% on the liquidated preference, equivalent to $0.2500 per share, until the purchase contract settlement date on February 15, 2007.

The applicable dividend rate on the convertible preferred will be reset as described below under "—Dividend Rate Reset By Remarketing." The reset rate will become effective on the reset effective date, which is four trading days immediately following the remarketing.

Dividends on the convertible preferred shares will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2004, or if that date is not a business day, the next succeeding business day, except the dividend payable on May 15, 2007 will be payable upon the mandatory redemption of the convertible preferred shares. Dividends on the convertible preferred shares will begin to accumulate and be cumulative from the date of original issuance and will be payable to holders of record as they appear on the share register of Scottish Re at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls.

We are only obligated to pay dividends on the convertible preferred shares if our board of directors declares the dividend payable and we have the assets that legally can be used to pay such dividends. Dividends on the convertible preferred shares will be cumulative, whether or not there are assets legally available for the payment of such dividend. This means that, if the board of directors fails to declare a dividend, the dividend will accumulate until declared and paid. We will pay accrued dividend on any convertible preferred shares that are converted into our ordinary shares at the time of conversion. Holders of the convertible preferred shares will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends, as described in this paragraph. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

The amount of dividends payable on the convertible preferred shares for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which dividend is payable on the convertible preferred shares is not a business day, then payment of the dividend payable on such date will be made on the next day that is a business day (and without any interest or other additional payment in respect of any such delay).

If dividends are not paid in full, or declared in full and sums set apart for their payment, on the convertible preferred shares and on any other share capital ranking equally as to dividends with the convertible preferred shares, all dividends declared on the convertible preferred shares and shares of that other share capital will be declared and paid pro rata so that in all cases the amount of dividends declared per share on the convertible preferred shares and that other share capital will bear to each other the same ratio that accrued and unpaid dividends per share on the convertible preferred shares and that other share capital bear to each other. Except as provided above, unless full cumulative dividends on all outstanding shares of the convertible preferred shares have been paid or declared and sums set aside for their payment:

•	dividends, other than dividends paid in ordinary shares or other shares ranking junior to the convertible preferred shares as to dividends and upon liquidation, dissolution or winding up, may not be declared or paid or set apart for payment,

•	other distributions may not be made on the ordinary shares or on any other shares of Scottish Re ranking junior to the convertible preferred shares as to dividends, or upon liquidation, dissolution or winding up, and

•	any ordinary shares or any other shares of Scottish Re ranking junior to or on a parity with the convertible preferred shares as to dividends or upon liquidation, dissolution or winding up may not be redeemed, purchased or otherwise acquired for any consideration by Scottish Re, except by conversion into or exchange for shares of Scottish Re ranking junior to the convertible preferred shares as to dividends and upon liquidation, dissolution or winding up.

Dividends on the convertible preferred shares will cease to accrue upon conversion or mandatory redemption.

If dividends are not paid on the fourth day following the remarketing date or the redemption date of the convertible preferred shares, then holders of the convertible preferred shares will have the right to elect two directors to our board of directors and dividends will continue to accrue.

If on the remarketing settlement date there are any accrued and unpaid dividends on the convertible preferred shares or we fail to satisfy our conversion obligation in a timely manner, then the reset rate will be the greater of the rate determined in the remarketing and the rate that would be applicable in a failed remarketing. If on the mandatory redemption date we fail to pay accrued and unpaid dividends or redeem the convertible preferred shares, then the dividend rate will be the greater of the then existing dividend rate and 3-month LIBOR plus 150 to 600 basis points.

As a matter of currently applicable Cayman Islands corporate law, dividends may only be funded to the extent they are payable out of the distributable profits of a company, and/or out of the proceeds of a new issue of shares and/or out of share premium account. Under Cayman Islands law as currently in effect, share premium account means an amount equal to (i) the excess of (A) the aggregate subscription proceeds received by a company in respect of the offerings of all classes of its preferred and ordinary shares after giving effect to any placement or subscription fees, but without taking into account any other fees and expenses of a company relating to such offerings over (B) the aggregate par value of all of a company's issued ordinary and preferred shares of whatever class minus (ii) the aggregate of any reductions made to such amount on account of distributions previously made from a company's share premium account to holders of its shares by a company. Payments characterized as redemption payments under Cayman Islands law (including the payments of cash owing to holders of the convertible preferred shares upon conversion) may be funded out of share capital in addition to those sources of funds that may be used to fund dividends.

In addition, dividends, redemption and conversion payments and other distributions made by a company to its shareholders (whether holding ordinary or preferred shares of any class) will only be payable to the extent that a company is and will remain solvent (meaning able to pay its debts as they fall due in the ordinary course of business) after such distributions are paid.

Dividend Rate Reset By Remarketing

The dividend rate on the convertible preferred shares may be reset upward to a reset rate in a remarketing on the fourth day preceding the purchase contract settlement date. The reset rate will become effective on the reset effective date, which is four trading days immediately following the remarketing. The reset rate will be the rate per annum that results from the remarketing of the convertible preferred shares that are a part of the Hybrid Capital Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given notice but failed to deliver cash, and the convertible preferred shares that are not a part of the Hybrid Capital Units as to which the holders have requested remarketing. The remarketing agent will use its commercially reasonable efforts to remarket the convertible preferred shares that are a part of Hybrid Capital Units to which the holders have not given notice of their election to settle the related purchase contracts with cash, together with any convertible preferred share not then a part of the Hybrid Capital Units as to which the holders have requested remarketing, on that date at a price of least 100.25% of the aggregate liquidation preference of the convertible preferred shares, plus accrued and unpaid dividends. To obtain at least that price, the dividend rate on the convertible preferred shares may be reset. The reset rate will in no event be less than the original dividend rate on the convertible preferred shares and will not exceed the maximum rate permitted by applicable law.

If none of the holders elects to have convertible preferred shares remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

If a failed remarketing occurs the reset rate will be equal to (x) 3-month LIBOR, as defined in the next paragraph, plus (y) a spread ranging from 150 to 600 basis points based on the credit ratings of the convertible preferred shares at that time. The reset rate will in no event be less than the original dividend rate on the convertible preferred shares and will not exceed the maximum rate permitted by applicable law.

The term "3-month LIBOR" means, with respect to the second London banking day prior to the remarketing settlement date:

(a)	the rate for 3-month deposits in United States dollars commencing on the remarketing settlement date, that appears on the Moneyline Telerate Page 3750 (as described below) as of 11:00 a.m., London time, on the determination date, unless fewer than two such offered rates so appear; or

(b)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular date on the Moneyline Telerate Page 3750, the rate calculated by the calculation agent of at least two offered quotations obtained by the remarketing agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the remarketing settlement date, to prime banks in the London interbank markets at approximately 11:00 a.m., London time, on that date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular date by three major banks (which will not include our affiliates) in The City of New York selected by the remarketing agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (c), 3-month LIBOR shall equal to the original dividend rate on the convertible preferred shares.

"Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

"London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

The reset rate will rounded to the nearest one-thousandth (0.001) of one percent.

Remarketing

Remarketing Procedures

Below is a summary of the procedures to be followed in connection with a remarketing of the convertible preferred shares.

As long as the Hybrid Capital Units or the convertible preferred shares are evidenced by one or more global security certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding convertible preferred shares or Hybrid Capital Units of the remarketing.

Not later than 5:00 p.m., New York City time, on the seventh trading day preceding the purchase contract settlement date, which is also three trading days prior to the remarketing date, any holder of the convertible preferred shares that are a part of the Hybrid Capital Units may elect (or deem to elect) to have those shares remarketed. Hybrid Capital Unit holders that do not give notice before that time of their intention to settle their related purchase contracts for separate cash, and holders who give notice but fail to deliver cash before 11:00 a.m., New York City time, on the fifth trading day preceding the purchase contract settlement date, will be deemed to have consented to the disposition of the convertible preferred shares that are a part of their Hybrid Capital Units in the remarketing. Holders of the convertible preferred shares that are not a part of the Hybrid Capital Units who wish to have their shares remarketed must give notice of their election before 11:00 a.m., New York City time, on that fifth trading day. Any such notice will be irrevocable with respect to and may not be conditioned upon the level at which the reset rate is established in the remarketing.

If the remarketing agent determines that it will be able to remarket all the convertible preferred shares included in the remarketing for purchase at a minimum price of 100.25% of the aggregate liquidation preference of the convertible preferred shares, plus accrued and unpaid dividends, before 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will determine the reset rate per annum, which will be the rate that the remarketing agent determines, in its sole judgment, to be the lowest rate per year that will enable it to remarket all the convertible preferred shares tendered or deemed tendered for remarketing at that price. Scottish Re and its affiliates will not be able to participate or bid for the convertible preferred shares during the remarketing. The reset rate will in no event be less than the original dividend rate on the convertible preferred shares and will not exceed the maximum rate permitted by applicable law. The purchase price in the remarketing will include any accrued and unpaid dividends on the convertible preferred shares.

If, by 4:30 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the convertible preferred shares included in the remarketing, a failed remarketing will be deemed to have occurred, and the remarketing agent will so advise DTC and Scottish Re. We will issue a press release on Bloomberg and Reuters of the failed remarketing on the third trading day preceding the purchase contract settlement date and will post such notice on our website.

Upon a failed remarketing, holders of the Hybrid Capital Units will have the option to settle the related purchase contract with separate cash by delivering to the collateral agent $25 in cash per purchase contract on or prior to the trading day immediately preceding the purchase contract settlement date.

By approximately 4:30 p.m., New York City time, on the trading day following the remarketing date, so long as there has not been a failed remarketing, the remarketing agent will advise:

•	DTC and Scottish Re of the reset rate determined in the remarketing and the number of the convertible preferred shares sold in the remarketing;

•	each person purchasing the convertible preferred shares in the remarketing or the appropriate DTC participant of the reset rate and the number of the convertible preferred shares that person is to purchase; and

•	each of those purchasers to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the convertible preferred shares purchased through the facilities of DTC.

If a failed remarketing occurs, unless a Hybrid Capital Unit holder has not participated in the remarketing due to having elected to settle the purchase contract using separate cash, Hybrid Capital Unit holders will have the option to settle the related purchase contract with separate cash by delivering to the collateral agent $25 in cash per purchase contract on or prior to the business day immediately preceding the purchase contract settlement date. If a failed remarketing occurs and a Hybrid Capital Unit holder has not settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, the collateral agent, for the benefit of Scottish Re and upon the written direction of Scottish Re, will be entitled to exercise its rights as a secured party and take possession of the convertible preferred shares that are part of your Hybrid Capital Units. If we do so, your obligation to purchase the ordinary shares then will be deemed to have been fully satisfied, and you will receive the number of shares of ordinary shares based on the Settlement Rate in effect at that time.

If the collateral agent exercises our rights as a secured creditor with respect to the convertible preferred shares, we will pay and deliver to the purchase contract agent for payment and delivery to the holders of the Hybrid Capital Units, of which those convertible preferred shares are a part, cash in an amount equal to any accrued and unpaid dividends on the convertible preferred shares and the number of ordinary shares, if any, representing the value of the convertible preferred shares in excess of the liquidation preference, that the holder would have received had it converted the convertible preferred shares on the purchase contract settlement date using an average closing price for our ordinary shares over the 20 trading days ending on the fourth day prior to the purchase contract settlement date. In these circumstances you would not be entitled to receive a cash payment of the liquidation preference.

To the extent required by applicable law to deliver freely tradable securities, we will agree to use commercially reasonable efforts to have in effect a registration statement covering the convertible preferred shares to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

In accordance with DTC's normal procedures, on the purchase contract settlement date, the transactions described above with respect to each convertible preferred shares tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and those shares delivered by book-entry as necessary to effect purchases and sales of the convertible preferred shares. DTC will make payment in accordance with its normal procedures.

If any holder selling the convertible preferred shares in the remarketing fails to deliver the convertible preferred shares, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased the convertible preferred shares in the remarketing may deliver to that other person a number of the convertible preferred shares that is less than the number of the convertible preferred shares that otherwise was to be purchased by that person. In that event, the number of the convertible preferred shares to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of convertible preferred shares will constitute good delivery.

The right of each holder to have the convertible preferred shares purchased in the remarketing will be limited to the extent that:

•	the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement;

•	the remarketing agent is able to find a purchaser or purchasers for the convertible preferred shares; and

•	the purchaser or purchasers deliver the purchase price for the convertible preferred shares to the remarketing agent.

The remarketing agent is not obligated to purchase any of the convertible preferred shares that would otherwise remain unsold in the remarketing. Neither Scottish Re nor the remarketing agent will be obligated in any case to provide funds to make payment for the convertible preferred shares included in the remarketing.

We will be liable for any and all costs and expenses incurred in connection with the remarketing.

Remarketing Agent

The remarketing agent will initially be Bear, Stearns & Co. Inc. Scottish Re and Bear, Stearns & Co. Inc. will enter into the remarketing agreement which provides that Bear, Stearns & Co. Inc. will initially act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing at a minimum price of 100.25% of their liquidation preference. Under certain circumstances, some portion of the convertible preferred shares included in the remarketing may be purchased by the remarketing agent.

The remarketing agreement provides that the remarketing agent will incur no liability to Scottish Re or to any holder of the Hybrid Capital Units or the convertible preferred shares in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the gross negligence or willful misconduct on its part. The remarketing agent will receive a remarketing fee equal to 0.25% of the aggregate liquidation preference of the convertible preferred shares.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with us. In that case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

Conversion Rights

Upon the mandatory redemption date or a specified merger as defined under "Description of the Purchase Contract—Early Settlement Upon Specified Merger," a holder may, upon delivery of a conversion notice, convert any outstanding convertible preferred share initially at a conversion rate of 1.0607 ordinary shares per convertible preferred share. This reflects an initial conversion price of $23.57. The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may, upon delivery of a conversion notice, convert the convertible preferred shares only in denominations of $25 and integral multiples thereof.

Conversion Procedures

No fractional ordinary shares will be issued by us upon conversion of the convertible preferred shares. In lieu of a fractional ordinary share, the holder will receive an amount of cash equal to the fractional part of the share multiplied by the average closing sale price of our ordinary shares for the 20 consecutive trading day period ending on and including the fourth trading day immediately preceding the date of a specified merger or the 20 consecutive trading day period beginning on the trading day immediately following the mandatory redemption date, as the case may be. If, however, a holder surrenders for conversion at one time more than one convertible preferred share, then the number of ordinary shares that may be issued pursuant to those purchase contracts will be computed based upon the aggregate number of convertible preferred shares surrendered for conversion.

Upon conversion, we will make a cash payment for accrued and unpaid dividends on the convertible preferred shares. However, we will not make any payment or other adjustment for dividends on any ordinary shares issued upon conversion of the convertible preferred shares, except as described under "—Conversion Rate Adjustment."

A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our ordinary shares if that holder exercises its conversion rights, but it will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the ordinary shares in a name other than its own. Certificates representing ordinary shares will be issued or delivered only after all applicable taxes and duties, if any, payable by such holder have been paid.

To convert interests in a convertible preferred share held in book-entry form, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

To convert a definitive convertible preferred share held in global form, a holder must:

•	complete and manually sign the conversion notice on the back of the share certificate (or a facsimile thereof);

•	deliver the completed conversion notice and the share to be converted to the specified office of the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

In the case of a conversion upon a specified merger, notice of conversion must be given during the time period referred to below under "Conversion Upon Specified Merger". In the case of conversion on the mandatory redemption date, notice of conversion must be given prior to the close of business on the trading day preceding the mandatory redemption date. The conversion date will be the date on which all of the foregoing requirements have been satisfied. The convertible preferred shares will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. Upon conversion, we will deliver an amount of cash up to the liquidation preference of the convertible preferred shares, in lieu of ordinary shares, and ordinary shares for the value of the excess, if any, of the conversion obligation minus the liquidation preference of the convertible preferred shares as described below. In the case of conversion on the mandatory redemption date, delivery of the cash and the ordinary shares will occur on or about the 24th trading day after the mandatory redemption date. In the case of conversion upon a specified merger, settlement will occur as soon as practicable on or after the conversion date. To the extent that we have a rights plan in effect upon conversion of the convertible preferred shares, you will receive, in addition to the ordinary shares, the rights under the rights plan, unless, prior to conversion of the convertible preferred shares, the rights have separated from the ordinary shares, in which case the conversion rate will be subject to adjustment at the time of separation pursuant to clause (2) under "—Conversion Rate Adjustments", subject to readjustment in the event of the expiration, termination or redemption of the rights.

Conversion Upon Specified Merger

If a holder of convertible preferred shares converts upon a specified merger prior to the mandatory redemption date, we will deliver to a holder, for each $25 liquidation preference:

•	a cash amount ("cash amount") (excluding any cash in lieu of fractional shares) equal to the liquidation preference; and

•	the product of (i) the kind and amount of securities, cash or other property that you would have been entitled to receive, on a per share basis, if you had converted immediately before the specified merger (including any ordinary shares retained by the holder of ordinary shares in the merger) multiplied by (ii) a number of ordinary shares, if any, equal to the difference between:

•	a number equal to the conversion rate; minus

•	a number of ordinary shares equal to the quotient of (i) the cash amount divided by (ii) the average closing sale price of our ordinary shares for the 20 consecutive trading day period ending on the fourth trading day immediately preceding the date of completion of the specified merger.

Upon conversion, we will pay accrued and unpaid dividends, to, but not including, the conversion date.

We will provide each of the holders with a notice of the completion of a specified merger within five business days thereof. The notice will specify a date, which shall be ten trading days after the date of the notice but no later than the mandatory redemption date for the convertible preferred shares, by which each holder's merger early conversion right must be exercised. Such notice will be published in a daily newspaper in the English language of general circulation in New York City, which newspaper is expected to be The Wall Street Journal, and will be posted on our website and released on Bloomberg and Reuters newswires.

If you do not elect to exercise your specified merger early conversion right, your convertible preferred shares will remain outstanding and you will receive for such convertible preferred shares that remain outstanding the cash, securities or other property into which our ordinary shares were converted at the conversion rate in effect on the mandatory redemption date.

We have agreed that, to the extent required under applicable laws to deliver freely tradable securities, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the ordinary shares and other securities, if any, to be delivered in respect of the convertible preferred shares and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a specified merger.

Conversion Upon Mandatory Redemption

If a holder of convertible preferred shares converts on the mandatory redemption date, we will deliver to a holder, for each $25 liquidation preference:

•	a cash amount ("cash amount") (excluding any cash in lieu of fractional shares) equal to the liquidation preference; and

•	a number of ordinary shares, if any, equal to the difference between:

•	a number equal to the conversion rate; minus

•	a number of ordinary shares equal to the quotient of (i) the cash amount divided by (ii) the average closing sale price of our ordinary shares for the 20 consecutive trading day period beginning on the trading day immediately following the mandatory redemption date.

On the mandatory redemption date, we will pay accrued and unpaid dividends, to, but not including, the mandatory redemption date. We will deliver the cash amount and the ordinary shares due upon conversion on the mandatory redemption date on the third trading day following the end of the 20 trading day period described above (or if such day is not a trading day, the next following trading day).

Conversion Rate Adjustments

The conversion rate will be subject to adjustment upon the occurrence of specified events, including:

1)	the payment of dividends and other distributions on the ordinary shares made in ordinary shares;

2)	the issuance to all holders of our ordinary shares certain rights or warrants to purchase our ordinary shares, or securities convertible into or exchangeable or exercisable for our ordinary shares, for a period expiring within 60 days at less than the sale price of our ordinary shares at the time of announcement of such issuance;

3)	subdivisions, splits or combinations of ordinary shares;

4)	distributions to all holders of ordinary shares of our share capital, evidences of our indebtedness or assets, including securities but excluding:

•	dividends or distributions listed in clause (1) above;

•	rights or warrants listed in clause (2) above;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; and

•	dividends or distributions paid exclusively in cash or dividends or distributions pursuant to clause (5) below;

5)	distribution to all or substantially all of our holders of our ordinary shares of share capital of one of our subsidiaries (the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our ordinary shares over a measurement period following such distribution), in which event the conversion rate will be divided by a fraction:

•	the numerator of which is the current market price of our ordinary shares less the fair market value, as determined by our board of directors, of the portion of these securities; and

•	the denominator of which is the current market price of our ordinary shares;

6)	distributions by us or any of our subsidiaries consisting exclusively of cash to all holders of our ordinary shares, excluding any cash dividend on our ordinary shares to the extent that the aggregate cash dividend per ordinary share in any quarter does not exceed $0.05 (the "dividend threshold amount") (the dividend threshold amount is subject to adjustment in the same proportion as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (6)), in which event the conversion rate will increase based on the conversion rate being divided by a fraction:

•	the numerator of which will be the current market price of our ordinary shares less the amount per share of such dividend or distribution in excess of the dividend threshold amount; and

•	the denominator of which will be the current market price of our ordinary shares; and

7)	the successful completion of a tender or exchange offer made by us or any of our subsidiaries for ordinary shares to the extent that the cash and the value of any other consideration included in the payment per share of our ordinary shares exceeds the closing price of our ordinary shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be divided by a fraction:

•	the numerator of which shall be equal to (A) the product of (I) the current market price per share of our ordinary shares on the date of expiration of the tender or exchange offer multiplied by (II) the number of ordinary shares outstanding (including any purchased shares) at such time less (B) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all of our ordinary shares we purchased in such tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our ordinary shares outstanding less any such purchased shares and the current market price of our ordinary shares on the date of expiration of the tender or exchange offer.

To the extent that we have a rights plan in effect upon conversion of the convertible preferred shares, you will receive, in addition to the ordinary shares, the rights under the rights plan, unless, prior to conversion of the convertible preferred shares the rights have separated from the ordinary shares, in which case the conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our ordinary shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of the rights.

In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our ordinary shares to be converted into the right to receive other securities, cash or property, each convertible preferred share then outstanding would, without consent of the holders of the convertible preferred shares, become convertible into the kind and amount of securities, cash and property receivable upon consummation of the transaction by a holder of the number of ordinary shares that would have been received by the holder had the holder converted the convertible preferred shares into our ordinary shares prior to the consummation of the transaction. For purposes of settling our conversion obligation, the value of any such property received in such transaction, (i) with respect to property, other than common stock or the equivalent which is traded on a U.S. securities exchange or the Nasdaq National Market (which we refer to as "traded equity securities"), will be determined as of the date of such transaction, and (ii) with respect to any traded equity securities will be determined over an averaging period commencing on the day following the conversion date, in each case by our board of directors as provided in the certificate of designation.

If at any time we make a distribution of property to our shareholders that would be taxable to shareholders as a dividend for U.S. federal income tax purposes, for example, distributions of evidences of indebtedness or our assets, but generally not share dividends or rights to subscribe to share capital, and, pursuant to the convertible preferred share adjustment provisions, the conversion rate is increased, that increase may give rise to a taxable dividend to holders of the convertible preferred shares. See "Tax Considerations–Convertible Preferred–Adjustment to Settlement Rate."

In addition, we may make similar increases in the convertible preferred shares as we deem advisable in order to avoid or diminish any income tax to holders of our share capital resulting from any dividend or distribution of share capital, or rights to acquire share capital, or from any event treated in that way for income tax purposes or for any other reason.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever the conversion rate is adjusted, we must deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the convertible preferred shares of the adjustment within 10 business days of any event requiring that adjustment and describe in reasonable detail the method by which the convertible preferred shares was adjusted.

Mandatory Redemption

On May 21, 2007, we will redeem the convertible preferred shares in whole at a redemption price equal to the stated liquidation preference of $25 per convertible preferred share plus accrued and unpaid dividends to, but not including, the mandatory redemption date, to the extent we have legally available funds for such redemption. Redemption payments, conversion payments and other distributions may be limited under Cayman Islands law. See "—Dividends."

Redemption

Convertible preferred shares will not be redeemable prior to the mandatory redemption date, except in respect of conversions as described in this Prospectus Supplement.

Voting And Certain Other Rights

Holders of convertible preferred shares, in their capacities as holders of those securities, will have no voting or other rights in respect of the ordinary shares or corporate matters, except as required by law or described below. Holders of the convertible preferred shares, voting as a class, will be entitled to elect two directors to our board of directors if, and as long as, all accumulated dividends on the convertible preferred shares have not been paid on the remarketing date, the convertible preferred shares are not redeemed at the mandatory redemption date at a price of $25 plus accrued and unpaid dividends up to, but not including, the mandatory redemption date or we do not fulfill our obligation upon conversion of the convertible preferred shares. In addition, holders of the convertible preferred shares will be entitled to vote on matters described below under "Modification." If on the mandatory redemption date we fail to pay accrued and unpaid dividends or redeem the convertible preferred shares, then the dividend rate will be the greater of the then existing dividend rate and 3-month LIBOR plus 150 to 600 basis points, but not in excess of the maximum rate permitted by applicable law.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Scottish Re, whether voluntary or involuntary, the holders of convertible preferred shares will be entitled to receive out of the assets of Scottish Re available for distribution to shareholders the liquidation preference of $25 per share plus an amount equal to all dividends, whether or not earned or declared, accumulated and unpaid to the payment date before any payment or distribution of assets is made to holders of ordinary shares or of any other class of shares of Scottish Re ranking junior to the convertible preferred shares upon liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of Scottish Re, the amounts payable with respect to the convertible preferred shares and any other share capital ranking as to any asset distribution equally with the convertible preferred shares are not paid in full, the holders of the convertible preferred shares and of that other share capital will share ratably in that distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of convertible preferred shares will not be entitled to any further participation in any distribution of assets of Scottish Re. Neither a consolidation or merger of Scottish Re with another corporation nor a sale, lease, exchange or transfer of all or part of the assets of Scottish Re for cash, securities or other property will be considered a liquidation, dissolution or winding up of Scottish Re for these purposes.

For the purpose of the last paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	the sale, lease or conveyance of all or substantially all of our property or business;

•	the consolidation or merger of Scottish Re with or into any other corporation; or

•	the consolidation or merger of any other corporation with or into Scottish Re.

The liquidation preference amount relating to the convertible preferred shares is not necessarily indicative of the price at which the convertible preferred shares will actually trade at or after the time of their issuance. The convertible preferred shares may trade at prices below its liquidation preference amount. The market price of the convertible preferred shares can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of Scottish Re and other factors that generally influence the market prices of securities.

Modification

The certificate of designation will contain provisions permitting our board of directors, to the extent permitted by applicable law, to modify the certificate of designation without the vote of the holders of convertible preferred shares for any of the following purposes:

•	to evidence the succession of another person to our obligations,

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements,

•	to cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders in any material respect, and

•	to make any other provisions with respect to such matters or questions arising under the certificate of designation which we may deem desirable and which will not adversely affect the interests of the holders.

The certificate of designation will contain provisions permitting us, with the vote of the holders of not less than a majority of the aggregate liquidation preference of the convertible preferred shares at the time outstanding, to modify the terms of the certificate of designation or the rights, powers, preferences and privileges of the holders of the convertible preferred shares, including any such modification occurring in connection with any merger or consolidation of Scottish Re or otherwise. However, no such modification may, without the consent of the holder of each outstanding convertible preferred share affected by the modification to:

•	change any payment date,

•	change any redemption date,

•	reduce the rate of dividends payable on the convertible preferred shares,

•	change the place or currency of payment,

•	impair the right to institute suit for the enforcement of the convertible preferred shares,

•	adversely affect the right to convert the convertible preferred shares or reduce the amounts payable on conversion, or

•	change the percentage of liquidation preference whose holders must approve any amendment.

Consolidation, Merger, Sale or Conveyance

The certificate of designation will provide that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless, among other things,:

•	either Scottish Re is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia, the Cayman Islands or Bermuda and the convertible preferred shares are converted into or exchanged for and shall become shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and
•	Scottish Re or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment or other obligations under the convertible preferred shares.

Governing Law

The convertible preferred shares will be governed by, and construed in accordance with, the laws of the Cayman Islands.

Calculations in Respect of the Convertible Preferred Shares

We or our agents will be responsible for making all calculations called for under our convertible preferred shares. These calculations include, but are not limited to, determination of the market price of our ordinary shares and the amount of any anti-dilution adjustments. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of our convertible preferred shares. We or our agents will provide a schedule of these calculations to the conversion agent, and the conversion agent is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Book-Entry Issuance

The convertible preferred shares, if issued separately from a Hybrid Capital Unit, will be held in book-entry form in accordance with procedures substantially similar to those in "Certain Provision of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement—Book-Entry Issuance."

TAX CONSIDERATIONS

General

The following discussion summarizes the material Cayman Islands, Bermuda, United Kingdom, Irish and U.S. federal income tax consequences of the purchase, ownership and disposition of the Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be the components of a Hybrid Capital Unit, and the ordinary shares acquired under a purchase contract. This summary does not purport to be a complete analysis of all tax considerations that may be applicable to a decision to acquire the Hybrid Capital Units. With respect to the summary of U.S. federal income tax consequences, this summary only applies to U.S. holders (defined below) who purchase Hybrid Capital Units in the initial offering at their original offering price and hold the Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be the components of a Hybrid Capital Unit and the ordinary shares acquired under a purchase contract as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

This summary does not deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules (for example, (1) banks, regulated investment companies, insurance companies, broker-dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) investors holding the Hybrid Capital Units, the convertible preferred shares, Treasury Securities or purchase contracts that are or may be the components of a Hybrid Capital Unit or the ordinary shares acquired under a purchase contract as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) investors whose functional currency is not the U.S. dollar). This summary is based on current law and is for general information purposes only. Future legislative, judicial or administrative changes or interpretations could be retroactive and could affect the information, beliefs and conclusions in this discussion. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein. The tax treatment applicable to you may vary depending on your particular tax situation or status.

In this summary, a U.S. holder refers to a U.S. person that is a beneficial owner of the Hybrid Capital Units, the convertible preferred shares, Treasury Securities or purchase contracts that are or may be the components of a Hybrid Capital Unit, or the ordinary shares acquired under a purchase contract. A U.S. person is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust if:

•	(a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds the Hybrid Capital Units, the convertible preferred shares, Treasury Securities or purchase contracts that are or may be components of a Hybrid Capital Unit or the ordinary shares acquired under a purchase contract, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Hybrid Capital Units, convertible preferred shares, Treasury Securities, purchase contracts or the ordinary shares, you should consult your tax advisor.

Risk of Recharacterization

There is only one published Revenue Ruling addressing the tax treatment of instruments similar to the Hybrid Capital Units, no other statutory, judicial or administrative authority directly addresses the tax treatment of Hybrid Capital Units or instruments similar to Hybrid Capital Units, and factual differences exist between the published Revenue Ruling and the terms of the Hybrid Capital Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Hybrid Capital Units are unclear, and no assurance can be given that the IRS or a court will agree with the tax consequences described below. The discussion below assumes that, for U.S. federal income tax purposes, (i) the convertible preferred shares and the purchase contracts will be treated as separate securities, (ii) the purchase contracts will be treated as forward contracts to purchase ordinary shares and the contract adjustment payments will be treated as payments to U.S. holders for investing in such contracts and (iii) the convertible preferred shares will be treated as equity of Scottish Re. Nevertheless, the IRS could conceivably assert a different position with respect to one or more of the foregoing points, and were such position to prevail, a U.S. holder could experience tax consequences that are different from those described herein.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF HYBRID CAPITAL UNITS, THE CONVERTIBLE PREFERRED SHARES, TREASURY SECURITIES AND PURCHASE CONTRACTS THAT ARE OR MAY BE COMPONENTS OF A HYBRID CAPITAL UNIT, AND THE ORDINARY SHARES ACQUIRED UNDER A PURCHASE CONTRACT IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT AND APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Taxation of Scottish Re and its Subsidiaries

Cayman Islands

The following summary and the summary provided under "Taxation of Holders of Hybrid Capital Units—Cayman Islands" is based upon the advice of Maples and Calder, our Cayman Islands counsel, who has reviewed this discussion. Under current Cayman Islands law, neither Scottish Re nor any subsidiary of Scottish Re is obligated to pay any taxes in the Cayman Islands on its income or gains, including its Cayman Islands subsidiaries, The Scottish Annuity Company (Cayman) Ltd. and Scottish Annuity & Life Insurance Company (Cayman) Ltd. Scottish Re, The Scottish Annuity Company (Cayman) Ltd. and Scottish Annuity & Life Insurance Company (Cayman) Ltd. have each received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended (1999 Revision), that until the year 2018 with respect to Scottish Re and Scottish Annuity & Life Insurance Company (Cayman) Ltd. and until the year 2014 with respect to The Scottish Annuity Company (Cayman) Ltd.:

•	no subsequently enacted Cayman Islands law imposing any tax on profits, income, gains or appreciation shall apply to Scottish Re or its Cayman Islands subsidiaries; and

•	no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any shares, debentures or other obligations of Scottish Re and its Cayman Islands subsidiaries.

The receipt of the assurance from the Governor-in-Council of the Cayman Islands is routine, pursuant to the provisions of the Tax Concessions Law (1999 Revision), which provide that the Governor may give a tax concession undertaking to any exempted company which makes an application therefore. The Governor as a matter of course will, upon application, grant such an undertaking to any exempted company.

Under current law no tax will be payable on the transfer or other disposition of the debentures or shares of Scottish Re. The Cayman Islands currently impose stamp duties on certain categories of documents; the current operations of Scottish Re and its subsidiaries do not, however, involve the payment of stamp duties in any material amount. The Cayman Islands currently impose an annual corporate fee upon all exempted companies. Currently, there is no Cayman Islands withholding tax on dividends paid by us or our Cayman Islands subsidiaries.

Bermuda

The following summary and the summary provided under "Taxation of Holders of Hybrid Capital Units—Bermuda" is based upon the advice of Conyers, Dill & Pearman, our Bermuda counsel, who has reviewed this discussion. Under current Bermuda law, there is no income tax or capital gains tax imposed on corporations including Scottish Re or any of its subsidiaries. Scottish Re and its Bermuda subsidiaries have received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to our Bermuda subsidiaries or any of their operations or their shares, debentures or other obligations, until March 28, 2016. The obtaining of a tax assurance in Bermuda is a routine matter for an exempted undertaking such as Scottish Re and its Bermuda subsidiaries. An exempt company requests the assurance and pays the requisite fee and the tax assurance is granted. This assurance does not exempt from any tax or duty any persons who are ordinarily resident in Bermuda or provide an exemption from taxation under The Land Tax Act 1967 of Bermuda or from tax otherwise payable in relation to any property leased to Scottish Re. Scottish Re has its headquarters in Bermuda and has obtained an assurance such as that described above with respect to its subsidiaries. Scottish Annuity & Life Holdings (Bermuda) Limited, Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd., as overseas companies that have obtained permits to carry on certain business in Bermuda, under current rates, pay annual Bermuda government fees of BD$1,780, BD$5,610 and BD$5,610, respectively, and Scottish Annuity & Life Insurance Company (Bermuda) Limited and Scottish Annuity & Life International Insurance Company (Bermuda), Ltd. each pay annual insurance license fees of BD$5,000. Scottish Re pays an annual Bermuda government fee of BD$1,780. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are sundry other taxes, directly or indirectly, payable to the Bermuda government by us. Currently, there is no Bermuda withholding tax on dividends paid by us or our Bermuda subsidiaries.

United Kingdom

Scottish Re Holdings Limited and Scottish Re Limited, its wholly owned subsidiary, are U.K. resident companies that are liable for U.K. corporation tax on their worldwide earnings (both income profits and capital gains) whether remitted to the United Kingdom or not. The current principal rate of corporation tax is 30%, but the rate could be increased in the future. Intercompany dividends paid by Scottish Re Limited to Scottish Re Holdings Limited are not subject to corporation tax in the hands of the recipient company and the payor company is not required to make any withholding on payment of such a dividend. At the present time, the United Kingdom does not impose a withholding tax on dividends paid by U.K. resident companies to non-residents. Dividends paid by Scottish Re Holdings Limited are therefore not subject to a U.K. withholding tax.

Ireland

Scottish Re (Dublin) Limited, our Irish reinsurance subsidiary, has received permission to carry on the business of reinsurance from the Department of Enterprise, Trade and Employment of Ireland. A company carrying on a trade in Ireland is required to pay corporation tax. The standard rate of corporation tax on trading income for the financial year 2003 and subsequent years is 12.5%. Under Irish domestic law a withholding tax is imposed on dividends paid by an Irish resident company to a non-resident company at the current rate of 20%, unless the recipient of the dividend is entitled to an exemption or reduced rate of withholding under an income tax treaty with Ireland or pursuant to another exemption. There is presently no income tax treaty between Ireland and the Cayman Islands and, therefore, dividends and interest paid by Scottish Re (Dublin) Limited to Scottish Annuity & Life Insurance Company (Cayman) Ltd., its Cayman Island parent corporation, are subject to Irish withholding tax.

United States

The following summary and the summary provided under "Taxation of Holders of Hybrid Capital Units—United States—Taxation of U.S. Holders" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P., who has reviewed this discussion and has opined that the discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations relating to Scottish Re and its subsidiaries and the U.S. federal income tax consequences of the purchase, ownership and disposition of the Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be the components of a Hybrid Capital Unit, and the ordinary shares acquired under a purchase contract by U.S. holders who purchase Hybrid Capital Units in the initial offering at their original offering price and hold the Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be components of a Hybrid Capital Unit, and the ordinary shares acquired under a purchase contract as capital assets within the meaning of section 1221 of the Code.

LeBoeuf, Lamb, Greene & MacRae, L.L.P., has not provided any opinion, except as provided above, and does not opine as to any factual or accounting matters, determinations or conclusions such as RPII (as defined below), amounts and computations and amounts of components thereof or facts relating to the business or activities of Scottish Re or its subsidiaries. The opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., relies upon and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made by Scottish Re concerning its businesses, properties, ownership, organization, source of income and manner of operation, including any forward looking statements, beliefs, intentions or expectations with respect to such businesses or activities.

Taxation of Business Profits.    In general, under current U.S. tax rules and regulations, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States and to the U.S. branch profits tax on its effectively connected earnings and profits (with certain adjustments) that are deemed to be repatriated out of the United States. Under most U.S. income tax treaties, however, a non-U.S. corporation is subject to U.S. federal income tax on its business profits only if it is engaged in the conduct of a trade or business in the United States through a permanent establishment located in the United States. If a non-U.S. corporation is not entitled to the benefits of an applicable treaty, the non-U.S. corporation is subject to U.S. federal income tax on its effectively connected business profits if it is engaged in the conduct of a trade or business in the United States under a general "engaged in a trade or business test."

We believe that, based on the general U.S. trade or business test, and the activities of our companies with respect to the United States, neither Scottish Re nor our non-U.S. subsidiaries should be subject to U.S. federal income tax on their business income. It is anticipated that we will continue to operate so as not to be engaged in the conduct of a trade or business in the United States. Because none of the Code, regulations or court decisions provides definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States, and because the determination of whether a non-U.S. corporation is engaged in a U.S. trade or business is essentially factual in nature, it is possible that the IRS could contend successfully that we are engaged in a trade or business in the United States. If Scottish Re, or any of its non-U.S. subsidiaries (other than Scottish Annuity & Life International, which has elected to be taxed as a U.S. corporation), was deemed to be so engaged, that entity would be subject to U.S. federal income tax, as well as the branch profits tax, on certain of its income (including a minimum amount of effectively connected net investment income) unless the entity is entitled to relief under the permanent establishment provision of an applicable income tax treaty.

The United States has entered into a treaty with Bermuda relating to the taxation of insurance enterprises. Also in force are income tax treaties between the United States and Ireland and between the United States and the United Kingdom. Under each of these treaties, business profits earned by a company (an insurance company in the case of the Bermuda treaty) that is entitled to the benefits of the applicable treaty may be taxed in the United States only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. A permanent establishment within the United States generally is defined for these purposes to include a branch, office or other fixed place of business in the United States through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the enterprise, and may include, in the case of Bermuda, the furnishing of services including consultancy, management, technical and supervisory services by an enterprise of insurance through employees or other persons within the United States.

An insurance enterprise resident in Bermuda will be entitled to the benefits of the income tax treaty between the United States and Bermuda which we refer to as the Bermuda treaty only if: (i) more than 50% of its equity is beneficially owned, directly or indirectly, by individual Bermuda residents or U.S. citizens or residents; and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. Whether Scottish Re's Bermuda subsidiaries will be entitled to relief under the permanent establishment provisions of the Bermuda treaty upon completion of or after this offering is uncertain as we cannot predict whether Scottish Re would satisfy the two requirements, described above, under the Bermuda treaty. Further, no regulations interpreting the Bermuda treaty have been issued. Accordingly, Scottish Re and its Bermuda subsidiaries anticipate that they will continue to operate so that neither Scottish Re nor its Bermuda subsidiaries should be treated as engaged in the conduct of a trade or business in the United States.

A company that is resident in Ireland will be entitled to the benefits of the income tax treaty between the United States and Ireland which we refer to as the Irish treaty if: (i) at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by qualified persons (including individuals that are U.S. or Irish residents as defined under the Irish treaty, U.S. or Irish resident companies or certain other entities provided the principal class of their shares or units are substantially and regularly traded on one or more recognized stock exchanges) or U.S. residents or citizens and 50% or less of its gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not qualified persons or U.S. residents or citizens in the form of payments that are deductible for Irish income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property); or (ii) with respect to an item of income derived from sources in the United States, Scottish Re (Dublin) Limited is engaged in the active conduct of a trade or business in Ireland and such item of income is connected with or incidental to its trade or business in Ireland. We believe that because (i) Scottish Re (Dublin) Limited should be engaged in the active conduct of a trade or business in Ireland and any income derived from sources in the United States should be connected with or incidental to Scottish Re (Dublin) Limited's Irish trade or business, and, alternatively, (ii) if Scottish Re is characterized as ultimately owned more than 50% by qualified persons under the Irish treaty or U.S. citizens or residents then because Scottish Re indirectly owns 100% of Scottish Re (Dublin) Limited and less than 50% of the gross income of Scottish Re (Dublin) Limited should be characterized as paid or accrued in the form of payments that are deductible for Irish income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property) to persons who are not qualified persons or U.S. residents or citizens, Scottish Re (Dublin) Limited should be entitled to the benefits of the Irish treaty and, as such, is subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, we believe that Scottish Re (Dublin) Limited should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to U.S. federal income tax. It is possible that the IRS may not agree with our interpretation of the Irish treaty.

On March 31, 2003, a new income tax treaty between the United States and the United Kingdom which we refer to as the new U.K. treaty entered into force. The new U.K. treaty is effective in the United States for withholding taxes on amounts paid or credited on or after May 1, 2003 and for all other taxes for tax years beginning on or after January 1, 2004. At the taxpayer's election, the effective dates of the new U.K. treaty may be delayed for twelve months and the treaty between the United States and the United Kingdom in effect prior to the ratification of the new U.K. treaty which we refer to as the old U.K. treaty may continue to have effect until such time.

Under the new U.K. treaty, a company that is resident in the United Kingdom will be entitled to the benefits of the new U.K. treaty if: (i) on at least half of the days of the taxable or chargeable period, at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by certain types of qualified persons under the new U.K. treaty (including U.S. or U.K. residents that are individuals, U.S. citizens, U.S. or U.K. resident companies or entities other than companies if the principal class of the shares or units of such companies or entities are listed or admitted to dealings on a recognized stock exchange and are regularly traded on one or more recognized stock exchanges) and (ii) less than 50% of its gross income for the relevant taxable or chargeable period is paid or accrued directly or indirectly to persons who are not U.S. or U.K. residents in the form of payments that are deductible for U.K. income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property). In addition, under the new U.K. treaty, items of income, profit or gain derived from the United States will not be subject to tax in the United States if the U.K. resident corporation is engaged in the active conduct of a trade or business in the United Kingdom, and such items of income, profit or gain are derived in connection with, or is incidental to, the corporation's U.K. trade or business. We believe that because (i) Scottish Re Limited should be engaged in the active conduct of a trade or business in the United Kingdom and any income derived from sources in the United States should be connected with or incidental to Scottish Re Limited's U.K. trade or business, and, alternatively, (ii) if 50% or more of Scottish Re is characterized as ultimately owned by certain qualified persons under the new U.K. treaty then because Scottish Re indirectly owns 100% of Scottish Re Limited and less than 50% of the gross income of Scottish Re Limited should be characterized as paid or accrued in the form of payments that are deductible for U.K. income tax purposes (excluding arm's length payments in the ordinary course of business for services or tangible property) to persons who are not U.S. or U.K. residents under the new U.K. treaty, Scottish Re Limited should be entitled to the benefits of the new U.K. treaty and, as such, is subject to U.S. federal income tax on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, we believe that Scottish Re Limited should not be characterized as having a permanent establishment within the United States, and therefore its business profits should not be subject to United States federal income tax. It is possible that the IRS may not agree with our interpretation of the new U.K. treaty.

Under the old U.K. treaty, a U.K. company is entitled to the benefits of the treaty if it is managed and controlled in the United Kingdom. Although, our U.K. holding company, Scottish Re Holdings Limited, should be characterized as managed and controlled in the United Kingdom, such company has made an election under Treasury regulation section 301.7701-3(c)(1) to be disregarded for U.S. federal income tax purposes. This means that for United States federal income tax purposes all of Scottish Re Holdings Limited's businesses and assets are treated as owned by Scottish Re. Although we believe that at present Scottish Re Holdings Limited does not have a permanent establishment in the United States, it is unclear whether business profits actually earned by Scottish Re Holdings Limited but treated as earned by Scottish Re would be entitled to protection under the permanent establishment clause of the old U.S. treaty because of the election discussed above. Our U.K. operating subsidiary, Scottish Re Limited, on the other hand, should be entitled to the benefits of the old U.K. treaty. As a result, Scottish Re Limited should be subject to U.S. federal income tax under the old U.K. treaty on its business profits only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. At present, we believe Scottish Re Limited has no permanent establishment in the United States, and therefore its business profits should not be subject to U.S. taxation under the old U.K. treaty. It is possible that the IRS may not agree with our interpretation of the old U.K. treaty.

If Scottish Re, or any of its non-U.S. subsidiaries is subject to U.S. federal income tax, that entity would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business. In addition, unless exempted by treaty, Scottish Re and its non-U.S. subsidiaries would be subject to the "branch profits" tax. A non-U.S. corporation can anticipate an allowance of deductions and credits only if it files a U.S. income tax return. Penalties may be assessed for failure to file tax returns. Scottish Re and its non-U.S. subsidiaries have filed protective U.S. income tax returns on a timely basis in order to preserve its right to claim tax deductions and credits if any such company is subsequently determined to be subject to U.S. federal income tax.

U.S. Withholding Tax on U.S. Source Income.    Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% (unless a treaty provides for a lower rate) on the gross income subject to the tax. Such tax is eliminated, however, with respect to certain types of income, including interest that qualifies as "portfolio" interest paid with respect to certain qualifying debt instruments. If non-U.S. corporations are engaged in the conduct of a U.S. trade or business, the 30% (or a lower treaty rate) withholding tax is applicable, but only with respect to their above-described U.S. source income that is not effectively connected with such trade or business. The Irish treaty and the old and new U.K. treaties each (i) reduce the 30% withholding tax applicable to dividends to 5%, if the recipient is a corporation that controls directly or indirectly at least 10% of the voting power of the payor corporation, and 15% in all other cases, and (ii) eliminate the withholding tax applicable to interest.

U.S. Federal Excise Tax on Insurance and Reinsurance Premiums.    The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks to the life or health of citizens or residents of the United States. The rates of excise tax applicable to such premiums are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts. Certain income tax treaties including the Irish treaty and the old and new U.K. treaties contain exemptions from the federal excise tax on insurance and reinsurance premiums.

The Irish treaty contains a "qualified" exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are only exempt from such tax provided that the covered risks are not subsequently reinsured with a non-U.S. reinsurer that is not entitled to an excise tax exemption. At present, we believe Scottish Re (Dublin) Limited is entitled to the benefits of the Irish treaty and it is intended that Scottish Re (Dublin) Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the Irish treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re (Dublin) Limited would be exempt from such tax under the Irish treaty unless the covered risks are subsequently reinsured with a non-U.S. reinsurer that is not entitled to a federal excise tax exemption. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

The new U.K. treaty (generally applicable with respect to premiums paid in years 2004 and after) contains a "qualified" exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are exempt from such tax provided that the subject policies are not entered into as part of a conduit arrangement. A conduit arrangement means a transaction or series of transactions that is structured in such a way that all or substantially all of the premiums received by the U.K. resident company that is entitled to the benefits of the new U.K. treaty are paid, directly or indirectly, to another person that is not entitled to the benefits of the new U.K. treaty or a treaty with equivalent or more favorable benefits, and that has as its main purpose, or one of its main purposes, the obtaining of the increased benefits of the new U.K. treaty. At present, we expect that Scottish Re Limited should be entitled to the benefits of the new U.K. treaty and it is intended that Scottish Re Limited will enter into a closing agreement with the IRS in order to establish that such company is entitled to the federal excise tax exemption under the new U.K. treaty. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re Limited would be exempt from such tax under the new U.K. treaty unless the subject policies are entered into as part of a conduit arrangement. It is possible that the IRS could disagree with this position or fail to enter into such a closing agreement.

The old U.K. treaty (generally applicable with respect to premiums paid in years prior to 2004) contains an "unqualified" exemption from the federal excise tax on insurance and reinsurance premiums because the premiums are exempt from such tax regardless of whether the covered risks are subsequently reinsured with a non-U.S. reinsurer that is not entitled to a federal excise tax exemption or whether the subject policy was entered into as part of a conduit arrangement. Scottish Re Limited is currently entitled to the benefits of the old U.K. treaty including the federal excise tax exemption and is on the list of U.K. resident insurers or reinsurers maintained by the U.K. Inland Revenue for this purpose. As such, premiums otherwise subject to the federal excise tax paid to Scottish Re Limited are exempt from such tax under the old U.K. treaty regardless of whether the risks are subsequently reinsured or whether the subject policy was entered into as part of a conduit arrangement.

Life insurance, annuity or reinsurance premiums paid to our non-U.S. subsidiaries located in Bermuda or the Cayman Islands will be subject to the 1% federal excise tax. Although payment of the tax is generally the responsibility of the person who pays the premium to our non-U.S. subsidiaries, under the Code and recent regulations, in the event that the tax is not paid by the purchaser of the insurance, our non-U.S. subsidiaries would be liable for the tax. In addition, the IRS has taken the position that when a foreign insurer or reinsurer cedes U.S. risks to a foreign reinsurer that is not eligible for the excise tax exemption under an applicable treaty, an additional excise tax may be imposed.

Personal Holding Companies.    Scottish Re and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value, and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents, provided such income is derived from sources within the U.S. or effectively connected to a trade or business in the U.S. Thus, PHC income should generally not include underwriting income or investment income derived from non-U.S. sources and should not include dividends paid by non-U.S. subsidiaries (as long as such non-U.S. subsidiaries are not engaged in a trade or business in the United States).

Under the constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the ordinary shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

If Scottish Re or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in the case of non-U.S. entities, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the United States). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals.

We believe, based upon the information made available to us regarding our existing shareholder base, that neither Scottish Re nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes for any prior years of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Scottish Re nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes. We cannot be certain, however, that Scottish Re and its subsidiaries will not become PHCs following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Scottish Re's shareholder base, the gross income of Scottish Re or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Scottish Re and its subsidiaries. In addition, if Scottish Re or any of its subsidiaries were to become PHCs, we cannot be certain that the amount of PHC income will be immaterial.

U.S. Subsidiaries.    Scottish Re currently owns indirectly three U.S. corporations, Scottish Holdings, Inc., Scottish Re (U.S.), Inc. and Tartan Wealth Management, Inc., and one Bermuda company, Scottish Annuity & Life International Insurance Company (Bermuda), Ltd., which has made an election under section 953(d) of the Code to be taxed as a U.S. corporation. All of these companies are subject to U.S. tax on their net worldwide income and gains at the rates generally applicable to corporations and are not subject to the "branch profits" tax (although U.S. withholding tax may be imposed on certain payments made to a non-U.S. person). U.S. source income received by such companies is not subject to U.S. withholding tax; rather such income is taxed as described in the preceding sentence. Premiums paid to each of these companies are not subject to the U.S. federal excise tax on insurance and reinsurance premiums.

Taxation of Holders of Hybrid Capital Units

Cayman Islands

Currently, there is no Cayman Islands withholding tax or other tax payable with respect to the (i) contract adjustment payments, (ii) interest, (iii) dividends or (iv) proceeds from the sale of Hybrid Capital Units, convertible preferred shares, Treasury Securities or purchase contracts that are or may be components of a Hybrid Capital Unit, or ordinary shares acquired under a purchase contract, in each case, paid to or received by holders of Hybrid Capital Units.

Bermuda

Currently, there is no Bermuda withholding tax or other tax payable with respect to the (i) contract adjustment payments, (ii) interest, (iii) dividends or (iv) proceeds from the sale of Hybrid Capital Units, convertible preferred shares, Treasury Securities or purchase contracts that are or may be components of a Hybrid Capital Unit, or ordinary shares acquired under a purchase contract, in each case, paid to or received by holders of Hybrid Capital Units.

United States—Taxation of U.S. Holders

Hybrid Capital Units

Allocation of Purchase Price.    A U.S. holder's acquisition of a Hybrid Capital Unit should be treated as the acquisition of a Hybrid Capital Unit consisting of two components, the convertible preferred share and the related purchase contract. By purchasing the Hybrid Capital Units, each U.S. holder agrees to such treatment for all tax purposes and to allocate the purchase price of each Hybrid Capital Unit between the convertible preferred share and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation should establish the U.S. holder's initial tax basis in the convertible preferred share and the purchase contract.

Scottish Re expects to report the fair market value of each convertible preferred share as $25.00 and the fair market value of each purchase contract as $0.00. By purchasing the Hybrid Capital Units, each U.S. holder agrees to be bound by this allocation.

The remainder of this discussion assumes that this allocation of the purchase price of a Hybrid Capital Unit will be respected for U.S. federal income tax purposes. If these allocations are not respected ultimately, the timing and amount of dividend income reported by the U.S. holders and the amount of capital gain or loss ultimately realized upon the sale, exchange or disposition of the convertible preferred shares, purchase contract or the ordinary shares acquired under a purchase contract could be impacted.

Ownership of Purchase Contracts, Convertible Preferred Shares or Treasury Securities.    For U.S. federal income tax purposes, a U.S. holder should be treated as owning the applicable convertible preferred shares, Treasury Securities and purchase contracts that are or may constitute a part of the Hybrid Capital Units owned. Scottish Re (under the terms of the Hybrid Capital Units) and each U.S. holder (by acquiring Hybrid Capital Units) agree to treat the convertible preferred shares, Treasury Securities and purchase contracts that are or may constitute a part of the Hybrid Capital Units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of holding the convertible preferred shares, Treasury Securities and purchase contracts are discussed below (see "—Convertible Preferred Shares," "—Treasury Units" and "—Purchase Contracts").

Sales, Exchanges or Other Taxable Dispositions of Hybrid Capital Units.    If a U.S. holder sells, exchanges or otherwise disposes of Hybrid Capital Units in a taxable disposition, such U.S. holder should be treated as having sold, exchanged or disposed of each of the purchase contract and the convertible preferred share (or Treasury Securities) that constitute such unit. The proceeds realized on such disposition should be allocated between the purchase contract and the convertible preferred share (or Treasury Securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the convertible preferred share (or Treasury Securities), a U.S. holder generally should recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S.

holder that is allocable to the purchase contract and the convertible preferred share (or Treasury Securities) and such U.S. holder's adjusted tax basis in the purchase contract and the convertible preferred share (or Treasury Securities). Such gain or loss generally will be capital gain or loss except that amounts received with respect to accrued but unpaid interest on Treasury Securities will be treated as ordinary income to the extent not previously taken into income. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Hybrid Capital Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. For treatment of amounts received with respect to contract adjustment payments or deferred contract adjustment payments, see "—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments" below.

If the sale, exchange or other disposition of a Hybrid Capital Unit occurs when the purchase contract has a negative value, a U.S. holder may be considered to have received additional consideration for the convertible preferred share (or Treasury Securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder's obligations under the related purchase contract. Due to the lack of authority directly addressing the treatment of a sale, exchange or other disposition of a Hybrid Capital Unit (or an instrument similar to a unit) at a time when the purchase contract has negative value, the U.S. federal income tax consequences of such an event are unclear. U.S. holders are urged to consult their tax advisors regarding a disposition of a Hybrid Capital Unit at a time when the purchase contract has a negative value.

Treasury Units

Substitution of Treasury Securities to Create Treasury Units.    A U.S. holder of Hybrid Capital Units who delivers Treasury Securities to the collateral agent in substitution for convertible preferred shares (or other previously pledged securities) generally should not recognize gain or loss upon the delivery of such Treasury Securities or the release of the convertible preferred shares or other previously pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged Treasury Securities and convertible preferred shares or other previously pledged securities, and the purchase contract will not be affected by such delivery and release. Such U.S. holder's tax basis in the convertible preferred shares, the pledged Treasury Securities and the purchase contract should not be affected by such delivery and release. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury Securities so delivered to the collateral agent.

A Treasury Unit holder will be required, in general, for purposes of calculating original issue discount, to treat its pro rata portion of the Treasury Security as a bond that was originally issued on the date acquired by such holder and that has original issue discount equal to the holder's pro rata portion of the excess of the amount payable on such Treasury Security over the value of the Treasury Security at the time the holder acquires the Treasury Units. In general, if the pledged Treasury Securities have a deemed maturity of more than one year from the date of its issue, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the pledged Treasury Securities on a constant yield basis. If the pledged Treasury Securities have a deemed maturity of one year or less from the date of its issue ("short-term U.S. Treasury Securities"), such Treasury Securities will be treated as having been issued with original issue discount. In general, a cash method U.S. holder will not be required to accrue original issue discount on short-term U.S. Treasury Securities unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of short-term U.S. Treasury Securities will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity. U.S. holders who report income for U.S. federal income tax purposes under the accrual method, and certain other U.S. holders including banks and dealers in securities, are required to accrue original issued discount on short-term U.S. Treasury Securities on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

By creating Treasury Units, each U.S. holder agrees to treat itself as the owner of the Treasury Securities that are part of the Treasury Units beneficially owned by such U.S. holder. Scottish Re also agrees to treat such U.S. holder as the owner of the Treasury Securities. A U.S. holder's initial tax basis in the Treasury Securities that are part of the Treasury Units will be equal to the amount paid for the Treasury Securities. A U.S. holder's adjusted tax basis in the Treasury Securities will be increased by the amount of any acquisition discount included in income with respect thereto.

Substitution of Convertible Preferred Shares to Recreate Hybrid Capital Units.    A U.S. Treasury Unit holder who delivers convertible preferred shares to the collateral agent in substitution for pledged treasury securities generally should not recognize gain or loss upon the delivery of such convertible preferred shares or the release of the pledged Treasury Securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such pledged Treasury Securities and such convertible preferred shares. Such U.S. holder's tax basis in the convertible preferred shares, the pledged Treasury Securities and the purchase contract should not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury Securities so released to them.

        Convertible Preferred Shares

By purchasing the Hybrid Capital Units, each U.S. holder agrees to treat the convertible preferred shares as equity of Scottish Re. The discussion below assumes that, for U.S. federal income tax purposes, the convertible preferred shares will be treated as equity of Scottish Re. The IRS could conceivably assert a different position, and were such a position to prevail, a U.S. holder could experience tax consequences different from those described herein. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the convertible preferred shares.

Taxation of Distributions.    Subject to the discussion below relating to the potential application of the controlled foreign corporation, related person insurance income, passive foreign investment company and foreign personal holding company rules, cash distributions made with respect to our convertible preferred shares (other than distributions in redemption of shares of the preferred stock subject to Section 302(b) of the Code) will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. holders generally will be subject to U.S. federal income tax on the receipt of such dividends, and dividends received by U.S. holders that are corporations generally will not be eligible for a dividends received deduction. Under recently enacted legislation, dividends paid before 2009 to U.S. holders that are individuals may be eligible for a reduced rate of tax of up to a maximum marginal rate of 15% with respect to shares of Scottish Re that are treated as readily tradable on an established securities market in the United States. Whether a dividend paid by Scottish Re is eligible for the reduced rate of tax is also dependent on certain factors including the length of time the U.S. holder has held our shares, and whether the dividend has been taken into account in determining the U.S. holder's net investment income under Section 163(d)(4)(B) of the Code. We believe our ordinary shares (but not the Hybrid Capital Units or the convertible preferred shares at the time of this offering) should be treated as readily tradable on an established securities market in the United States. U.S. holders are urged to consult their tax advisors concerning the eligibility of dividends paid with respect to our convertible preferred shares for the reduced rate of tax at the time of this offering and in the future to the extent the Hybrid Capital Units or the convertible preferred shares begin to be traded by the holders of the Hybrid Capital Units. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. For a further discussion the tax consequences resulting from a sale of our convertible preferred shares, please see the discussion below under "Sales, Exchanges or Other Dispositions of Convertible Preferred Shares."

Sales, Exchanges or Other Taxable Dispositions of Convertible Preferred Shares.    Subject to the discussion below relating to the potential application of Section 1248 of the Code, the passive foreign investment company rules and the foreign personal holding company rules, and except as provided under "Redemption of the Convertible Preferred Shares" and "Conversion of Convertible Preferred Shares," a U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition (including a remarketing) of our convertible preferred shares equal to the difference between the amount realized upon the sale or exchange (other than amounts attributable to accrued unpaid dividends, which will be taxable as such) and the U.S. holder's tax basis in the shares sold or exchanged. Selling expenses incurred by such U.S. holder (including the remarketing fee for the sale of the convertible preferred shares) should reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a taxable disposition of the convertible preferred shares. Such gain or loss generally will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held the convertible preferred shares for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption of Convertible Preferred Shares.    A redemption of the convertible preferred shares at maturity will be treated under Section 302 of the Code as a dividend if Scottish Re has sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange. For a discussion of the tax consequences resulting from a sale or exchange, please see the discussion above under "—Sales, Exchanges or Other Taxable Dispositions of Convertible Preferred Shares." Under the relevant Code Section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is "substantially disproportionate," (2) constitutes a "complete termination of the holder's stock interest" in Scottish Re or (3) is "not essentially equivalent to a dividend." In determining whether any of these tests are met, ordinary shares or convertible preferred shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as ordinary shares or convertible preferred shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to a particular U.S. holder of the convertible preferred shares will depend on the facts and circumstances as of the time the determination is made, U.S. holders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

Conversion of Convertible Preferred Shares.    If a U.S. holder of convertible preferred shares converts at maturity or upon a specified merger, and if, in any event, we deliver to a U.S. holder cash in full satisfaction of the conversion price or in exchange for the convertible preferred shares, the tax consequences of the conversion will be the same as the tax consequences resulting from a sale or exchange of the convertible preferred shares, as described above under "—Sale, Exchanges and Other Taxable Dispositions of the Convertible Preferred Shares."

If a U.S. holder of convertible preferred shares converts at maturity, and if, in any event, we deliver to a U.S. holder a combination of cash and our ordinary shares in payment of the conversion price or in exchange for the convertible preferred shares, then, in general:

•	a U.S. holder should recognize gain (but not loss) to the extent that the cash and the value of the ordinary shares received in the conversion exceed its adjusted tax basis in the convertible preferred shares, but in no event should the amount of recognized gain exceed the amount of cash received;

•	If a U.S. holder receives cash in lieu of a fractional ordinary share on conversion, the holder will be treated for U.S. federal income tax purposes as having received such fractional ordinary share and then having it redeemed by us. The holder should generally recognize gain (or loss) on the deemed redemption to the extent that the amount of cash received exceeds (or is less than) the holder's tax basis in such fractional ordinary share;

•	any cash that we pay in connection with conversion with respect to distributions that have been previously declared or are in arrears will be treated as a distribution, subject to the rules discussed previously under "—Taxation of Distributions";

•	a U.S. holder's basis in the ordinary shares received should be the same as its basis in the exchanged convertible preferred shares (exclusive of any basis allocable to a fractional ordinary share), decreased by the amount of cash received (other than cash received in lieu of a fractional ordinary share), and increased by the amount of gain, if any, recognized by such holder (other than gain with respect to a fractional ordinary share);

•	the holding period of the ordinary shares received in the exchange should include the holding period for the exchanged convertible preferred shares, except that the holding period of ordinary shares attributable to distributions previously declared or in arrears may commence on the day following the date of delivery of ordinary shares, although there is no authority precisely on point;

•	Subject to the discussion below relating to the potential application of Section 1248 of the Code, the passive foreign investment company and the foreign personal holding company rules, the character of any gain or loss recognized by a U.S. holder pursuant to a conversion should generally be characterized as capital gain or loss (as opposed to ordinary income or loss) provided the U.S. holder satisfies one of the tests set forth in Section 302(b) of the Code. See discussion above under "—Redemption of Convertible Preferred Shares." If such gain or loss is capital, it will generally be long-term capital gain or loss if the U.S. holder held the convertible preferred shares for more than one year immediately prior to such conversion. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations; and

•	A U.S. holder of a controlled foreign corporation (at any time during the 5-year period prior to the exchange) who exchanges convertible preferred shares for ordinary shares pursuant to a conversion may be required under applicable Treasury regulations to file a "section 367(b) notice" regarding the exchange along with such person's timely filed U.S. federal income tax return for the taxable year in which the exchange occurs. In addition, U.S. holders who exchange convertible preferred shares for ordinary shares pursuant to a conversion may also be required to file an information return regarding the exchange under Section 368 of the Code. All such holders of convertible preferred shares who exchange their shares for ordinary shares should consult their tax advisors regarding the applicability of the foregoing information return requirements to their particular situations.

The tax consequences to a U.S. holder of convertible preferred shares who pursuant to a specified merger may receive stock or securities of a person other than Scottish Re will depend upon the specific terms and conditions of the specified merger. You are urged to consult your tax advisor regarding the tax consequences of conversion of the convertible preferred shares in the event of a specified merger.

Adjustment to Conversion Rate of Convertible Preferred Shares.    A U.S. holder of convertible preferred shares may be treated as receiving a constructive dividend distribution from us if (1) the conversion rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to Scottish Re's ordinary shares. Thus, under certain circumstances (including an increase in Scottish Re's dividend rate), an increase in the conversion rate might give rise to a taxable dividend to a U.S. holder of convertible preferred shares even though such U.S. holder would not receive any cash related thereto. You should consult your tax advisors concerning the consequences of any adjustments to the conversion rate.

Other.    Except as discussed below under "Information Reporting and Backup Withholding Tax" with respect to backup withholding, dividends paid by Scottish Re should not be subject to U.S. withholding tax.

For the potential application to holders of the convertible preferred shares of the controlled foreign corporation, passive foreign investment company, Section 1248 of the Code, foreign personal holding company and foreign tax credit provisions, please see discussion below under "Potential Application of Controlled Foreign Corporation, Passive Foreign Investment Company, Section 1248 of the Code and Foreign Personal Holding Company Provisions to Holders of Convertible Preferred Shares or Ordinary Shares" and "Foreign Tax Credit Sourcing Provisions Applicable to Ownership of Preferred Shares or Ordinary Shares."

Purchase Contracts

Acquisition of the Ordinary Shares of Scottish Re Under a Purchase Contract.    A U.S. holder generally should not recognize gain or loss on the purchase of Scottish Re's ordinary shares under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional ordinary share, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the ordinary shares acquired under a purchase contract should generally equal the purchase price paid for such ordinary shares, plus the properly allocable portion of such U.S. holder's adjusted tax basis (if any) in the purchase contract (see "—Hybrid Capital Units—Allocation of Purchase Price"), less the portion of such purchase price and adjusted tax basis allocable to any fractional ordinary share. The holding period for the ordinary shares acquired under a purchase contract will commence on the day following the acquisition of such ordinary shares.

Early Settlement of Purchase Contract.    The purchase of Scottish Re's ordinary shares upon early settlement of a purchase contract will be treated as described above (see "—Purchase Contracts— Acquisition of the Ordinary Shares of Scottish Re Under a Purchase Contract"). A U.S. holder of Hybrid Capital Units will not recognize gain or loss on the return of the convertible preferred shares or Treasury Securities that are or may be components of a Hybrid Capital Unit as a result of early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such convertible preferred shares or Treasury Securities as before such early settlement.

Termination of Purchase Contract.    If a purchase contract terminates, a U.S. holder of Hybrid Capital Units will recognize gain or loss equal to the difference between the amount realized (if any) and such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such gain or loss will be capital and generally will be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of the convertible preferred shares or Treasury Securities that are or may be components of a Hybrid Capital Unit as a result of termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such convertible preferred shares or Treasury Securities as before such termination.

Adjustment to Settlement Rate.    A U.S. holder of Hybrid Capital Units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to Scottish Re's ordinary shares. Thus, under certain circumstances (including an increase in Scottish Re's dividend rate), an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of Hybrid Capital Units even though such U.S. holder would not receive any cash related thereto.

Contract Adjustment Payments and Deferred Contract Adjustment Payments.    Because there is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, such treatment is unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder's regular method of tax accounting. To the extent we are required to file information returns with respect to the contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

The treatment of contract adjustment payments and deferred contract adjustment payments could affect (i) a U.S. holder's adjusted tax basis in a purchase contract or the ordinary shares of Scottish Re received under a purchase contract or (ii) the amount realized or recognized by a U.S. holder upon the sale or disposition of a Hybrid Capital Unit or the termination of a purchase contract (as well as the character of any taxable income or loss). In particular,

•	amounts received on a sale or disposition of a Hybrid Capital Unit or on termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have not been included in a U.S. holder's income may be treated as ordinary income;

•	any deferred contract adjustment payments that have been taken into income at the time they accrued but that are no longer payable to a U.S. holder because the purchase contract has been terminated by reason of the bankruptcy of Scottish Re may give rise to an ordinary deduction or a capital loss in the year in which it ceases to be payable;

•	any contract adjustment payments or deferred contract adjustment payments that have been included in a U.S. holder's income, but that have not been paid to such U.S. holder, may increase such U.S. holder's adjusted tax basis in the purchase contract; and

•	any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been included in such U.S. holder's income, may either reduce such U.S. holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on a termination or disposition of the purchase contract.

Ordinary Shares

Taxation of Distributions.    Subject to the discussion below relating to the potential application of the controlled foreign corporation, related person insurance income, passive foreign investment company and foreign personal holding company rules, cash distributions made with respect to our ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. holders generally will be subject to U.S. federal income tax on the receipt of such dividends, and dividends received by U.S. holders that are corporations generally will not be eligible for a dividends received deduction. Under recently enacted legislation, dividends paid before 2009 to U.S. holders that are individuals may be eligible for a reduced rate of tax of up to a maximum marginal rate of 15% with respect to shares of Scottish Re that are treated as readily tradable on an established securities market in the United States. Whether a dividend paid by Scottish Re is eligible for the reduced rate of tax is also dependent on certain factors including the length of time the U.S. holder has held our shares, and whether the dividend has been taken into account in determining the U.S. holder's net investment income under Section 163(d)(4)(B) of the Code. We believe our ordinary shares (but not our convertible preferred shares at the time of the offering) should be treated as readily tradable on an established securities market in the United States. U.S. holders are urged to consult their tax advisors concerning the eligibility of dividends paid with respect to our ordinary shares for the reduced rate of tax. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. For a further discussion of the tax consequences resulting from a sale of our ordinary shares, please see the discussion below under "Sales, Exchanges or Other Dispositions of Ordinary Shares."

Sales, Exchanges or Other Taxable Dispositions of Ordinary Shares.    Subject to the discussion below relating to the potential application of Section 1248 of the Code, the passive foreign investment company and the foreign personal holding company rules, a U.S. holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized upon the sale or exchange and the U.S. holder's tax basis in the shares sold or exchanged. Selling expenses incurred by such U.S. holder will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a taxable disposition of the ordinary shares. Such gain or loss generally will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held the ordinary shares for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Other.    Except as discussed below under "Information Reporting and Backup Withholding Tax" with respect to backup withholding, dividends paid by Scottish Re should not be subject to U.S. withholding tax.

For the potential application to holders of the ordinary shares of the controlled foreign corporation, passive foreign investment company, Section 1248 of the Code, foreign personal holding company and foreign tax credit provisions, please see discussion below under "Potential Application of Controlled Foreign Corporation, Passive Foreign Investment Company, Section 1248 of the Code and Foreign Personal Holding Company Provisions to Holders of Convertible Preferred Shares or Ordinary Shares" and "Foreign Tax Credit Sourcing Provisions Applicable to Ownership of Preferred Shares or Ordinary Shares."

Potential Application of Controlled Foreign Corporation, Passive Foreign Investment Company, Section 1248 of the Code and Foreign Personal Holding Company Provisions to Holders of Convertible Preferred Shares or Ordinary Shares

Controlled Foreign Corporations.    U.S. 10% holders that own, directly or indirectly through a non-U.S. entity, shares of a non-U.S. corporation that is a controlled foreign corporation, which we refer to as a "CFC", for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC's subpart F income, as defined below, for such year regardless of whether such income has actually been distributed. This income inclusion is generally applicable to U.S. 10% holders having direct or indirect ownership on the last day of the taxable year of the CFC. In addition, U.S. 10% holders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. All of Scottish Re's income is expected to be subpart F income. In addition, Scottish Re's non-U.S. insurance subsidiaries are expected to receive certain insurance income, which we refer to as subpart F insurance income. Subpart F insurance income is any underwriting and investment income that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.

For purposes of determining whether a corporation is a "CFC", a U.S. 10% holder is any U.S. person who owns, directly or indirectly through non-U.S. entities, or is considered to own (generally through attributions from family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC only if its U.S. 10% holders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day. For purposes of taking into account subpart F insurance income, however, a non-U.S. corporation, such as our non-U.S. insurance subsidiaries, generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% holders and the gross amount of premiums or other consideration in respect of the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

In determining the U.S. 10% holders of Scottish Re or any of its non-U.S. subsidiaries, stock of Scottish Re or any of its subsidiaries that is held constructively or indirectly by U.S. persons through Scottish Re or any other non-U.S. entity is treated as held by such U.S. persons. A U.S. person will be treated as owning indirectly a proportion of the stock of Scottish Re's subsidiaries corresponding to the ratio that the convertible preferred shares and ordinary shares owned by such person bears to the value of all the capital stock of Scottish Re.

For purposes of the following discussion, ownership of the Hybrid Capital Units by a U.S. person may cause such U.S. holder to be treated as the owner of our ordinary shares prior to the purchase contract settlement date. This is because the holder of the Hybrid Capital Units is obligated to purchase our ordinary shares under the purchase contract, and the only condition to the purchase obligation is the mere passage of time. In addition, a U.S. person owning the convertible preferred shares may also receive our ordinary shares upon a conversion for the value of the excess, if any, of the conversion obligation minus the liquidation preference on such shares. Although the number of our ordinary shares that may be received upon a conversion is contingent upon the average closing price of Scottish Re's ordinary shares during the settlement averaging period being above $23.57 per share, for purposes of applying the CFC constructive ownership rules a U.S. person may be characterized as owning ordinary shares any time Scottish Re's ordinary shares are trading above a price of $23.57 per share. The application of the CFC constructive ownership rules are not clear in context of securities similar to the Hybrid Capital Units. U.S. holders are urged to consult their tax advisors with respect to the application of the CFC constructive ownership rules to the Hybrid Capital Units.

At the present time, our largest aggregate shareholder, the Pacific Life Entities, own collectively approximately 8.5% (and are permitted to own up to 24.9%) of our ordinary shares and, as such, we believe we currently have no U.S. 10% holders. Scottish Re's articles of association prohibit the issuance or, in certain circumstances, the transfer of any shares that result in a person (together with any persons whose stock would be attributable to such person under Code section 958 or Section 13(d) of the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Pacific Life Entities) of any class of our shares issued and outstanding. Scottish Re's articles of association also provide that if our board of directors has reason to believe that the issuance or transfer of any shares may result in:

•	a person (together with any persons whose stock would be attributable to such shareholder under Code section 958 or Section 13(d) of the Exchange Act) holding 10% or more (or in excess of 24.9% in the case of the Pacific Life Entities) of any class of our shares issued and outstanding; or

•	any adverse tax, regulatory or legal consequence to Scottish Re, any subsidiary of its subsidiaries or any other shareholder,

then, Scottish Re's board of directors may, in their absolute and unfettered discretion, decline to issue or, in certain circumstances, register the transfer of any such shares. In addition, Scottish Re has the option, but not the obligation, to sell a shareholder's shares, without the consent of the shareholder, to the extent our board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse tax, regulatory or legal consequences.

Scottish Re's articles of association provide that the direct and indirect voting power of each shareholder will be limited so that no person holds more than 9.9% (24.9% in the case of the Pacific Life Entities) of the total combined voting power of all classes of our shares. Because of the attribution provisions of the Code and the rules of the SEC regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of the voting shares of Scottish Re. In addition, Pacific Life has entered into a stockholder agreement with Scottish Re pursuant to which Pacific Life has agreed on behalf of itself and its affiliates not to acquire beneficial ownership in more than 24.9% of the shares of Scottish Re. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors discretion to disregard all votes attached to such shareholder's shares.

We believe that we should not be treated as a CFC for the year ending December 31, 2003 and, although no assurances can be given, we do not expect to be a CFC in the foreseeable future. In addition, we believe, based upon information made available to us regarding our existing shareholder base, that the dispersion of our share ownership (other than with respect to the Pacific Life Entities) and the provisions of our articles of association restricting transfer, issuance and voting power of our shares should prevent any person (other than the Pacific Life Entities) from becoming a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries, although some of these provisions have not been directly passed on by the IRS, or by any court, in this context. There can be no assurance that if a U.S. person were to become a U.S. 10% holder of Scottish Re and/or its non-U.S. subsidiaries in the future that the share ownership of such person, together with that of other U.S. 10% holders, would not cause Scottish Re and/or its non-U.S. subsidiaries to be treated as CFCs and that such U.S. 10% holder would have to include in gross income its allocable share of the subpart F income of Scottish Re and/or its non-U.S. subsidiaries.

RPII Companies.    A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income or "RPII." RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured or reinsured is a RPII shareholder (as defined below) of the non-U.S. corporation or a related person (as defined below) to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, our non-U.S. insurance subsidiaries will be treated as CFCs if RPII shareholders (as defined below) collectively own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power or value of such entities' stock (taking into account the relative voting power and value of different classes of stock) on any day during a taxable year.

If any of our non-U.S. insurance subsidiaries is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. person who owns, directly or indirectly through non-U.S. entities, shares of such entity on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of such entity for the entire taxable year, subject to certain modifications. For purposes of inclusion of RPII in the income of U.S. persons who own convertible preferred shares or ordinary shares, unless an exception applies, a RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by beneficial equity ownership of either more than 50% in value or more than 50% in voting power after applying certain constructive ownership rules.

RPII Exceptions. The special RPII rules do not apply if:

•	direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of Scottish Re and any of its non-U.S. insurance subsidiaries;

•	the RPII of any of our non-U.S. insurance subsidiaries, determined on a gross basis, is less than 20% of such subsidiary's gross insurance income for such taxable year;

•	Our non-U.S. insurance subsidiaries elect to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business; or

•	Our non-U.S. insurance subsidiaries elect to be treated as U.S. corporations.

When no exception applies, each U.S. person who owns directly or indirectly shares of Scottish Re or its non-U.S. insurance subsidiaries on the last day of such entities' taxable year will be required to include in gross income for U.S. federal income tax purposes its pro-rata share of RPII for the entire taxable year, taking into account any differences existing with respect to the distribution rights applicable to the convertible preferred shares and ordinary shares. The amount includible will be determined as if all RPII were distributed proportionately only to such U.S. persons at that date, but limited by our non-U.S. insurance subsidiaries' current-year earnings and profits, and reduced by the U.S. person's share, if any, of prior-year deficits in earnings and profits.

We do not believe that any of our non-U.S. insurance subsidiaries will be considered a CFC under the RPII rules. At present, we believe that each of our non-U.S. insurance subsidiaries should satisfy the 20% RPII ownership exception described above because the direct or indirect ownership of the shares of Scottish Re or any of its non-U.S. insurance subsidiaries by any shareholders that are direct or indirect insureds of any of our non-U.S. insurance subsidiaries (or any person related to such insureds) should be characterized as less than 20% of the voting power or value of Scottish Re or any of its non-U.S. insurance subsidiaries. Even if the 20% RPII ownership exception described above is not met, we do not believe that the 20% gross insurance income threshold should be met, and we do not expect to meet such threshold in the future. If the 20% RPII ownership exception described above is met or RPII is less than 20% of gross insurance income, U.S. shareholders should not be required to include RPII in their taxable income. We cannot assure you, however, that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

Computation of RPII. In order to determine how much RPII any of our non-U.S. insurance subsidiaries has earned in each fiscal year, Scottish Re or any of its non-U.S. insurance subsidiaries may obtain and rely upon information from our insureds to determine whether any such insureds or persons related to such insureds own shares of Scottish Re or any of its non-U.S. insurance subsidiaries and are U.S. persons. For any year in which (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries' gross RPII is 20% or more of such non-U.S. insurance subsidiary's gross insurance income for the year, Scottish Re or any of its non-U.S. insurance subsidiaries may also seek information from our shareholders as to whether beneficial owners of our shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among such persons; to the extent Scottish Re or any of its non-U.S. insurance subsidiaries is unable to determine whether a beneficial owner of shares is a U.S. person, Scottish Re or any of its non-U.S. insurance subsidiaries may assume that such owner is not a U.S. person, thereby increasing the per share RPII amount for all direct or indirect U.S. holders. The amount of RPII includible in the income of a direct or indirect U.S. holder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. holders. In the event that (i) the 20% RPII ownership exception described above does not apply and (ii) any of our non-U.S. insurance subsidiaries' gross insurance income constituting RPII for any fiscal year equals or exceeds 20% of such non-U.S. insurance subsidiary's gross insurance income, every U.S. person who owns our shares on the last day of such year should expect that for such year it will be required to include in gross income its pro-rata share of our non-U.S. insurance subsidiaries' RPII for the entire year, taking into account any differences existing with respect to the distribution rights applicable to the convertible preferred shares and ordinary shares, whether or not the RPII is distributed and even though it may not have owned the shares for the entire year. A U.S. person who owns (directly or indirectly through non-U.S. entities) our shares during such fiscal year but not on the last day of the fiscal year is not required to include in gross income any part of our non-U.S. insurance subsidiaries' RPII.

Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed in 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to such regulations or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and the application thereof to Scottish Re or any of its non-U.S. subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including...regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, we cannot assure you that any amounts of RPII inclusions reported by us to direct or indirect U.S. holders will not be subject to adjustment based upon subsequent IRS examination. All U.S. persons who are considering an investment in our convertible preferred shares or ordinary shares should consult their tax advisors as to the effects of these uncertainties.

Basis Adjustments.    A U.S. holder's tax basis in its convertible preferred shares or ordinary shares will be increased by the amount of any CFC income including RPII that the U.S. holder includes in income. Upon actual distribution of amounts previously included in income under the CFC and RPII rules, the U.S. holder's tax basis in its convertible preferred shares or ordinary shares will be reduced by the amount of such distributions. In general, a current U.S. holder will not be able to exclude from income distributions of RPII that a prior U.S. holder included in income.

Tax-Exempt Shareholders.    Under Code section 512(b)(17), a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity, shares of Scottish Re or any of its non-U.S. subsidiaries is required to treat as unrelated business taxable income or UBTI the portion of any deemed distribution to such shareholder of Subpart F insurance income including RPII if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.

Code section 512(b)(17) applies to amounts included in gross income in any taxable year. If any of our non-U.S. insurance subsidiaries' gross RPII were to equal or exceed 20% of such corporation's gross insurance income and the 20% ownership exception for RPII does not apply, or Scottish Re or any of its subsidiaries were otherwise treated as a CFC (e.g., more than 25% is owned by U.S. 10% holders) for a taxable year, tax-exempt entities owning our convertible preferred shares or ordinary shares would be required to treat a portion of our company's subpart F insurance income as UBTI if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

Information Reporting.    Every U.S. person who "controls" a non-U.S. corporation by owning directly or indirectly more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a taxable year of that non-U.S. corporation, must file a Form 5471 with its U.S. income tax return. In addition, under certain circumstances, U.S. persons treated as U.S. 10% holders or RPII shareholders of a CFC that own shares directly or indirectly through a non-U.S. entity are also required to file a Form 5471. Thus, if any of our non-U.S. subsidiaries' gross RPII for a taxable year constitutes 20% or more of such corporation's gross insurance income for such period (and the 20% ownership exception described above does not apply), any U.S. person treated as owning any shares of such corporation directly or indirectly on the last day of such taxable year will be subject to the RPII rules, and will be required to file a Form 5471. In addition, U.S. persons who own directly or indirectly more than 10% in value of the outstanding shares of Scottish Re or its non-U.S. subsidiaries at any time during a taxable year are required in certain circumstances, including the disposition of shares, to file Form 5471 even if none of the corporations is a CFC. For any taxable year we determine that Scottish Re or any of its non-U.S. subsidiaries does not meet either of the first two RPII exceptions (i.e., the RPII 20% gross income and RPII 20% ownership exceptions) described above, we intend to mail to all shareholders of record, and will make available to the transfer agent with respect to our convertible preferred shares or ordinary shares, Form 5471 (completed with company information) for attachment to the returns of shareholders. Our determination of the amount of Scottish Re's or any of its non-U.S. subsidiaries' gross RPII for a given taxable year may not, however, be accurate because of our inability to gather the information necessary to make such determination. A tax-exempt organization that is treated as a U.S. 10% holder or a RPII shareholder under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties. U.S. holders should consult their tax advisors regarding the applicability of the foregoing information reporting requirements to their particular situations.

Passive Foreign Investment Companies.    In general, a non-U.S. corporation will be a passive foreign investment company, or "PFIC," if:

•	75% or more of its gross income constitutes "passive income"; or

•	50% or more of its assets produce, or are held for the production of, passive income.

Were Scottish Re to be characterized as a PFIC, a U.S. holder of convertible preferred shares or ordinary shares would be subject to certain adverse federal income tax consequences, unless a "QEF election" or "mark-to-market" election (each as described below) is made. If Scottish Re is determined to be a PFIC, U.S. holders generally will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their convertible preferred shares or ordinary shares and a portion of any gain on the disposition of their convertible preferred shares or ordinary shares may be recharacterized as ordinary income. Such U.S. holder is treated as receiving an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to our convertible preferred shares or ordinary shares, as the case may be, during the three preceding taxable years (or shorter period during which the taxpayer held our convertible preferred shares or ordinary shares). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the U.S. holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. person owns stock in a non-U.S. corporation during any taxable year in which such corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a distribution paid by Scottish Re to U.S. holders that are individuals that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. A U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person with respect to its interest in such lower-tier PFIC on an indirect basis. Accordingly, if Scottish Re is a PFIC, Scottish Re's non-U.S. subsidiaries (other than Scottish Re International) may be treated as lower-tier PFICs to the extent such subsidiaries meet either the passive income or passive asset tests described herein and U.S. holders of Scottish Re will be treated as indirect holders of the shares of such subsidiaries.

If Scottish Re is treated as a PFIC (as discussed below) in any taxable year, it may be possible for U.S. persons who own our convertible preferred shares or ordinary shares to mitigate certain of the negative tax consequences to them under the PFIC rules. In particular, under certain limited circumstances, a U.S. person may be able to:

•	make a timely qualified electing fund election, which we refer to as a QEF election, with respect to its shareholdings;

•	avail itself of a protective QEF election with respect to our convertible preferred shares or ordinary shares it owns; or

•	make a mark-to-market election with respect to the first taxable year Scottish Re and any of its subsidiaries are considered PFICs during its holding period with respect to our convertible preferred shares or ordinary shares.

The availability of these elections is uncertain as a matter of law and in certain cases requires that we provide certain information. We cannot assure you that such information will be made available to persons who own our convertible preferred shares or ordinary shares.

For purposes of the PFIC rules, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it "received directly its proportionate share of the income..." and as if it "held its proportionate share of the assets... of any other corporation in which it owns at least 25% of the value of the stock." Under the look-through rule, Scottish Re would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its subsidiaries for purposes of the two PFIC tests (i.e., the 75% income and 50% asset tests) described above. Scottish Re, operating through its insurance subsidiaries, expects to engage predominantly in traditional insurance and reinsurance activities that involve substantial transfer of insurance or annuity risks and Scottish Re's non-insurance non-U.S. subsidiaries are expected to have de minimis passive income and assets when compared to Scottish Re's overall income and assets. In addition, we do not expect to have financial reserves in excess of the reasonable needs of our insurance and reinsurance business. Accordingly, Scottish Re's and its subsidiaries' income or assets should have deminimis passive income or assets. Although we intend to operate in such a manner such that we will not engage in certain nontraditional insurance or reinsurance activities that do not involve a sufficient amount of risk transfer, were we to do so, the insurance company exception may not apply and Scottish Re or certain of its non-U.S. subsidiaries could be characterized as PFICs. Additionally, the maintenance of financial reserves in excess of the reasonable needs of our insurance business and a failure to qualify for the insurance company exception in any other way could cause Scottish Re or certain of its subsidiaries to be characterized as PFICs. However, as we expect that our non-U.S. subsidiaries should have deminimis passive income and assets, Scottish Re should not be considered a PFIC.

No final regulations interpreting the substantive PFIC provisions have been issued, however, and thus substantial uncertainty exists with respect to their application or their possible retroactivity. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. holders of convertible preferred shares or ordinary shares may wish to consider filing a protective statement for each of Scottish Re and its non-U.S. subsidiaries for the first taxable year during which any equity interest in Scottish Re is acquired to preserve their ability to make retroactive QEF elections in the event Scottish Re and one or more of its non-U.S. subsidiaries were to be treated as PFICs. All U.S. persons who are considering an investment in our convertible preferred shares or ordinary shares should consult their tax advisors as to the effects of these rules and the desirability of filing a protective statement.

Dispositions of Convertible Preferred Shares and Ordinary Shares.    Under Section 1248 of the Code, any gain from the sale or exchange by a U.S. 10% holder of shares in a CFC may be treated as a dividend to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Section 953(c)(7) of the Code generally provides that Section 1248 of the Code also will apply to the sale or exchange of shares by a U.S. person in a non-U.S. corporation that earns RPII and is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a U.S. corporation. The dividend treatment applies to a U.S. person subject to the RPII rules regardless of whether the U.S. person is a U.S. 10% holder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). Existing regulations do not specifically address whether Section 1248 of the Code would apply when a non-U.S. corporation (such as Scottish Re) is not a CFC under the RPII rules but the non-U.S. corporation has an insurance company subsidiary (such as Scottish Re Limited) that is a CFC for purposes of requiring U.S. holders to take into account RPII.

We believe that Section 1248 of the Code should not apply to dispositions of our convertible preferred shares or ordinary shares because we are not directly engaged in the insurance business and do not intend to directly engage in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only to sales of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations under Section 1248 of the Code in this manner or that the Treasury Department will not amend the proposed regulations under Section 1248 of the Code or other regulations to provide that Section 1248 of the Code will apply to dispositions of shares in a corporation such as us which is engaged in the insurance business indirectly through its subsidiaries. You are advised to consult with your own tax advisor regarding the application of the RPII rules described above to the disposition of our convertible preferred shares or ordinary shares.

Foreign Personal Holding Companies.    A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the ordinary shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules.

If Scottish Re or any of its non-U.S. subsidiaries were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of Scottish Re shareholders who are U.S. Persons. Such income would be taxable as a dividend and should not be eligible for a reduced rate of tax under recently enacted legislation, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by Scottish Re to a U.S. holder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any U.S. individual owning ordinary shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of such shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471.

We believe based upon information made available to us regarding our existing shareholder base that neither Scottish Re nor any of its non-U.S. subsidiaries should be considered an FPHC immediately following this offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Scottish Re nor any of its non-U.S. subsidiaries should be considered an FPHC. We cannot be certain, however, that Scottish Re and/or any of its non-U.S. subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Scottish Re's shareholder base, the gross income of Scottish Re and/or any of its non-U.S. subsidiaries and other circumstances that could change the application of the FPHC rules to Scottish Re and its non-U.S. subsidiaries. In addition, if Scottish Re or any of its non-U.S. subsidiaries were to become an FPHC, we cannot be certain that the amount of FPHC income will be immaterial.

Foreign Tax Credit Sourcing Provisions Applicable to Ownership of Convertible Preferred Shares or Ordinary Shares

Because it is anticipated that U.S. persons will own a majority of our shares, only a portion of the current income inclusions under the CFC, RPII and PFIC rules, if any, and of dividends paid by us (including any gain from the sale of convertible preferred shares or ordinary shares that is treated as a dividend under Code section 1248) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Proposed U.S. Tax Legislation

Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision which permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

Information Reporting and Back-up Withholding

Unless a U.S. holder is an exempt recipient, such as a corporation, payments with respect to the Hybrid Capital Units, convertible preferred shares, Treasury Securities, purchase contracts, or the ordinary shares, the proceeds received from the sale of Hybrid Capital Units, convertible preferred shares, Treasury Securities, purchase contracts, or the ordinary shares and cash proceeds, if any, received in connection with the conversion or redemption of convertible preferred shares, may be subject to information reporting and may also be subject to U.S. federal back-up withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with the applicable U.S. information reporting or certification requirements. The U.S. federal back-up withholding tax rate for 2003 is 28%. Any amounts so withheld generally will be allowed as a credit against the U.S. holder's U.S. federal income tax liability.

The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of the

Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be components of a Hybrid Capital Unit, and the ordinary shares of Scottish Re acquired under a purchase contract for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to investors. You are urged to consult your own tax advisors concerning the federal, state, local and non-U.S. tax consequences to you of the Hybrid Capital Units, the convertible preferred shares, Treasury Securities and purchase contracts that are or may be components of a Hybrid Capital Unit, and the ordinary shares of Scottish Re acquired under a purchase contract.

UNDERWRITING

Subject to the terms and conditions of an Underwriting Agreement, dated December 11, 2003, the underwriters named below, acting through their representative, Bear, Stearns & Co. Inc., have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of Hybrid Capital Units set forth below opposite their respective names.

Underwriters	Number of Hybrid Capital Units
Bear, Stearns & Co. Inc.	3,000,000
UBS Securities LLC	1,125,000
J.P. Morgan Securities Inc.	875,000
Total	5,000,000

The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the Hybrid Capital Units offered by this prospectus supplement are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the Hybrid Capital Units offered hereby, other than those Hybrid Capital Units covered by the over-allotment option described below, if any are purchased.

The representatives have advised us that the underwriters propose to offer the Hybrid Capital Units to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.45 per Hybrid Capital Unit, of which $0.10 may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The Hybrid Capital Units are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 750,000 Hybrid Capital Units to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the 750,000 additional Hybrid Capital Units, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional Hybrid Capital Units based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. We will be obligated, pursuant to the over-allotment option, to sell Hybrid Capital Units to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the Hybrid Capital Units offered in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional Hybrid Capital Units.

	Total
	Per Equity Unit	With Over- Allotment	Without Over- Allotment
Public offering price	$25.00	$143,750,000	$125,000,000
Underwriting discounts and commissions payable by us	0.75	4,312,500	3,750,000
Proceeds, before expenses, to us	24.25	139,437,500	121,250,000

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of our executive officers and directors and Pacific Life will agree, subject to specified exceptions, not to:

•	directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below),

•	establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder), or

•	enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration for a period of 90 days after the date of this prospectus supplement without the prior written consent of Bear, Stearns & Co. Inc. This restriction terminates after the close of trading of the Hybrid Capital Units on the 90th day after the date of this prospectus supplement. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of Relevant Securities prior to the expiration of the lock-up period. As used herein "Relevant Security" means any hybrid capital unit, ordinary share, convertible preferred share or purchase contract or other security of Scottish Re or any subsidiary that is convertible into, or exercisable or exchangeable for Hybrid Capital Units, ordinary shares, convertible preferred shares or purchase contracts or that holds the right to acquire any Hybrid Capital Units, ordinary shares, convertible preferred shares or purchase contracts of Scottish Re or any subsidiary or any other such Relevant Security.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, directly or indirectly, without Bear, Stearns & Co. Inc.'s prior written consent, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale or maintain any short position, establish or maintain a "put equivalent position" (within the meaning of Rule 16-a-1(h) under the Exchange Act), enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Relevant Security (whether any such transaction is to be settled by delivery of Hybrid Capital Units, ordinary shares, preferred shares or purchase contracts, other securities, cash or other consideration) or otherwise dispose of, any Relevant Security or interest therein of Scottish Re or of any of its subsidiaries other than (i) our sale of Hybrid Capital Units hereunder, (ii) the issuance of the Treasury Units or Hybrid Capital Units that may be created or recreated upon substitution of pledged securities or ordinary shares issuable upon early settlement of the Hybrid Capital Units or Treasury Units, (iii) the exercise of warrants outstanding on the date hereof; (iv) the exercise of currently outstanding options; and (v) the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee share option plans in effect on the date of the Underwriting Agreement. Further, we have agreed that we will not without Bear, Stearns & Co. Inc.'s prior written consent file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing, except for registration statements (x) on Form S-8 relating to employee benefit plans, (y) on Form S-4 relating to corporate reorganizations or other transactions under Rule 145.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Hybrid Capital Units offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Hybrid Capital Units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any Hybrid Capital Units offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We have applied to list the Hybrid Capital Units on the New York Stock Exchange under the symbol "SCTPrA," subject to our meeting the listing requirements of the NYSE. There can be no assurance of whether we will be able to satisfy, or continue to satisfy, all of the listing requirements.

A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online. Other than the prospectus supplement in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The representatives have advised us that, pursuant to Regulation M under the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Hybrid Capital Units at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of Hybrid Capital Units on behalf of the underwriters for the purpose of fixing or maintaining the price of the Hybrid Capital Units. A "syndicate covering transaction" is the bid for or purchase of Hybrid Capital Units on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the Hybrid Capital Units originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., UBS Securities LLC and other representatives from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Bear, Stearns & Co. Inc. will act as the initial remarketing agent under the remarketing agreement. An affiliate of J.P. Morgan Securities Inc. will act as purchase contract agent and collateral agent under the Hybrid Capital Units, the purchase contract and the pledge agreement.

LEGAL MATTERS

Certain legal matters with respect to United States law relating to this offering of Hybrid Capital Units will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Certain legal matters with respect to Cayman Islands law relating to this offering of Hybrid Capital Units will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

INDEPENDENT AUDITORS

The consolidated financial statements of Scottish Re Group Limited as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement "incorporates by reference" certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus supplement will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	Current Report on Form 8-K filed with the SEC on October 27, 2003, announcing the proposed acquisition of ERC Life Reinsurance Corporation;

•	The description of our ordinary shares that is contained in our registration statement on Form 8-A filed with the SEC on January 16, 2002; and

•	The Form 8-A relating to Hybrid Capital Units filed with the SEC on December 10, 2003.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus supplement are sold.

We will provide each person to whom a copy of this prospectus supplement has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Scottish Re Group Limited, Attn: Scott E. Willkomm, P.O. Box 2939, Hamilton, HM MX, Bermuda, (441) 295-4451.

PROSPECTUS

$500,000,000

Scottish Annuity & Life Holdings, Ltd.

Debt Securities
Ordinary Shares
Preferred Shares
Depositary Shares
Share Purchase Contracts
Share Purchase Units

SCOTTISH HOLDINGS STATUTORY TRUST II
SCOTTISH HOLDINGS STATUTORY TRUST III

Preferred Securities
fully and unconditionally guaranteed to the
extent set forth herein by
Scottish Annuity & Life Holdings, Ltd.

We may offer and sell under this prospectus, at various times, the following types of securities:

•	Unsecured senior debt securities
•	Unsecured subordinated debt securities
•	Ordinary Shares
•	Preferred Shares
•	Share purchase contracts
•	Share purchase units

We may also, in conjunction with our trusts, at various times offer and sell:

•	Trust preferred securities, which we will guarantee

We may offer these securities in one or more separate classes or series. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. You should read this prospectus and any accompanying supplement carefully before you invest in these securities.

Our Ordinary Shares are traded on the New York Stock Exchange under the symbol "SCT". On April 14, 2003 the closing price of our Ordinary Shares, as reported by the New York Stock Exchange, was $18.31 per share.

We may offer securities in amounts, at prices and on terms to be determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The mailing address of our principal executive office is P.O. Box 2939, Hamilton HM MX, Bermuda. Our street address is Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 295-4451.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 24, 2003.

No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, this information or these representations must not be relied upon as having been authorized by us, any Scottish Holdings Trust or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs or the affairs of any Scottish Holdings Trust since the date hereof.

Delaware insurance holding company statutes applicable to us due to our Delaware insurance company subsidiary generally provide that no person may acquire control of us, and thus indirect control of our Delaware insurance subsidiary, without prior approval of the Delaware insurance commissioner. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities, including pursuant to the conversion of notes, would be presumed to have acquired such control unless the Delaware insurance commissioner upon application determines otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of voting shares of Scottish Annuity & Life Holdings, Ltd. If any person acquires 10% or more of the outstanding ordinary shares in violation of such provisions, our Delaware insurance subsidiary or the Delaware insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing ordinary shares owned by such person, and such ordinary shares would not be entitled to be voted.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we, Scottish Holdings Statutory Trust II and Scottish Holdings Statutory Trust III, which we refer to as the "Scottish Holding Trusts," have filed with the Securities and Exchange Commission (the "SEC"), using a "shelf" registration or continuous offering process. Using this process, we, and the Scottish Holding Trusts may, from time to time, offer any combination of the securities described in this prospectus, either separately or in units, in one or more offerings with a total initial offering price of up to $500,000,000. This prospectus provides you with a general description of the securities we and the Scottish Holding Trusts may offer. Each time we or the Scottish Holding Trusts offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to those securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices each of which are listed under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Scottish Holding Trusts have authorized anyone to provide you with different information. Neither we nor the Scottish Holding Trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

All references in this prospectus to "Scottish Annuity & Life," "SCT," "our company," "we," "us" or "our" mean Scottish Annuity & Life Holdings, Ltd. unless we state otherwise or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include information with respect to our financial condition, our results of operations and businesses and the expected impact of this offering on our financial condition. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "continue," "project" and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	uncertainties relating to the ratings accorded to our insurance subsidiaries;
•	the risk that our risk analysis and underwriting may be inadequate;
•	exposure to mortality experience which differs from our assumptions;
•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;
•	uncertainties arising from control of our invested assets by third parties;
•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;
•	the risk that our retrocessionaires may not honor their obligations to us;
•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;
•	political and economic risks in developing countries;
•	the impact of acquisitions, including the ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;
•	loss of the services of any of our key employees;
•	losses due to foreign currency exchange rate fluctuations;
•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);
•	the competitive environment in which we operate and associated pricing pressures; and
•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this prospectus and we do not undertake any obligation, other than as may be required under Federal securities laws, to update any forward-looking statement to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005.

The Scottish Holdings Trusts

There are no separate financial statements of our trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of our trusts because:

•	All of the voting securities of each of the trusts will be owned, directly or indirectly, by us, a reporting company under the Exchange Act;
•	The trusts have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of the trusts and investing the proceeds in subordinated debt securities issued by us; and
•	We will fully and unconditionally guarantee the obligations of the trusts under the preferred securities. See "Description of the Trust Preferred Securities Guarantees."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus "incorporates by reference" certain of the reports and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information filed with the SEC after the date of this prospectus will update and supersede this information. The following documents filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2002;
•	Current Report on Form 8-K filed with the SEC on April 14, 2003; and
•	The description of our Ordinary Shares and our shareholders rights agreement that is contained in our registration statement on Form 8-A filed with the SEC on January 16, 2002.

Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference until all of the securities offered by this prospectus are sold.

We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Scottish Annuity & Life Holdings, Ltd., Attn: Scott E. Willkomm, P.O. Box 2939, Hamilton, HM MX, Bermuda, (441) 295-4451.

THE COMPANY

Scottish Annuity & Life Holdings, Ltd., which we call Scottish Annuity & Life, is a holding company organized under the laws of the Cayman Islands with its principal executive office in Bermuda. Through our operating subsidiaries, we are engaged in the reinsurance of life insurance, annuities and annuity-type products. These products are written by life insurance companies and other financial institutions located principally in the United States, as well as around the world. We refer to this portion of our business as life reinsurance. To a lesser extent, we directly issue variable life insurance and variable annuities and similar products to high net worth individuals and families for insurance, investment and estate planning purposes. We refer to this portion of our business as wealth management.

We have operating companies in Bermuda, the Cayman Islands, Ireland, Luxembourg, the United Kingdom and the United States. Our flagship subsidiaries are Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc. and World Wide Reassurance Company Limited. Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc. are each rated "A– (excellent)" for financial strength by A.M. Best Company, which is fourth highest of fifteen rating levels, "A (strong)" for financial strength by Fitch Ratings, which is third highest of twelve rating levels, "A3 (good)" for financial strength by Moody's, which is seventh highest of twenty-one rating levels, and "A– (strong)" for financial strength by Standard & Poor's, which is seventh highest of twenty-one rating levels. World-Wide Reassurance is rated "A– (excellent)" for financial strength by A.M. Best, which is fourth highest of fifteen rating levels, "A (strong)" for financial strength by Fitch, which is third highest of twelve rating levels and "A– (strong)" for financial strength by Standard & Poor's, which is sixth highest of twenty-one rating levels. These ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

We have grown to be one of the 10 largest life reinsurers serving the U.S. market (based on the amount of new life reinsurance business assumed in 2002) since our formation in 1998. On December 31, 2001, we expanded our business outside of North America by acquiring World-Wide Holdings Limited, which we call "World-Wide Holdings," and its subsidiary, World-Wide Reassurance Company Limited, which we call "World-Wide Reassurance," from Pacific Life Insurance Company in exchange for 4,532,380 of our ordinary shares. World-Wide Reassurance, formed in 1964, is a U.K.-based reinsurer of group life insurance, individual life insurance, airline pilot "loss of license" insurance and certain dread disease insurance business in Asia, Europe, Latin America, the Middle East and North Africa.

As of December 31, 2002, we had consolidated assets of $3.3 billion and consolidated shareholders' equity of $491.1 million.

Our website address is http://www.scottishannuity.com. Forms 10-K, Forms 10-Q, Forms 8-K and all amendments to those reports are available free of charge on our website. These reports are posted to the website as soon as reasonably practical after they have been filed with the SEC. We also provide electronic or paper copies of these reports on request. Information contained on our website does not constitute part of this prospectus.

THE SCOTTISH HOLDINGS TRUSTS

Each of the Scottish Holdings Trusts are created as Delaware statutory trusts pursuant to declarations of trust executed by us as sponsor for the trusts, and the appointed trustees for the trusts and we have filed certificates of trust for each trust with the Delaware Secretary of State. The declaration of trust for each of the Scottish Holdings Trusts, which are filed as exhibits to the registration statement of which this prospectus forms a part, states the terms and conditions for such Scottish Holdings Trust to issue and sell their respective trust preferred securities and trust common securities, which we refer to as the "trust securities."

The Scottish Holdings Trusts exist solely to:

•	issue and sell their respective trust securities;
•	use the proceeds from the sale of their respective trust securities to purchase and hold a series of our debt securities;
•	maintain their status as grantor trusts for federal income tax purposes; and
•	engage in other activities that are necessary or incidental to these purposes.

The term of Scottish Holding Statutory Trust II will expire in 2058, and the term of Scottish Holding Statutory III will expire in 2058, but either may be terminated earlier as provided in the applicable declaration.

We will purchase all of the trust common securities of the Scottish Holdings Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each of the Scottish Holdings Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority for payment with, the trust preferred securities. However, if we default on our subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

The trustees appointed by us as holder of all of the trust common securities will conduct the Scottish Holdings Trusts' business and affairs. Except in certain limited circumstances, we will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees. The duties and obligations of the trustees shall be governed by the declaration of trust of each Scottish Holdings Trust. A majority of the trustees of each Scottish Holdings Trust will be our employees or officers. One trustee of each Scottish Holdings Trust will be a financial institution which will be unaffiliated with us and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. We refer to this trustee as the "Property Trustee." In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each Scottish Holdings Trust will have its principal place of business or reside in the State of Delaware. We will pay all fees and expenses related to the Scottish Holdings Trusts and the offering of the trust securities. We will guarantee payment of distributions and payments on redemption or liquidation with respect to the trust preferred securities of each Scottish Holdings Trust to the extent the applicable the Scottish Holdings Trust has funds available therefor.

The place of business and the telephone number of each of the Scottish Holdings Trusts is the same as our principal executive offices and telephone number.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we expect to use the net proceeds from the sale of the securities we offer under this prospectus for general corporate purposes, which may include investments in or advances to subsidiaries, possible acquisitions, working capital, repayment or redemption of outstanding debt and other corporate purposes. Each Scottish Holdings Trust will use all proceeds received from the sale of the trust securities to purchase our junior subordinated debt securities, the proceeds of which will be used as described above.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges excluding interest credited on interest sensitive securities for the four year period ended December 31, 2002.

	Year ended December 31,
	2002	2001	2000	1999
Ratio of earnings to fixed charges (1)	1.6	1.9	1.9	2.6
Ratio of earnings to fixed charges excluding interest credited on interest sensitive securities (2)	22.4	13.3	N/A	N/A

(1)	For purposes of determining this ratio, earnings consists of net income before income taxes and cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest credited on interest sensitive contract liabilities.
(2)	This ratio is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest credited on interest sensitive contract liabilities. This ratio is not a measure that the SEC's disclosure rules require or encourage. This ratio is included because it provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.

We may issue up to 50,000,000 Preferred Shares. Presently, no Preferred Shares are outstanding and we do not have a Preferred Shares dividend obligation. Therefore, the ratio of earnings to combined fixed charges and Preferred Shares dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF THE DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under a senior indenture between us and The Bank of New York, as trustee. Our subordinated debt securities are to be issued under a subordinated indenture between us and The Bank of New York, as trustee. In addition, we may issue junior subordinated debt securities to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts. These junior subordinated debt securities would be issued under a separate junior subordinated indenture between us and The Bank of New York, as trustee. The senior indenture, the subordinated indenture and the junior subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." We refer to The Bank of New York, in its capacity as trustee under any, some or all of the indentures, as the "indenture trustee." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

This section briefly summarizes certain terms of the debt securities and uses some terms that are not defined in this prospectus but that are defined in the indentures. This summary is not complete. There may be other provisions in the indentures that are important to you. You should read the indentures for a complete understanding of their provisions and for the definition of some terms used in this summary. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions. When we refer to particular articles or sections or defined terms of an indenture, without specific reference to an indenture, we are referring to all the indentures. The indentures are included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the junior subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to the Scottish Holdings Trusts.

General

The debt securities will be our unsecured senior or subordinated obligations. The indentures do not limit the amount of debt securities that we may issue thereunder and do not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue. Our senior debt securities will rank equally with all of our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. Our subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the senior debt securities) of ours as described under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement. Our junior subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness (which term includes the subordinated debt securities) of ours as described under "Subordination of the Junior Subordinated Debt Securities" and in the applicable prospectus supplement.

We are a holding company. We derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us, including payments to us of principal and interest under intercompany indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts or to make specific funds available for payments with respect to our debt securities whether by dividends, distributions, loans or other payments. Various financing arrangements, regulatory restrictions, charter provisions and other instruments may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. In addition the ability of our insurance subsidiaries to pay cash dividends is restricted under the insurance laws in the jurisdictions where those subsidiaries are domiciled.

Except to the extent that we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities effectively will be subordinated to the debt and preferred shares of the subsidiaries because, as the common shareholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security. Furthermore, our obligations with respect to any subordinated debt securities will be subordinate and junior in right of payment to our obligations under our senior debt, including the senior debt securities.

In the event our junior subordinated debt securities are issued to the Scottish Holdings Trusts in connection with the issuance of preferred securities and common securities by the Scottish Holdings Trusts, such junior subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of the Scottish Holdings Trusts upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our junior subordinated debt securities will be issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust.

When we offer debt securities pursuant to this registration statement, we will issue a prospectus supplement, which will accompany this prospectus and will explain the following terms of and information relating to the series of debt securities being offered:

•	Classification as senior or subordinated debt securities, the specific designation, aggregate principal amount, purchase price and denomination;
•	Currency or units based on or relating to currencies in which the debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;
•	Any date or dates upon which the principal of the debt securities is payable;
•	Interest rate or rates (which may be fixed or variable) or the method by which such rate will be determined, if any;
•	The dates on which any such interest will be payable and the circumstances, if any, in which interest may be deferred;
•	The dates from which interest will accrue and the method of determining those dates;
•	The place or places where the principal of, premium, if any, and interest, if any, on the debt securities will be payable and where you may present the debt securities for registration of transfer or exchange;
•	Any mandatory or optional redemption, repayment or sinking fund provisions;
•	Whether we will issue the debt securities in registered form or bearer form or both and, if bearer debt securities are issued, any restrictions applicable to the place of payment of any principal of, premium, if any, and interest, if any, on such bearer debt securities, the exchange of one form for another and the offer, sale and delivery of such bearer debt securities;
•	Whether we will issue the debt securities in whole or in part in global form and, if so, the identity of the depositary for these securities and the terms and conditions, if any, upon which these debt securities may be exchanged in whole or in part for other definitive securities;
•	The proposed listing, if any, of the debt securities on any securities exchange;
•	Any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities or the method of determining these amounts;

•	Any variation to the provisions of the indentures with respect to the satisfaction and discharge of our indebtedness and obligations, or termination of certain covenants and events of default under the indentures, with respect to the debt securities by deposit of money or government obligations;
•	In the case of the junior subordinated debt securities issued to one of the Scottish Holdings Trusts, the terms and conditions of any obligations or rights of ours or the relevant Scottish Holdings Trust to convert or exchange such subordinated debt securities into preferred securities of that trust;
•	In the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of our subordinated debt securities or other indebtedness in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;
•	Any trustee (other than The Bank of New York), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;
•	Our right to defer payments of interest on the junior subordinated debt securities;
•	If other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;
•	Whether the debt securities will be convertible into Ordinary Shares and/or exchangeable for other securities issued by us or cash, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable; and
•	Any other specific terms of the debt securities not inconsistent with the provisions of the applicable indenture.

You may exchange your debt securities and transfer your registered debt securities as described in the applicable indenture. These services will be provided without charge, other than any tax or other governmental charge related to these services, but subject to the limitations provided in the applicable indenture. You may transfer any bearer debt securities and their coupons, if any, by delivering them to the party to whom you wish to transfer them.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that is below the prevailing market rate will be sold at a discount below their stated principal amount. We will describe in a prospectus supplement any special United States federal income tax considerations that apply to discounted debt securities and debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes.

Principal amounts of or interest on our debt securities may be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. You may receive a principal amount or a payment of interest that is greater or lesser than the amount of principal or interest otherwise payable, depending upon the value of applicable currency, commodity, equity index or other factors. We will provide you with information on the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for Ordinary Shares, Preferred Shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable Cayman Islands law, the Memorandum of Association (the "Memorandum") and the Articles of Association (the "Articles").

Global Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. We will issue these global debt securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global debt security or securities. Unless it is exchanged in whole for debt securities in definitive registered form, a global debt security may only be transferred as a whole by:

•	The depositary for the global debt security to a nominee of such depositary;
•	A nominee of the depositary for the global debt security to such depositary or another nominee of such depositary; or
•	The depositary for the global debt security or any nominee to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities represented by a global debt security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all such depositary arrangements.

Beneficial Interests in a Global Debt Security

You may own a beneficial interest in a global debt security only if you have an account with the depositary for such global debt security or hold an interest through someone with an account with the depositary. Upon the issuance of a global debt security, the depositary for such global debt security will credit your accounts on its book-entry registration and transfer system with the respective principal amounts of the debt securities represented by such global debt security beneficially owned by you. Initially, the accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such debt securities. Your ownership of a beneficial interest in a global debt security will be shown on, and the transfer of such ownership interests will be effected through, the depositary's records for such global debt security (if you have an account with the depositary) and on the records of the depositary's account holder (if you own securities through an account holder). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in global debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of such global debt security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except as described below, if you own a beneficial interest in a global debt security, you will not be entitled to have the debt securities represented by such global debt security registered in your name, will not be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owner or holder of the debt security under the applicable indenture. Accordingly, you must rely on the procedures of the depositary for your global debt security and, if you own through a person having an account with the depositary, on the procedures of such person, to exercise any rights of a holder under the applicable indenture. If we request any action of holders or if an owner of a beneficial interest in a global debt security desires to take any action which it is entitled to take, the depositary for such global debt security would authorize the participant holding the relevant beneficial interests to give or take such action, and such participants would authorize the beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of Principal, Premium and Interest

We will pay the principal, premium, if any, and any interest on a global debt security to the depositary that is the registered holder of the global debt security or its nominee. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any global debt security or its nominee, upon receipt of any payment of any principal, premium or interest in respect of such global debt security, will immediately credit your account with payments in amounts proportionate to your respective beneficial interest in the principal amount of such registered global debt security as shown on the records of the depositary or its nominee.

If you own a beneficial interest in a global debt security through a participant, we expect that payments to you by the participant will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

Issuance of Definitive Debt Securities

If the depositary for any global debt security is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor. If we do not appoint a successor depositary registered as a clearing agency within 90 days, we will issue the affected debt securities in definitive form in exchange for the global debt security. In addition, we may determine not to have any of the debt securities of a series represented by global debt securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the global debt securities representing such debt securities. Any debt securities issued in definitive form in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that the depositary's instructions regarding the ownership of beneficial interests in such global debt security will be based on directions given by the participants.

Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive debt securities in exchange for your beneficial interest in a global debt security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of definitive debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those definitive debt securities in denominations of $1,000 and integral multiples of $1,000.

We may also issue bearer debt securities in global form, which we will refer to as a "bearer global security," that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for such depositary we identify in a prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to any portion of a series of debt securities to be represented by a bearer global security, will be described in the prospectus supplement relating to such series.

Certain Covenants

Limitations on Liens

We agree that, so long as any senior debt securities remain outstanding, neither we nor our subsidiaries will issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the voting stock of a restricted subsidiary without providing that such senior debt securities issued under the senior indenture shall be secured equally and ratably with, or prior to, any such secured indebtedness so long as the indebtedness remains so secured. These restrictions, however, do not apply to liens or to any mortgage, pledge or other encumbrance upon shares of voting stock of any corporation that exist at the time such corporation becomes a restricted subsidiary and extensions, renewals or replacements of these pre-existing liens and to certain permitted liens as defined in the senior indenture. (Senior Indenture Section 3.9.)

The term "restricted subsidiary" means (a) any present or future subsidiary, the consolidated total assets (as defined in the senior indenture) of which constitute 20% or more of our consolidated total assets; and (b) any subsidiary which is a successor, by merger or otherwise, to substantially all of the business or properties of any subsidiary referred to or described in clause (a).

The term "subsidiary" means any corporation or other entity in which we own or control, directly or indirectly, more than 50% of the outstanding shares of voting stock. At March 31, 2003, our restricted subsidiaries were Scottish Re (Dublin) Limited, World-Wide Reassurance Company Limited, Scottish Re (U.S.), Inc. and Scottish Annuity & Life Insurance Company (Cayman) Ltd. (Section 1.1.)

Consolidation, Merger and Sale of Assets

Each indenture provides that we may not consolidate with or merge into, or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties to another person unless, among other things:

•	either we are the resulting, surviving or transferee person or the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia, the Cayman Islands or Bermuda;
•	such person assumes all of our obligations under the notes and the applicable indenture; and
•	immediately after the merger, consolidation, conveyance, transfer or lease we, or the successor entity, will not be in default in the performance of the covenants and conditions of the indenture applicable to us.

This restriction on the consolidation, merger or sale of our assets does not apply to any recapitalization transaction, a change of control over us or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or transfer or lease of our assets substantially as an entirety. Unless otherwise described in a prospectus supplement for a particular series of debt securities, no covenants or other provisions in the indentures provide for a put or increased interest or otherwise afford you additional protection in the event of a recapitalization transaction, a change of control over us or a highly leveraged transaction.

Restrictions on Certain Dispositions

As long as any of the senior debt securities remain outstanding, neither we nor our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of any of our restricted subsidiaries, unless:

•	The issuance, sale, assignment, transfer or other disposal of voting stock is required to comply with the order of a court or regulatory authority, other than an order that we or one of our restricted subsidiaries requested;
•	The shares of voting stock issued, sold, assigned, transferred or otherwise disposed of are directors' qualifying shares;
•	All of the voting stock of a restricted subsidiary that either we or our restricted subsidiaries own is sold for cash or other property that has a fair market value (as determined in good faith by our Board of Directors) that is at least equal to the fair value of such voting stock; or
•	We would own, together with our restricted subsidiaries, at least 70% of the issued and outstanding voting stock of such restricted subsidiary after the issuance, sale, assignment, transfer or other disposition, and such issuance, sale, assignment, transfer or other disposition is made for cash or other property which is at least equal to the fair value of such voting stock. (Section 9.3.)

When we refer to "fair value," with respect to any voting stock, we mean the fair value as determined in good faith by our Board of Directors. (Section 1.1.) The senior indenture does not restrict the transfer of assets from a restricted subsidiary to any person, including either to us or one of our subsidiaries.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute events of default under the applicable indenture with respect to any series of debt securities issued under the applicable indenture:

•	our failure to pay any interest on such series of debt securities when due and payable, and continuance of such default for a period of 30 days;
•	our failure to pay all or any part of the principal on any debt security of such series when due and payable at maturity or upon redemption;
•	our failure to pay any sinking fund installment when due;
•	our failure to perform or observe any other term, covenant or warranty of ours contained in the applicable indenture for the benefit of such series, and the continuance of this default or breach for a period of 60 days after written notice is given as provided in such indenture;
•	our bankruptcy, insolvency or reorganization; or
•	our failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money (other than non-recourse obligations), in an aggregate principal amount exceeding $25,000,000, if such event of default results in the acceleration of the other indebtedness, so long as such acceleration is not cured, waived, rescinded or annulled, or such indebtedness is not discharged, within 30 days after we receive written notice of such failure or default. (Section 5.1.)

If an event of default has occurred and is continuing, other than an event of default specified in the fifth bullet above, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that affected series may declare the principal and accrued interest of all debt securities of that such affected series to be due and payable immediately. If the event of default specified in the fifth bullet above shall have occurred, the principal amount on all series of debt securities shall automatically, without any action on the part of the trustee or the holder, become immediately due and payable. These declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of all such affected series; however, a continuing default in payment of principal or premium of or interest on debt securities may not be annulled or waived. (Sections 5.1 and 5.10)

The trustee is not required to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders have offered the trustee reasonable indemnity. This right of the trustee is subject to the provisions relating to its duties during the continuance of any event of default. (Section 6.2) Subject to the provisions for indemnification and subject to the right of the trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Sections 5.9 and 5.11)

Holders of debt securities may not institute any action against us under the indenture (except as set forth above and actions for payment of overdue principal, premium, if any, or interest) unless:

•	They have given the trustee advance written notice of a default that is continuing;
•	The holders of at least 25% in principal amount of the outstanding debt securities of each affected series (treated as one class) have requested the trustee to institute an action and have offered the trustee reasonable indemnity;

•	The trustee has not instituted this action within 60 days of their request; and
•	The trustee has not received direction inconsistent with such written request from the holders of a majority in aggregate principal amount of the debt securities of each affected series (treated as one class). (Sections 5.6 and 5.9)

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the indentures or we will specify to the relevant trustee any default that exists under the indentures. (Section 3.4)

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under each indenture as set forth below if the applicable prospectus supplement allows. (Article X)

We may discharge certain obligations to you if your debt securities have not already been delivered to the trustee for cancellation and have either become due and payable, are by their terms due and payable or are scheduled for redemption within one year by irrevocably depositing with the trustee (a) cash, (b) in the case of debt securities payable only in U.S. dollars, U.S. government obligations, or (c) a combination thereof, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments, the principal of, premium, if any, and interest on your debt securities.

If allowed by the applicable prospectus supplement, we may also:

(1)	defease and be discharged from any and all obligations with respect to the debt securities of or within any series ("full defeasance"); or
(2)	be released from our obligations under certain covenants applicable to the debt securities of or within any series ("covenant defeasance"),

if we deposit money or government obligations with the relevant trustee in sufficient quantity that will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund or analogous payments thereon. As a condition to the above actions, we must deliver an opinion of counsel to the trustee stating that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our actions and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if we had not taken these actions. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. (Sections 10.4, 10.5 and 10.6)

We may exercise our full defeasance option for the debt securities despite our prior exercise of our covenant defeasance option. If we exercise our full defeasance option, payment of the debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if such acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust may be less than the principal and interest then due on such debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. (Sections 10.3, 10.4 and 10.6.)

Modification of the Indentures

Changes Requiring Approval of Each Affected Holder

Either the trustee or we may add provisions to, or change in any manner or eliminate any of the provisions of any indenture or modify the rights of the holders of the debt securities of each series so affected with the consent of the holders of a majority in aggregate principal amount of debt securities of all series issued under the indenture then outstanding and affected (voting as one class). However, we need the consent of the holder of each outstanding debt security affected in order to:

•	extend the stated maturity of the principal of any debt security;
•	reduce the principal amount of any debt security;
•	reduce the rate or extend the time of payment of interest on any debt security;
•	reduce any amount payable on redemption of any debt security;
•	change the currency in which the principal of (including any amount in respect of original issue discount), premium or interest on any debt security is payable;
•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;
•	alter certain provisions of an indenture relating to the debt securities not denominated in U.S. dollars;
•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or
•	reduce the percentage in aggregate principal amount of debt securities of any series, the consent of the holders of which is required for any such modification. (Section 8.2.)

Changes Requiring Majority Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debt securities at the time outstanding. (Section 8.2)

Changes Requiring No Approval

The indentures (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, without the consent of the holder of any debt security, to, among other things:

•	secure any debt securities;
•	provide for the assumption of our obligations to the holders of debt securities in the case of a merger, consolidation, conveyance, transfer or lease;
•	add to our covenants for the benefit of the holders of debt securities;
•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the applicable indenture or make any other provision with respect to matters or questions arising under the applicable indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the applicable indenture; provided that such modification or amendment does not, in the good faith opinion of our Board of Directors and the trustee, adversely affect the interests of the holders of notes in any material respect;
•	establish the forms or terms of debt securities of any series;
•	evidence the acceptance of appointment by a successor trustee; or
•	add or modify any other provisions with respect to matters or questions arising under the applicable indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debt securities. (Section 8.1)

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that would be adversely affected by the amendment. (Subordinated Indenture Section 8.6).

Subordination of the Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the subordinated indenture. The subordinated indenture defines "Senior indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,
•	for money we borrowed,
•	for the money borrowed by and obligations of others that we have assumed or guaranteed,
•	in respect of letters of credit and acceptances issued or made by banks, or
•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and
(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness," we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the subordinated indenture, the subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the subordinated debt securities, or any of our indebtedness to one of our subsidiaries. (Subordinated Indenture Section 1.1) The subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any subordinated debt securities receive any payment on the subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the subordinated debt securities or coupons will be made. (Subordinated Indenture Article XIII) If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of law provisions of the State of New York), except to the extent the Trust Indenture Act is applicable. (Section 11.8.)

Concerning the Trustee

The Bank of New York is one of a number of banks with which we maintain ordinary banking and trust relationships.

Certain Provisions of the Junior Subordinated Debt Securities Issued to the Scottish Holdings Trusts

Option to Extend Interest Payment Date

Unless provided otherwise in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to the Scottish Holdings Trusts to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement (referred to as an extension period), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of junior subordinated debt securities. Certain U.S. federal income tax consequences and special considerations applicable to such junior subordinated debt securities will be described in the related prospectus supplement. (Junior Subordinated Indenture Section 2.12).

Option to Extend Maturity Date

Unless provided otherwise in the related prospectus supplement, we will have the right to:

(1) change the stated maturity of the principal of the junior subordinated debt securities of any series issued to the Scottish Holdings Trusts upon the liquidation of the Scottish Holdings Trusts and the exchange of the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts, or

(2) extend the stated maturity of the principal of the junior subordinated debt securities of any series, provided that (i) we are not in bankruptcy, otherwise insolvent or in liquidation, (ii) we have not defaulted on any payment on such junior subordinated debt securities and no deferred interest payments have accrued, (iii) the Scottish Holdings Trusts are not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated, (iv) the junior subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization, and (v) the extended maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the Scottish Holdings Trusts.

If we exercise our right to liquidate the Scottish Holdings Trusts and exchange the junior subordinated debt securities for the preferred securities of the Scottish Holdings Trusts as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 2.15).

Redemption

Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to the Scottish Holdings Trusts, if an Investment Company Event or a Tax Event, (each, a "special event") shall occur and be continuing, we may, at our option, redeem such series of junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the special event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Junior Subordinated Indenture Section 12.5).

For purposes of the junior subordinated indenture, "Investment Company Event" means, in respect of a Scottish Holdings Trust, the receipt by the Scottish Holdings Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, the Scottish Holdings Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts. (Junior Subordinated Indenture Section 1.1).

"Tax Event" means, in respect of the Scottish Holdings Trusts, the receipt by the Scottish Holdings Trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of the Scottish Holdings Trusts, there is more than an insubstantial risk that (i) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to U.S. federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities, (ii) interest payable by us on such junior subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes or (iii) the Scottish Holdings Trusts are, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Junior Subordinated Indenture Section 1.1).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption and any related unmatured coupons will be void.

Certain Covenants

Unless otherwise provided in the related prospectus supplement, we will covenant, as to each series of our junior subordinated debt securities issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities by such Scottish Holdings Trust, that we will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding Ordinary Shares or (2) make any payment of principal, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the junior subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any restricted subsidiary if such guarantee ranks junior in interest to the junior subordinated debt securities of such series (other than (a) dividends or distributions in our Ordinary Shares, (b) redemption or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future, (c) payments under any guarantee agreement and (d) purchases of Ordinary Shares related to the issuance of Ordinary Shares under any of our benefit plans for our directors, officers or employees) if at such time (i) there shall have occurred any event of which we have actual knowledge that (A) with the giving of the notice or lapse of time or both, would constitute an event of default under the applicable junior subordinated indenture and (B) in respect of which we shall not have taken reasonable steps to cure, (ii) we shall be in default with respect to our payment of obligations under the guarantee agreement relating to such preferred securities or (iii) we shall have given notice of our election to begin an extension period as provided in the applicable junior subordinated indenture with respect to the junior subordinated debt securities of such series and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing. (Junior Subordinated Indenture Section 3.12).

In the event our junior subordinated debt securities are issued to a Scottish Holdings Trust in connection with the issuance of preferred securities and common securities of such Scottish Holdings Trust, for so long as such series of junior subordinated debt securities remain outstanding, we will also covenant:

(1) to maintain directly or indirectly 100% ownership of the common securities of the Scottish Holdings Trusts; provided, however, that any permitted successor of ours under the applicable junior subordinated indenture may succeed to our ownership of such common securities;

(2) not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of our junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of the Scottish Holdings Trusts, the redemption of all of the preferred securities and common securities of the Scottish Holdings Trusts, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of the Scottish Holdings Trusts; and

(3) to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause the Scottish Holdings Trusts to remain classified as a grantor trust for United States Federal income tax purposes. (Junior Subordinated Indenture Section 3.14).

Events of Default

If an Event of Default with respect to a series of junior subordinated debt securities issued to a Scottish Holdings Trust has occurred and is continuing and such event is attributable to as default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Scottish Holdings Trust may institute a legal proceeding directly against us, which we refer to in this prospectus as a direct action, for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. (Junior Subordinated Indenture Section 8.2). We may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such trust. (Junior Subordinated Indenture Section 5.7). If the right to bring a direct action is removed, the Scottish Holdings Trusts may become subject to the reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Junior Subordinated Indenture Section 2.13). The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement.

Subordination of the Junior Subordinated Debt Securities

We will make all payments on our senior indebtedness first before paying the principal of, premium, if any, and interest on debt securities issued under the junior subordinated indenture. The junior subordinated indenture defines "Senior Indebtedness" as the principal of and premium, if any, and interest on:

(a)	All our indebtedness,
•	for money we borrowed,
•	for the money borrowed by and obligations of others that we have assumed or guaranteed,
•	in respect of letters of credit and acceptances issued or made by banks, or
•	constituting purchase money indebtedness, or indebtedness secured by property included in our property, plant and equipment accounts at the time of the acquisition of such property by us, which we are directly liable to pay; and
(b)	All deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness.

When we use the term "purchase money indebtedness" we mean indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to our other indebtedness. Unless we state differently in the junior subordinated indenture, the junior subordinated debt securities or the related prospectus supplement, senior indebtedness shall not include, the junior subordinated debt securities, any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the junior subordinated debt securities, any of our indebtedness to one of our subsidiaries, and any indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) a Scottish Holdings Trust or (y) any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with the issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of the Trust Preferred Securities". (Junior Subordinated Indenture Section 1.1). The junior subordinated indenture does not contain any limitation on the amount of senior indebtedness that we can incur.

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or our property, or that junior subordinated debt securities of any series are declared due and payable before their expressed maturity because of the occurrence of an event of default pursuant to Section 5.1 of the junior subordinated indenture (under circumstances other than a bankruptcy or insolvency event as described above), then the holders of all senior indebtedness will be entitled to be paid the full amount due on the senior indebtedness before the holders of any junior subordinated debt securities receive any payment on the junior subordinated debt securities. In the event and during the continuation of any default in payment of any senior indebtedness or if any event of default shall exist under any senior indebtedness, no payment of the principal or interest on the junior subordinated debt securities or coupons will be made. (Junior Subordinated Indenture Article XIII). If this prospectus is being delivered in connection with a series of junior subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

The following is a summary description of our Ordinary Shares and Preferred Shares. You can find information about our Ordinary Shares and Preferred Shares in the following documents that progressively provide more detail: 1) this prospectus, 2) the prospectus supplement, 3) our Memorandum and the Articles, and 4) Cayman Islands law. Since the terms of Ordinary Shares and Preferred Shares may differ from the general information we provide here, in all cases rely on the laws of the Cayman Islands over different information in our Memorandum and the Articles; rely on our Memorandum and the Articles over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

We are currently authorized to issue 100 million Ordinary Shares, par value $0.01 per share, and 50 million Preferred Shares, par value $0.01 per share.

Ordinary Shares

There are no provisions of Cayman Islands law, the Memorandum or the Articles that impose any limitation on the rights of shareholders to hold or vote Ordinary Shares based on the fact that such shareholders are not residents of the Cayman Islands. The Ordinary Shares will be subject to the express terms of the Preferred Shares and any series thereof. Holders of the Ordinary Shares have no pre-emptive, conversion or sinking fund rights.

Voting.    All outstanding shares of our common shares are fully paid and nonassessable. Subject to certain restrictions, each holder of Ordinary Shares is entitled to one vote per share on all matters submitted to a vote of shareholders at any meeting.

Voting rights with respect to the Ordinary Shares are noncumulative unless the following provision is applicable. If (1) the number of issued Controlled Shares (as defined below) of any person other than a Pacific Life Entity (as defined below) would constitute 10% or more of the combined voting power of the issued voting power (calculated after giving effect to any prior reduction in voting power as described below) or (2) the total number of issued Controlled Shares held by the Pacific Life Entities would constitute 25% or more, of the combined voting power of our issued voting shares (calculated, in each case, after giving effect to any prior reduction in voting power as described below), each such issued Controlled Share, regardless of the identity of the registered holder thereof, will confer only a fraction of a vote as determined by the following formula (the "Formula"):

(T – C)/(X x C)

Where:

•	"T" is the aggregate number of votes conferred by all the issued shares immediately prior to the application of the Formula with respect to any particular shareholder, adjusted to take into account any prior reduction taken with respect to any other shareholder pursuant to the "sequencing provision" described below;
•	"C" is the number of issued Controlled Shares attributable to such person; and
•	"X" is
•	9.1 if such person is any person other than Pacific Life Insurance Company, Pacific Mutual Holding Company, Pacific LifeCorp and/or any direct or indirect wholly-owned subsidiary of Pacific Mutual Holding Company (each, a "Pacific Life Entity") or
•	3.016 if the Formula is being applied to determine the reduction in total combined voting rights attributable to the total number of Controlled Shares of the Pacific Life Entities.

"Controlled Shares" are the voting shares owned by any person, whether

•	directly,
•	with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or
•	beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

The Formula will be applied successively as many times as may be necessary to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder (as defined below) at any time and that the total combined voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% at any time (the "sequencing provision"). For the purposes of determining the votes exercisable by shareholders as of any date, the Formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the Formula will be applied first to the votes of shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued voting shares as of such date, as reduced by the application of the Formula to any issued voting shares of any shareholder with a larger number of total Controlled Shares as of such date. The defined term "10% Shareholder" means a person who owns, in the aggregate, (1) directly, indirectly or constructively within the meaning of Section 958 of the Code or (2) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, issued shares carrying 10% or more of the total combined voting rights attaching to the issued shares.

The Board of Directors may require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The Board of Directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

The Board of Directors retains certain discretion to make such final adjustments to the aggregate number of votes attaching to the voting shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person other than a Pacific Life Entity will be a 10% Shareholder at any time, and that the voting rights attached to the Controlled Shares of the Pacific Life Entities shall not exceed 24.9% of the voting rights of the issued shares at any time.

Transfer.    Except as described below with respect to transfers of Ordinary Shares executed on the New York Stock Exchange, the Board of Directors (or its designees) is required to decline to register a transfer of shares if it has reason to believe that the result of such transfer would be to increase the number of total Controlled Shares of any person to 10% or more of a class of our shares. The Pacific Life Entities, however, shall each be permitted to transfer our shares to another Pacific Life Entity, provide that the Controlled Shares of the Pacific Life Entities in the aggregate do not exceed 24.9% of our shares.

The Board of Directors (or its designees) also may, in its absolute discretion, decline to register the transfer of any Ordinary Shares, except for transfers executed on the New York Stock Exchange, if it has reason to believe (1) that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us or any such subsidiary to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of such transfer under the Securities Act or under any United States state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected.

The Board of Directors will not decline to register any transfer of Ordinary Shares executed on the New York Stock Exchange for the reasons described above. If, however, any such transfer results in the transferee (or any group of which such transferee is a member) beneficially owning, directly or indirectly, 10% or more of any class of the our shares or causes the Board of Directors (or its designees) to have reason to believe that such transfer may expose us, any subsidiary or shareholder thereof or any variable life policy-holder or any person purchasing reinsurance from us to adverse tax or regulatory treatment in any jurisdiction, the Articles empower the Board of Directors (or its designees) to deliver a notice to the transferee demanding that such transferee surrender to an agent designated by the Board of Directors (the "Agent") certificates representing the shares and any dividends or distributions that the transferee has received as a result of owning the shares. A transferee who has resold the shares before receiving such notice will be required to transfer to the Agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for the shares, together with any dividends or distributions that the transferee received from us. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the Agent will use its best efforts to sell such shares and any non-cash dividends or distributions in an arm's-length transaction on the New York Stock Exchange. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for the shares, the Agent will pay any remaining proceeds and any cash dividends and distributions to organizations described in Section 501(c)(3) of the Code that the Directors designate. The proceeds of any such sale by the Agent or the surrender of dividends or distributions will not inure to the benefit of us or the Agent, but such amounts may be used to reimburse expenses incurred by the Agent in performing its duties.

Dividends.    Holders of Ordinary Shares are entitled to receive dividends ratably when and as declared by the Board of Directors from funds legally available therefor, subject to prior payment of Preferred Shares, if any.

Liquidation.    In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, after there are paid or set aside for payment to creditors and the holders of any Preferred Shares the full amounts to which they are entitled, the holders of the then outstanding Ordinary Shares will be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such shareholders, any of our remaining assets available for distribution to its shareholders.

Restrictions on Share Issuance.    We are restricted from issuing shares if such issuance would increase the number of total Controlled Shares of any person other than a Pacific Life Entity to 10% or more of a class of our shares or the total Controlled Shares of the Pacific Life Entities to 25% or more on an unadjusted basis.

Share Redemption.    Ordinary Shares may be redeemed or repurchased on terms agreed to between the Board of Directors and the holder of the shares and, subject to Exchange Act and stock exchange regulations, we may, from time to time, purchase or redeem all or part of the Ordinary Shares of any shareholder, whether or not we have made any offer to all or any of the other shareholders. Any redemption or repurchase must be done in a manner that the Board of Directors believes would not cause the total Controlled Shares of any person to equal or exceed 10% of a class of our shares.

Lien on Shares.    We will have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder for all debts, liabilities or engagements to or with us (whether presently payable or not) by such shareholder or such shareholder's estate and that upon notice, we may sell any shares on which we have a lien to the extent any sum in respect of which the lien exists is presently payable. Registration of a transfer of any shares subject to our lien will operate as a waiver of such lien.

Unilateral Repurchase Right.    The Articles provide that if our Board of Directors determines that beneficial ownership of issued shares by any shareholder may result in adverse tax, regulatory or legal consequences to us, any subsidiary or shareholder thereof or any person insured or reinsured or proposing to be insured or reinsured by us or any such subsidiary, the Board of Directors may, in its absolute discretion, redeem or repurchase all or part of the shares held by such shareholder or direct such shareholder to sell and transfer all or part of such shares to one or more designated third parties. The price to be paid for such shares will be the fair market value of such shares as determined in accordance with the Articles.

Preferred Shares

We may offer Preferred Shares, the terms of which will be described in a prospectus supplement. Our Board of Directors may authorize the issuance of up to 50 million shares of Preferred Shares without shareholder approval. On the date of this prospectus, there are no Preferred Shares outstanding. We may also offer depositary shares evidenced by depositary receipts, each representing an interest in a share of the particular series of the Preferred Shares issued and deposited with a Preferred Shares depositary. We describe this program below in the section called "Description of Depositary Shares."

We will fix or designate the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of a series of Preferred Shares through a certificate of designation adopted by our Board of Directors or a duly authorized committee of our Board of Directors. We will describe the terms, if any, on which shares of any series of Preferred Shares are convertible or exchangeable into Ordinary Shares in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of common shares that you receive as a holder of Preferred Shares would be converted or exchanged.

Certain Memorandum of Association and Articles of Association Provisions

We describe certain provisions of our Memorandum of Association and Articles of Association in the following paragraphs.

The Articles contain certain provisions that make more difficult the acquisition of control by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with the Board of Directors. The Board of Directors believes that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the Board of Directors. The Board of Directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. These provisions could, however, have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. In addition, the Articles provide that voting rights with respect to shares directly or indirectly beneficially owned by any person or group of persons, other than the Pacific Life Entities, directly or indirectly beneficially owning 10% or more of the outstanding combined voting power (or 25% in the case of the combined voting power of the Pacific Life Entities) of our issued voting shares will be limited to a voting power of less than 10% (or less than 25% in the case of the Pacific Life Entities), which significantly limits the ability of a prospective acquiror to effect a takeover. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Ordinary Shares.

Classified Board of Directors

The Articles provide for a classified Board of Directors, to which approximately one-third of the Board is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Moreover, our Articles provide that each director may be removed by the shareholders only for cause upon the affirmative vote of the holders of not less than 66 2/3% of the voting rights attached to all issued and outstanding capital shares entitled to vote for the election of that director. In addition, the Board of Directors has sole authority to set the size of the Board of Directors from one to twelve Directors; provided that a decrease in the size of the Board cannot shorten the term of any incumbent Director.

Our classified Board of Directors makes it more difficult for shareholders to change the composition of our Board even if some or a majority of the shareholders believe such a change would be desirable. Moreover, these provisions may deter changes in the composition of the Board of Directors or certain mergers, tender offers or other future takeover attempts which some or a majority of holders of our securities may deem to be in their best interest.

Number of Directors; Removal; Filling Vacancies

The Board of Directors may consist of one to twelve members. Our directors have the exclusive power and right to set the exact number of directors within that range by resolution adopted by the vote of a majority of the directors present at a meeting at which a quorum is present, or by unanimous written consent. The Board of Directors currently consists of nine directors. The Articles provide that the Board of Directors may fill newly created directorships. This provision may prevent you from obtaining majority representation on the Board of Directors by allowing the Board of Directors to enlarge itself and fill the new directorships with its own nominees. A director so elected by the Board of Directors holds office until the next succeeding annual general meeting of shareholders and until his or her successor has been elected and qualified. These provisions preclude you from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with your own nominees.

Special Meetings of Shareholders

Except as otherwise required by law, and subject to the terms of any class or series of shares issued by us having a preference over the Ordinary Shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of shareholders may be called only by a majority of the directors or at the request in writing of shareholders owning at least fifty percent (50%) of the outstanding shares generally entitled to vote, subject to certain limitations.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

If a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must contain the information required by the Articles and must be given and received by our Secretary at our principal executive offices not later than (1) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

In addition, pursuant to a shareholder agreement between us and Pacific Life Insurance Company, we have agreed that for so long as the Pacific Life Entities own at least 15% of our issued and outstanding Ordinary Shares, (1) the Pacific Life Entities will be entitled to nominate for election a number of persons equal to at least 20% of the number of members of our Board of Directors and (2) at least one director nominated by the Pacific Life Entities will serve on the Audit and Finance and Investment Committees of our Board of Directors. For such period that the Pacific Life Entities beneficially own at least 10% of our issued and outstanding Ordinary Shares, they will be entitled to nominate at least one person for election to our Board of Directors.

The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

No Action by Written Consent of the Shareholders

Our shareholders may not take action by written consent in lieu of a meeting.

Limitation on Liability

Our directors' liability is limited to the extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

•	A breach of their duty of loyalty to us or our shareholders;
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Payment of a dividend on shares or a purchase or redemption of our shares in violation of law; or
•	Any transaction from which a director derived an improper personal benefit.

Because of these limitations on liability, our shareholders may not sue one of our directors for money unless the shareholder (through a derivative action) can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter shareholders or management from suing directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us or our shareholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his duty of care.

Indemnification

We will indemnify our directors, officers and employees to the fullest extent permitted by Cayman Islands law. We are generally required to indemnify our directors and officers for all threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative, brought against such person by reason of the fact that such person was a director, officer or employee. An officer or director may not be indemnified for his own dishonesty, willful neglect or default.

DESCRIPTION OF DEPOSITARY SHARES

We provide information to you about our depositary shares in four separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, (3) the deposit agreement, and (4) the depositary receipts. Since the terms of the depositary shares may differ from the general information we have provided, in all cases rely on the information in the depositary receipts over different information in the deposit agreement; rely on the deposit agreement over the prospectus supplement; and rely on the prospectus supplement over this prospectus.

General

We may elect to offer depositary shares representing receipts for fractional interests in debt securities or Preferred Shares. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of Preferred Shares, as the case may be.

We will deposit the debt securities or shares of any series of Preferred Shares represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or Preferred Shares represented by the depositary share, to all the rights and preferences of the debt security or Preferred Shares, as the case may be, represented by the depository share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Dividends and Other Distributions

The depositary will distribute cash dividends and other cash distributions received on the debt securities or Preferred Shares, as the case may be, to you in proportion, if possible, to the number of depositary shares that you own.

If we have a distribution of property rather than cash, the depositary will distribute the property received by it to you in proportion, if possible, to the number of depositary shares that you own. If the depositary determines that it is not feasible to make a distribution of property, it may adopt the method it believes to be fair and practicable for the purpose of carrying out the distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. We must, however, approve this alternative method.

Either the depositary or we will reduce the dividends and other distributions payable to you by any amount we are required to withhold for taxes.

Conversion and Exchange

If the Preferred Shares or debt security underlying your depositary shares is convertible or exchangeable, you will have either the right or obligation to convert or exchange your depositary shares pursuant to the applicable prospectus supplement.

Redemption of Depositary Shares

If the Preferred Shares or debt security underlying your depositary shares is redeemable, the depositary will redeem these depositary shares using the funds it receives from the redemption. The redemption price for each of your depositary shares will equal the applicable fraction of the redemption price per debt security or Preferred Share, as the case may be, payable in relation to the redeemed series of debt securities or Preferred Shares. Whenever we redeem debt securities or Preferred Shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or Preferred Shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date we set for redemption, the depositary shares we call for redemption will no longer be outstanding and all your rights as a holder of the depositary shares will end, except the right to receive money for the redeemed depositary shares. If we deposit funds with the depositary for the redemption of your depositary shares and you do not redeem these shares within two years of the date of our deposit, the funds will be returned to us.

Voting

If we have a meeting at which you are entitled to vote, the depositary will mail you the information about the meeting that you need. Record holders of depositary receipts on the record date (which will be the same date as the record date for our Preferred Shares) will be entitled to instruct the depositary how to exercise the voting rights on the Preferred Shares or debt securities, as the case may be, represented by their depositary shares. The depositary will try, if practicable, to vote in accordance with these instructions, and we will agree to take all reasonable actions that the depositary may request in order to enable it to so vote. The depositary will not vote a holder's Preferred Shares or debt securities, as the case may be, if it does not receive specific written instructions from the holder.

Record Date

Whenever we need to:

•	pay a dividend, make a distribution, or offer any rights, preferences or privileges on Preferred Shares;
•	hold a meeting which preferred shareholders may vote at or require notice of; or
•	convert or call for redemption any of our Preferred Shares,

the depositary will set a record date. If you are a holder of depositary receipts on the record date, you will be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or be entitled to give instructions for the exercise of voting rights at a meeting or to receive notice of meeting or of redemption or conversion of your shares.

Amendment and Termination of the Deposit Agreement

We can amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement with the depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by holders of depositary receipts (other than taxes and other governmental charges, fees and other expenses payable by holders of depositary receipts, which we describe in this prospectus under "Charges of Depositary"), or which otherwise prejudices any of their substantial existing rights, will not take effect on their outstanding depositary receipts until 90 days after we mail notice of such amendment to them.

The depositary will terminate the deposit agreement when we direct them to do so. They will mail you notice of such termination at least 30 days before they terminate the deposit agreement. The depositary may also terminate the deposit agreement 45 days after it has delivered written notice to us of its decision to resign if we have not appointed a successor depositary willing to be our depositary at that time.

If a holder of depositary receipts still has depositary receipts after the date of termination, the depositary will not:

•	Transfer these depositary receipts;
•	Pay dividends to the holder of the depositary receipts; or
•	Give the holder of the depositary receipts any further notices (other than notice of such termination) or perform any further acts under the deposit agreement.

However, if the holder of depositary receipts still has depositary receipts after the date of termination, the depositary will continue to:

•	Collect dividends and any other distributions on the Preferred Shares; and
•	Deliver the Preferred Shares together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for the depositary receipts the holder of the depositary receipts surrenders to it.

If a holder of depositary receipts has not surrendered its depositary receipts within two years from the date of termination, the depositary may sell the Preferred Shares it still has at public or private sales and may keep the net proceeds of the sale, together with any money and other property then held by it, for the benefit of the holder of the depositary receipts.

Charges of Depositary

We will pay the charges of the depositary, including charges in connection with the initial deposit of the Preferred Shares or debt securities, the initial issuance of the depositary receipts, the distribution of information to you about matters on which you are entitled to vote, withdrawals of the Preferred Shares or debt securities by you or redemption or conversion of the Preferred Shares or debt securities. We will not pay for taxes (including transfer taxes, if any) and other governmental charges and charges that the deposit agreement requires you to pay.

Miscellaneous

You may read all the reports and communications from us which are delivered to the depositary as our preferred shareholder or holder of debt securities, as the case may be, at its corporate office and its New York office.

You will not be able to hold either the depositary or us liable if we are prevented or delayed from performing our obligations under the deposit agreement by law or any circumstance beyond our control. The depositary is only obligated to perform its duties under the deposit agreement without negligence or bad faith. We are only obligated to perform our duties under the deposit agreement in good faith. Neither the depositary nor we are obligated to prosecute or defend any legal proceeding for any depositary shares, Preferred Shares or debt securities unless we receive satisfactory indemnity. Together with the depositary, we are entitled to rely on the advice of or information from our legal counsel, accountants or other persons we believed to be competent and on documents believed to be genuine.

The depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

Each of the Scottish Holdings Trusts may issue only one class of trust preferred securities. We will describe these trust preferred securities in a prospectus supplement. The declaration of trust of a Scottish Holdings Trust will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities.

The trust preferred securities will have terms, such as distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions that are discussed in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act or the Delaware Statutory Trust Act.

The prospectus supplement for the trust preferred securities of a Scottish Holdings Trust will include the specific terms of the series of trust preferred securities being issued, including:

•	The distinctive designation of the trust preferred securities;
•	The number of trust preferred securities issued by such Scottish Holdings Trust;
•	The annual distribution rate (or method of determining such rate) for trust preferred securities and the date or dates upon which such distributions will be payable;
•	Whether distributions on trust preferred securities will be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;
•	The amount or amounts which will be paid out of the assets of such Scottish Holdings Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Scottish Holdings Trust;
•	The obligation or right of the Scottish Holdings Trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed pursuant to such obligation;
•	The voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, as a condition to specified action or amendments to the declaration of trust;
•	The terms and conditions, if any, upon which the preferred securities issued by the Scottish Holdings Trust may be converted into our Ordinary Shares, including conversion price per share;
•	The terms and conditions, if any, upon which the subordinated debt securities purchased by such Scottish Holdings Trust may be distributed to holders of trust preferred securities;
•	If applicable, any securities exchange upon which the trust preferred securities will be listed; and
•	Any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of trust of the Scottish Holdings Trust or with applicable law.

We will guarantee distributions on trust preferred securities to the extent set forth below under "Description of the Trust Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to trust preferred securities will be described in a prospectus supplement relating to the trust preferred securities.

In connection with the issuance of preferred securities, each of the Scottish Holdings Trusts will issue one series of common securities. The declaration of trust of each of the Scottish Holdings Trusts authorizes it to issue one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by each of the Scottish Holdings Trusts will be substantially identical to the terms of the trust preferred securities issued by such Scottish Holdings Trust and the common securities will rank equally, and payments will be made thereon on a pro rata basis with the trust preferred securities. If an event of default occurs and is continuing, the rights of the holders of such common securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities issued by each of the Scottish Holdings Trusts will also carry the right to vote and to appoint, remove or replace any of the trustees of such Scottish Holdings Trust. We will own all of the common securities of the Scottish Holdings Trusts.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

We provide information to you about the trust preferred securities guarantees in three separate documents that progressively provide more detail: (1) this prospectus, (2) the prospectus supplement, and (3) the guarantee agreement. Additionally, the Trust Indenture Act incorporates certain terms into the trust preferred securities guarantee. Since the terms of the trust preferred securities guarantee may differ from the general information we have provided, in all cases rely on the information in the trust preferred securities guarantee and Trust Indenture Act over different information in the prospectus supplement; and rely on the prospectus supplement over this prospectus.

Each trust preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, the indenture trustee, for your benefit.

General

We will irrevocably agree to pay in full, on a subordinated basis, to the holder of the trust preferred securities issued by a Scottish Holdings Trust, the guarantee payments described in the next paragraph when due, regardless of any defense, right of set off or counterclaim that such Scottish Holdings Trust may have.

We will make the following payments on the trust preferred securities issued by a Scottish Holdings Trust, to the extent not paid by or on behalf of such Scottish Holdings Trust:

•	Any accrued and unpaid distributions which the Scottish Holdings Trust is required to pay on the trust preferred securities if the Scottish Holdings Trust has sufficient funds to make such payments;
•	The amount payable upon redemption of the trust preferred securities, to the extent of funds held by the Scottish Holdings Trust, for any preferred securities called for redemption by the Scottish Holdings Trust; and
•	Upon the liquidation of a Scottish Holdings Trust, the lesser of:
(a)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent of funds held by such Scottish Holdings Trust, and
(b)	the amount of assets of the Scottish Holdings Trust remaining available for distribution to holders of trust preferred securities after the liquidation (other than in connection with the distribution of subordinated debt securities to the holders of the preferred securities of the Scottish Holdings Trust in exchange for preferred securities as provided in the applicable declaration of trust).

We will make these payments either by directly paying the required amounts to the holders of the trust preferred securities or by causing the trust to make these payments.

Because each of these guarantees is a guarantee of payment and not of collection, you may proceed directly against us as guarantor. You do not have to first proceed against the Scottish Holdings Trust before attempting to collect from us, and we waive any right or remedy to require that any action be brought against a Scottish Holdings Trust or any other person or entity before proceeding against us. Our obligations will not be discharged except by payment of the guarantee payments in full.

If we fail to make interest payments on the subordinated debt securities or pay amounts payable upon the redemption, acceleration or maturity of the subordinated debt securities held by a Scottish Holdings Trust, the Scottish Holdings Trust will have insufficient funds to pay distributions on or to pay amounts payable upon the redemption or repayment of such preferred securities. The guarantees do not cover payment of distributions or the amount payable upon redemption or repayment in respect of preferred securities when a Scottish Holdings Trust does not have sufficient funds to pay these distributions or amounts.

We have through each of the guarantees, and certain back-up obligations, consisting of our obligations to provide certain indemnities in respect of, and pay and be responsible for, certain expenses, costs, liabilities and debts of the trust as set forth in the declaration, indenture and subordinated debentures, taken together, fully and unconditionally guaranteed all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes any such guarantee. It is only the combined operation of these documents that has the effect of providing full and unconditional guarantees of the trust's obligations under the preferred securities.

Certain Covenants of Scottish Annuity & Life Holdings, Ltd.

In each of the guarantees, we agree that so long as any trust preferred securities remain outstanding, if at such time:

•	we have exercised our option to defer interest payments on the subordinated debt securities and such deferral is continuing;
•	we are in default on our payment or other obligations under each of the guarantees; or
•	an event of default under the applicable indenture has occurred,

then we:

•	will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our Preferred Shares (other than share dividends paid by us which consist of the shares of the same class as that on which the dividend is being paid);
•	will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the subordinated debt securities; and
•	will not make any guarantee payments with respect to the foregoing (other than pursuant to the guarantee).

Amendments and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of not less than 66 ?% in aggregate stated liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees and representatives and will benefit the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

The guarantee will terminate as to the trust preferred securities upon full payment of the redemption price of all trust preferred securities, upon distribution of the subordinated debt securities to the holders of the trust preferred securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Status of the Guarantees; Subordination

The guarantees will constitute our unsecured obligation and will rank:

•	Subordinate and junior in right of payment to all our liabilities, except any liabilities that may be made pari passu expressly by their terms;
•	Pari passu with the most senior preferred or preference shares issued by us and with any guarantee entered into by us in respect of any preferred or preference shares or preferred securities of any affiliate of ours; and
•	Senior to our Ordinary Shares.

Upon our bankruptcy, liquidation or winding up, our obligations under each of the guarantees will rank junior to all our other liabilities (except as described above) and, therefore, we may not have enough funds for payments under the guarantees.

The declarations of trust provide that each holder of preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default under the guarantee, undertakes to perform only those duties that are specifically set forth in the guarantee and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

Our guarantees will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of Ordinary Shares or Preferred Shares, or other property, at a future date or dates. The price per share of Preferred Shares or Ordinary Shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula described in the share purchase contracts. We may issue share purchase contracts separately or as a part of units each consisting of a share purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the Preferred Shares or the Ordinary Shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The share purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any share purchase contracts or share purchase units.

PLAN OF DISTRIBUTION

We, along with the Scottish Holdings Trusts, may sell the securities directly or through agents, underwriters or dealers.

Agents appointed by us or a Scottish Holdings Trust may solicit offers to purchase securities. The prospectus supplement will name these agents, who may be underwriters, and discuss any commissions payable to them. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. Together with the Scottish Holdings Trusts, we may also sell securities to an agent as principal. Agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of securities, either a Scottish Holdings Trust or we will enter into an underwriting agreement with such underwriters and the names of the underwriters and the terms of the transaction, including, commissions, discounts and other compensation of the underwriters, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities to the public. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be offered and sold at a fixed price or prices, which may be changed, or at various times at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities. We or a Scottish Holdings Trust may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we or a Scottish Holdings Trust grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities. The underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, either a Scottish Holdings Trust or we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us or a Scottish Holdings Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with either a Scottish Holdings Trust or us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Scottish Holdings Trust or us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If indicated in the prospectus supplement, either a Scottish Holdings Trust or we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Each series of securities will be a new issue and, other than the Ordinary Shares which are quoted on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of Ordinary Shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we nor the applicable Scottish Holdings Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to New York and United States federal law will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, special counsel to us and the Scottish Holdings Trusts. Certain legal matters with respect to Cayman Islands law will be passed upon for us by Maples and Calder, Grand Cayman, Cayman Islands. Certain matters of Delaware law relating to the validity of the preferred securities of the Scottish Holdings Trusts will be passed upon for the Scottish Holdings Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Scottish Holdings Trusts. LeBoeuf, Lamb, Greene & MacRae, L.L.P. will rely as to matters of Cayman Islands on Maples and Calder and to matters of Delaware law on Richards, Layton & Finger, P.A.

INDEPENDENT AUDITORS

The consolidated financial statements of Scottish Annuity & Life Holdings, Ltd. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report.

ENFORCEMENT OF CIVIL LIABILITIES UNDER
UNITED STATES FEDERAL SECURITIES LAWS

We are a Cayman Islands exempted company with our principal executive office in Bermuda. In addition, some of our officers and directors, as well as some of the independent auditors and counsel named in this prospectus, reside outside the United States, and all or much of our assets and their assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against us or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. However, investors may serve us with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. Federal securities laws relating to offers and sales of the securities covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue New York, New York 10011, our United States agent irrevocably appointed for that purpose.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will — based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given — recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (ii) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would (1) enforce judgments of U.S. courts obtained in actions against us or our affiliates, directors, or officers, as well as the experts named in this prospectus, who reside outside the United States predicated upon the civil liability provisions of the US. Federal securities laws or would (2) permit original actions brought in Bermuda against us or our affiliates, directors or officers, as well as the experts named in this prospectus, who reside outside the United States predicated solely upon U.S. Federal securities laws.

There is no treaty in effect between the United States and Bermuda providing for the enforcement of U.S. judgments in Bermuda, and there are grounds upon which Bermuda courts may decline to enforce the judgments of U.S. courts. The question whether a U.S. judgment would be enforceable in Bermuda against us or our affiliates, directors, officers or experts depends upon whether the U.S. court that entered such judgment is recognized by the Bermuda court as having jurisdiction over the judgment debtor, as determined by reference to Bermuda conflict of law rules. In addition, certain remedies available under the laws of United States jurisdictions, including certain remedies available under the U.S. Federal securities laws, may not be allowed or enforceable in Bermuda courts to the extent that they are penal or contrary to Bermuda's public policy.

No original claim may be brought in Bermuda against us, or our affiliates, directors, officers or experts for violation of the U.S. Federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us, or our affiliates, directors, officers or experts if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

5,000,000
HyCUs™*

5.875%
Hybrid Capital Units™*

PROSPECTUS SUPPLEMENT

December 11, 2003

Bear, Stearns & Co. Inc.

UBS Investment Bank

JPMorgan

*	Hybrid Capital Unit and HyCUs are trademarks of The Bear Stearns Companies Inc.